As filed with the Securities and Exchange Commission on October 14, 2008

Registration No.  333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

____________________________

FORM S-1
 REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

CHINA NUTRIFRUIT GROUP LIMITED

(Exact name of registrant as specified in its charter)

Nevada	2033	87-0395695
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Daqing LongHeDa Food Co., Ltd.

No. 2 Wenhua Street

Dongfeng New Village, Daqing, Heilongjiang 163311, China

Telephone: (86) 459-4609488

 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

 ____________________________

Copies to:
Louis A. Bevilacqua, Esq. Thomas M. Shoesmith, Esq. Joseph R. Tiano, Jr., Esq. Thelen LLP 701 8th Street, N.W., Washington, D.C. 20001 +1 202 508 4000

(Names, addresses and telephone numbers of agents for service)

____________________________

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐(Do not check if smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common stock, $0.001 par value per share	5,905,398	$3.2	$18,897,273.6	$743
Common stock, $0.001 par value per share (3)	216,009 (3)	$3.2	$691,228.8	$27
Total	6,121,407	$3.2	$19,588,502.4	$770

(1)

In accordance with Rule 416(a), the Registrant is also registering hereunder an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

(2)

Estimated pursuant to Rule 457(c) of the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee based on the average of the high and low prices reported on the OTC Bulletin Board on October 9, 2008.

(3)

Represents shares of common stock issuable upon exercise of three-year warrants to purchase shares of common stock held by certain selling stockholders named in this registration statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

Subject to completion, dated October 14, 2008

CHINA NUTRIFRUIT GROUP LIMITED

6,121,407 Shares of Common Stock

This prospectus relates to 6,121,407 shares of common stock of China Nutrifruit Group Limited that may be sold from time to time by the selling stockholders named in this prospectus, which includes:

•

5,905,398 shares of common stock; and

•

216,009 shares of common stock issuable upon the exercise of warrants held by some of the selling stockholders.

We will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholders but we will receive funds from the exercise of the warrants held by the selling stockholders if and when those warrants are exercised for cash. We will utilize any proceeds from the exercise of such warrants for general corporate and working capital purposes.

Our common stock is quoted on the OTC Bulletin Board maintained by the Financial Industry Regulatory Authority, or FINRA, under the symbol “CNGL.OB.”  The closing bid price for our common stock on October 9, 2008 was $3.20 per share, as reported on the OTC Bulletin Board.

Any participating broker-dealers and any selling stockholders who are affiliates of broker-dealers may be “underwriters” within the meaning of the Securities Act of 1933, as amended, or the Securities Act, and any commissions or discounts given to any such broker-dealer or affiliate of a broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act.  The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute their common stock.

Investing in our common stock involves a high degree of risk.  See “Risk Factors” beginning on page 7 to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this Prospectus is             , 2008.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1
RISK FACTORS	7
FORWARD-LOOKING STATEMENTS	18
MARKET DATA AND FORECASTS	19
USE OF PROCEEDS	19
PRICE RANGE OF OUR COMMON STOCK	19
DIVIDEND POLICY	20
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	20
CORPORATE STRUCTURE AND HISTORY	29
MANAGEMENT	44
EXECUTIVE COMPENSATION	45
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	46
TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS; DIRECTOR INDEPENDENCE	46
CHANGE IN ACCOUNTANTS	47
SELLING STOCKHOLDERS	48
DESCRIPTION OF CAPITAL STOCK	51
SHARES ELIGIBLE FOR FUTURE SALE	52
PLAN OF DISTRIBUTION	53
LEGAL MATTERS	55
EXPERTS	55
WHERE YOU CAN FIND MORE INFORMATION	55

You should only rely on the information contained in this prospectus.  We have not, and the selling stockholders have not, authorized any other person to provide you with different information.  This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted.  The information in this prospectus is accurate only as of the date on the front cover, but the information may have changed since that date.

i

PROSPECTUS SUMMARY

The items in the following summary are described in more detail later in this prospectus.  This summary provides an overview of selected information and does not contain all of the information you should consider.  Therefore, you should also read the more detailed information set out in this prospectus, including the financial statements, the notes thereto and matters set forth under “Risk Factors.”

Our Business

We are a holding company that operates through our indirectly owned subsidiary to Daqing Longheda Food Company Limited, a leading producer of premium specialty fruit based products in China.  We specialize in developing, processing, marketing and distributing a variety of food products processed primarily from premium specialty fruits grown in Northeast China, including golden berry, crab apple, blueberry and raspberry.  We have been producing our premium specialty fruit based products since 2004 and believe that we are the largest golden berry processor in China.

Our primary product offering includes fruit concentrate, nectar, glazed fruits, beverages as well as fresh fruits.  Our best selling products are derived from golden berries.  We generated approximately 50% of our revenues from golden berry based products in fiscal year 2008.  While golden berry based products will remain our main source of revenue, we plan to further diversify our product mix and increase the processing volume of other fruits types such as crab apple and blueberry.  Our best selling type of product is fruit concentrate. Sales of fruit concentrate contributed approximately 48% to our total revenue in fiscal year 2008.  We plan to continue to focus on fruit concentrate which is our fastest growing product line with greatest market demand.

We sell our products through an extensive nationwide sales and distribution network covering 19 provinces and 39 cities in China.  As of March 31, 2008, this network was comprised of 68 distributors. Our processed fruit products are mainly sold to food producers for further processing into fruit juice and other fruit related foods, and our fresh fruits are mainly sold to fruit supermarkets.  Our customers are based primarily in China and include Beijing Huapeng Food Co. Ltd., Beijing Taihuaxing Food Co. Ltd., Shanxi Desheng Trading Co. Ltd., Haerbin Shengjinlai Economic and Technology Development Co. Ltd. and Tianjin Aokai Chemical Trading Co. Ltd.

Quality and safety are of primary importance to us.  We have established quality control and food safety management systems for all stages of our business, including raw material sourcing, producing, packaging, storage and transportation of our products.  We currently operate from our manufacturing facilities located in Daqing and Mu Dan Jiang, Heilongjiang province, China where abundant supply of a variety of premium specialty fruits is available.  We have four fruit processing lines with an aggregate capacity of 15,960 tons and one beverage production line with a capacity of 10,800 tons.  To meet the fast growing market demand, we plan to add four new fruit processing production lines by July 2010 which will increase our total installed fruit processing capacity to 31,560 tons.

Our sales revenue grew by 49.9% in the fiscal year ended March 31, 2008 to $34.5 million, from $23.0 million in the fiscal year ended March 31, 2007.  Net income grew by 31.6% in the fiscal year ended March 31, 2008 to $10.0 million from $7.6 million in the fiscal year ended March 31, 2007.  Our gross margin for the fiscal year ended March 31, 2008 was 45.1%.

Our Industry

According to a report on China’s fruit processing industry issued by Beijing Business & Intelligence Consulting Co. Ltd., an independent market research firm, or the BBIC report, China’s fruit processing industry has grown significantly in the past several years. The total output of fruit processed products in China grew from $16.8 billion in 2005 to $27.5 billion in 2007, representing a compound annual growth rate, or CAGR, of 27.9%. Sales value of fruit processed products in China grew from $17.0 billion in 2005 to $26.1 billion in 2007, representing a CAGR of 27.7%. BBIC projected that the total sales value and net income of fruit processed products in China will reach $37.2 billion and $2.5 billion in 2010, or a CAGR of 42.5% and 66.7%, respectively, during the four-year period from 2007 to 2010.

With approximately a quarter of the world’s population, China represents a key growth driver for the global fruit food market.  However, according to Euromonitor, the per capita fruit juice consumption in China is currently well below that of major developed countries, indicating that there is a great potential market for the marketing of fruit based products, like our products, in China. We believe the growth of China’s fruit based products has been, and is expected to continue to be, driven by growing acceptance and increasing affordability of fruit based products in China, enhanced health consciousness, and growing global demand. In China, the fast-growing economy, and thus increasing per capita income, enables more consumers to buy more expensive healthy food and drinks, as evidenced by high demand for our products.  Due to increased consumer health consciousness, we believe health-oriented foods and drinks will continue to experience strong growth in China, especially premium specialty fruit based products. We believe that given the projected growth opportunities of China’s fruit processing industry, we are well-positioned to achieve market leadership in China.

Our Competitive Strengths

We believe that our success to date and potential for future growth can be attributed to a combination of our strengths, including the following:

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High-end niche products. We process premium specialty fruits that have high nutrient concentration, potential health benefits and high value. Our products are positioned in the high-end market as premium healthy food and are distinguished from the common fruit based products in the market.

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Leading market position and rapid growth. We believe we are the largest processor of golden berry in China and a leading producer of premium specialty fruit based products. In the past three fiscal years, our revenue has grown at a compound annual growth rate of approximately 77% from $11.0 million in fiscal year 2006 to $34.5 million in fiscal year 2008. Our net income has grown at a compound annual growth rate of approximately 60% from $3.9 million in fiscal year 2006 to $10.0 million in fiscal year 2008.

•

Established raw material procurement network.  Our facilities are strategically located in close proximity to major premium specialty fruit orchards in Northeastern China which allows us to have easy access to the supply of the source fruits, enjoy sourcing stability and maintain a competitive cost structure. We have employed different strategies to secure the supply of source fruits to support our rapid growth. For example, we have entered into cooperative agreements with local government where major premium specialty fruit orchards are based to coordinate with individual farmers to supply us with golden berries.  We have also secured the supply of other source fruits by developing a group of effective and loyal agents who collect source fruits from individual farmers. We believe these supply arrangements provide us with an important competitive advantage in terms of quality, stability and reliability of supply.

•

Emphasis on quality control and food safety.  We emphasis quality and safety and have quality control and food safety management systems for all stages of our business, including raw materials sourcing, production, packaging, storage and transportation of our products.  We apply and adhere to internal quality standards that we believe are stricter than the PRC national standards. Our processing facility possesses ISO9001 and HACCP series qualifications.

•

Extensive nationwide sales and distribution network.  Our extensive sales and distribution network allows us to reach a wide range of customers all over the nation. As of March 31, 2008, we had 68 regional distributors in 19 provinces and 39 cities. Our distributors sell our products through their own network in the region to fruit super markets or fruit based food producers for further processing. We have a stable and effective group of distributors who helped to bring up our sales at a compound growth rate of approximately 77% in the past three years.

•

Experienced management team with a strong track record.  Our management team has extensive operating experience and industry knowledge.  Changjun Yu, our founder and chairman, has over 13 years of experience in the fruit based product industry. Jinglin Shi, our chief executive officer, has over ten years of experience in managerial positions. This extensive local industry experience is combined with international experience.  For example, Colman Cheng, our chief financial officer, has over 14 years of auditing, accounting and financial management experience in international companies. We believe that our management team’s experience and capabilities have contributed greatly to our significant growth in the past three years.

Our Growth Strategy

As a leading premium specialty fruit based product company in China, we believe we are well positioned to capitalize on future industry growth in China. We are dedicated to providing healthy and high nutritional premium specialty fruit based products. We will implement the following strategic plans to take advantage of industry opportunities and our competitive strengths:

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Increase production capacity.  Our existing production lines have been running at close to full capacity while the market demand for our existing products keeps increasing.  We also have abundant supply of source fruits to support the expansion of our business. In 2007, Heilongjiang province’s total estimated output of golden berry, crab apple, blueberry and raspberry was approximately 200,000 tons, 700,000 tons, 200,000 tons and 100,000 tons, respectively. Our current processing capacity only allows us to process a small percentage of the total output.  We plan to add five new production lines to expand our fruit processing capacity from 9,960 tons to 31,560 tons by July 2010.

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Further strengthen our raw materials procurement network.  We believe that a secure supply of principal raw materials is crucial to our future success. Hence, we intend to further strengthen our existing cooperative relationship with the two golden berry farm bases that we procure golden berries from and to develop new relationship with other golden berry farm bases when necessary. We will keep developing new quality agents in orchards of other fresh fruits to secure sufficient supply to support our rapid growth.

•

Further expand our distribution network to increase the prevalence of our products nationwide.  Our current sales depend heavily on our regional distributors and their network. To support our rapid growth in sales, we plan to further expand our distribution network by adding five to ten new distributors annually in the next few years.

•

Continue to diversify our product portfolio to satisfy different customer preferences.  We currently offer fresh golden berries and four series of products processed from four types of source fruits. We constantly evaluate our products and seek to adapt to changing market conditions by updating our products to reflect new trends in consumer preferences.  Our new products under development include glazed blueberry, sea buckthorn concentrate, blackcurrant concentrate and golden berry extracts which are expected to enter the market before September 2009.

Risk Factors

Our ability to successfully operate our business and achieve our goals and strategies is subject to numerous risks as discussed more fully in the section titled “Risk Factors,” including for example:

•

Our ability to acquire raw materials in sufficient quantity and on commercially competitive terms, and at quality levels meeting our stringent standards;

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Our dependence on consumer perception of safety and quality of our products as well as similar products distributed by other companies in our industry;

•

Our ability to expand our operations and production capacities sufficiently to meet our customers’ demands;

•

Our ability to effectively manage rapid growth and accurately project market demand for our products; and

•

Unexpected change in China’s political or economic situation or legal environment.

Any of the above risks could materially and adversely affect our business, financial position and results of operations.  An investment in our common stock involves risks.  You should read and consider the information set forth in “Risk Factors” and all other information set forth in this prospectus before investing in our common stock.

Corporate Information

We were originally incorporated in the state of Utah in 1983, but changed our state of incorporation to Nevada on April 16, 1999.  On August 14, 2008, we acquired Fezdale Investments Limited, a British Virgin Islands, or BVI, corporation, in a reverse acquisition transaction.  We conduct our operations in China through our indirect PRC subsidiary Daqing Longheda Food Company Limited.  We amended our Articles of Incorporation to change our name to China Nutrifruit Group Limited on August 14, 2008 to better reflect our business after the acquisition.  See “Corporate Structure and History – Our Corporate History.”

The following chart reflects our organizational structure as of the date of this prospectus.

The address of our principal executive office in No. 2 Wenhua Street, Dongfeng New Village, Daqing, Heilongjiang, China 163311, and our telephone number is (86) 459-4609488.  Our internet website address is www.longheaded.cn.  Information available on our website is not incorporated by reference in and is not deemed a part of this prospectus.

Use of Terms

Except where the context otherwise requires and for the purposes of this prospectus only:

•

“we,” “us,” “our company,” “our,” and “China Nutrifruit” refer to the combined business of China Nutrifruit Group Limited and its consolidated subsidiaries, but do not include the stockholders of China Nutrifruit Group Limited;

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“Fezdale” refers to Fezdale Investments Limited, our direct, wholly-owned subsidiary, a BVI corporation;

•

“Solar Sun” refers to Solar Sun Holding Limited, our indirect, wholly-owned subsidiary, a Hong Kong corporation;

•

“Longheda” refers to Daqing Longheda Food Company Limited, our indirect, wholly-owned subsidiary, a Chinese corporation;

•

 “China,” “Chinese” and “PRC,” refer to the People’s Republic of China;

•

“Renminbi” and “RMB” refer to the legal currency of China; and

•

 “U.S. dollars,” “dollars” and “$” refer to the legal currency of the United States.

The Offering

Common stock offered by selling stockholders

6,121,407 shares, including 216,009 shares of common stock that are issuable upon the exercise of warrants held by some of the selling stockholders.  This number represents 16.1% of our current outstanding common stock (1)

Common stock outstanding before the offering	36,125,754 shares.

Common stock outstanding after the offering	36,341,763 shares.

Proceeds to us

We will not receive proceeds from the resale of shares by the Selling Stockholders. To the extent that the selling stockholders exercise, for cash, all of the warrants covering the 216,009 shares of common stock registered for resale under this prospectus, we would receive $600,505.02 in aggregate from such exercises. We intend to use such proceeds for general corporate and working capital purposes.

Dividend

We have never paid dividends on our common stock. We currently intend to retain any future earnings to fund the development and growth of our business, and do not anticipate paying any cash dividends in the foreseeable future. See “Dividend Policy.”

Trading Symbol	CNGL.OB

(1) Based on 36,125,754 shares of common stock outstanding as of October 13, 2008.

5

Summary Consolidated Financial Information

The following table summarizes selected historical financial data regarding our business and should be read in conjunction with our consolidated financial statements and related notes contained elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The summary consolidated statement of income for the years ended March 31, 2008 and 2007 and the summary balance sheet data as of March 31, 2008 and 2007 are derived from the audited consolidated financial statements of Longheda included elsewhere in this prospectus. Longheda conducts all our business operations and became our wholly-owned subsidiary on August 14, 2008.  We derived our summary consolidated financial data for the three months ended June 30, 2008 and 2007 from our unaudited consolidated financial statements included elsewhere in this prospectus, which include all adjustments, consisting of normal recurring adjustments, that our management considers necessary for a fair presentation of our financial position and results of operations as of the dates and for the periods presented. The results of operations for past accounting periods are not necessarily indicative of the results to be expected for any future accounting period.

 (All amounts, except earnings per share date, in thousands of U.S. dollars)

	Three Months Ended June 30,		Fiscal Year Ended March 31,
	2008	2007	2008	2007
Summary Consolidated Statement of Operations:
Net sales	$5,164	$3,484	$34,510	$23,022
Cost of products sold	2,476	2,018	18,947	11,610
Gross profit	2,688	1,466	15,563	11,412
Selling, general and administrative expenses	816	501	3,155	2,167
Operating income	1,872	966	12,408	9,245
Interest expenses	49	54	403	471
Other income	--	--	31	122
Income before income taxes	1,823	911	12,036	8,896
Provision for income taxes	701	137	2,035	1,341
Net income	1,122	775	10,001	7,555

Summary balance sheet data:
Cash and cash equivalent	6,012		7,104	4,004
Working capital	8,589		6,986	(1,173)
Total assets	24,046		21,895	18,159
Current liabilities	4,733		4,109	8,445
Total long-term liabilities	-		-	3,230
Total liabilities	4,733		4,109	11,675
Total stockholders’ equity	19,313		17,786	6,485
6

RISK FACTORS

An investment in our common stock involves a high degree of risk.  You should carefully consider the risks described below, together with all of the other information included in this prospectus, before making an investment decision.  If any of the following risks actually occurs, our business, financial condition or results of operations could suffer.  In that case, the trading price of our common stock could decline, and you may lose all or part of your investment. You should read the section entitled “Special Notes Regarding Forward-Looking Statements” immediately following these risk factors for a discussion of what types of statements are forward-looking statements, as well as the significance of such statements in the context of this prospectus.

RISKS RELATED TO OUR BUSINESS

Any ill effects, product liability claims, recalls, adverse publicity or negative public perception regarding particular fruits we use as raw materials, our products or our industry in general could harm our sales and cause consumers to avoid our products.

The food industry is subject to risks posed by food spoilage and contamination, product tampering, product recall, and consumer product liability claims. Our operations could be impacted by both genuine and fictitious claims regarding our and our competitors’ products. In the event of product contamination or tampering, we may need to recall some of our products. A widespread product recall could result in significant loss due to the cost of conducting a product recall including destruction of inventory and the loss of sales resulting from the unavailability of the product for a period of time.

In addition, any adverse publicity or negative public perception regarding particular fruits we use as raw materials, our products, our actions relating to our products, or our industry in general could result in a substantial drop in demand for our products. This negative public perception may include publicity regarding the safety or quality of particular fruits we use as raw materials or products in general, of other companies or of our products specifically. Negative public perception may also arise from regulatory investigations or product liability claims, regardless of whether those investigations involve us or whether any product liability claim is successful against us. We could also suffer losses from a significant product liability judgment against us. Either a significant product recall or a product liability judgment, involving either our company or our competitors, could also result in a loss of consumer confidence in our products or the food category, and an actual or perceived loss of value of our brands, materially impacting consumer demand.

Our business and financial results depend on maintaining a consistent and cost-effective supply of source fruits. Any interruption in our supply of source fruits could materially and adversely affect our results of operations, financial condition and business prospects.

The availability, size, quality and cost of source fruits for the production of our products are subject to risks inherent to farming, such as crop size, quality, and yield fluctuation caused by poor weather and growing conditions, pest and disease problems, and other factors beyond our control.  Because cost for source fruits currently represents approximately 73% of our total cost of revenue in fiscal year 2008, we are particularly vulnerable to crop diseases or other events that could cause significant fluctuations in the availability and cost of the source fruits we use as raw materials.  The prices of our fresh source fruits and other raw materials are generally determined by the market, and may change at any time. Increases in prices for any of these raw materials could have a material adverse impact on our ability to achieve profitability.

Currently, we source our fresh golden berry primarily from two fruit farm bases pursuant to cooperation agreements with local governments and other source fruits from agents who collect fruits from individual farmers.  While we believe that we have adequate sources of raw materials and that we in general maintain good supplier relationships, if we are unable to continue to find adequate suppliers for our raw materials on economic terms acceptable to us, it will adversely affect our results of operations, financial condition and business prospects.

Product liability claims against us could result in adverse publicity and potentially significant monetary damages.

As with other food producers, we are also exposed to risks associated with product liability claims if the consumption of our products results in injury or death. We cannot predict what impact such product liability claims or resulting negative publicity would have on our business or on our brand image. The successful assertion of product liability claims against us could result in potentially significant monetary damages, diversion of management resources and require us to make significant payments and incur substantial legal expenses. We do not have product liability insurance and have not made provisions for potential product liability claims.  Therefore, we may not have adequate resources to satisfy a judgment if a successful claim is brought against us. Even if a product liability claim is not successfully pursued to judgment by a claimant, we may still incur substantial legal expenses defending against such a claim. Finally, serious product quality concerns could result in governmental action against us, which, among other things, could result in the suspension of production or distribution of our products, loss of certain licenses, or other governmental penalties.

We compete in an industry that is brand-conscious, and unless we are able to establish and maintain brand name recognition our sales may be negatively impacted.

Our business is substantially dependent upon awareness and market acceptance of our products and brand by our targeted consumers. In addition, our business depends on acceptance by our independent distributors and consumers of our brand. Although we believe that we have made progress towards establishing market recognition for our brand “农珍之冠” in the Chinese fruit products industry, it is too early in the product life cycle of the brand to determine whether our products and brand will achieve and maintain satisfactory levels of acceptance by independent distributors and retail consumers.

We compete in an industry characterized by rapid changes in consumer preferences, so our inability to continue developing new products to satisfy our consumers’ changing preferences would have a material adverse effect on our sales volumes.

Our products are processed from premium specialty fruits and sell at a high price. A decline in the consumption of our products could occur as a result of a change in consumer preferences, perceptions and spending habits at any time. Future success will depend partly on our ability to anticipate or adapt to such changes and to offer, on a timely basis, new products that meet consumer preferences. Our failure to adapt our product offering to respond to such changes may result in reduced demand and lower prices for our products, resulting in a material adverse effect on our sales volumes, sales and profits.

Our current market distribution and penetration is limited as compared with the potential market and so our initial views as to customer acceptance of a particular product can be erroneous, and there can be no assurance that true market acceptance will ultimately be achieved. In addition, customer preferences are also affected by factors other than taste. If we do not adjust to respond to these and other changes in customer preferences, our sales may be adversely affected.

We rely primarily on third-party distributors, this could affect our ability to efficiently and profitably distribute and market our products, maintain our existing markets and expand our business into other geographic markets.

We do not sell our products directly to our end customers. Instead, we primarily rely on third-party distributors for the sale and distribution of our products. We sell our products through an extensive nationwide sales and distribution network covering 19 provinces and 39 cities in China. As of March 31, 2008, this network comprised 68 distributors. We typically do not enter into long-term agreements with distributors and have no control over their everyday business activities. To the extent that our distributors are distracted from selling our products or do not expend sufficient efforts in managing and selling our products, our sales will be adversely affected. Our ability to maintain our distribution network and attract additional distributors will depend on a number of factors, many of which are outside our control. Some of these factors include: (i) the level of demand for our brand and products in a particular distribution area; (ii) our ability to price our products at levels competitive with those offered by competing products and (iii) our ability to deliver products in the quantity and at the time ordered by distributors.

There can be no assurance that we will be able to meet all or any of these factors in any of our current or prospective geographic areas of distribution. Furthermore, shortage of adequate working capital may make it impossible for us to do so. Our inability to achieve any of these factors in a geographic distribution area will have a material adverse effect on our relationships with our distributors in that particular geographic area, thus limiting our ability to maintain and expand our market, which will likely adversely effect our revenues and financial results.

We generally do not have long-term agreements with our distributors, and we may need to spend significant time and  incur significant expense in attracting and maintaining key distributors.

Our marketing and sales strategy presently, and in the future, will rely on the performance of our independent distributors and our ability to attract additional distributors. We generally have one-year written agreements with our distributors which are renewable at the beginning of every year.  In addition, despite the terms of the written agreements with certain of our significant distributors, we have no assurance as to the level of performance under those agreements, or that those agreements will not be terminated. There is also no assurance that we will be able to maintain our current distribution relationships or establish and maintain successful relationships with distributors in new geographic distribution areas. Moreover, there is the additional possibility that we will have to incur significant expenses to attract and maintain key distributors in one or more of our geographic distribution areas in order to profitably exploit our geographic markets. We may not have sufficient working capital to allow us to do so.

Failure to execute our business expansion plan could adversely affect our financial condition and results of operations.

We plan to add four new fruit processing lines by 2010 to meet an expected increase in demand for our products. Our decision to increase our production capacity was based in part on our projections of increases in our sales volume and growth in the size of the premium specialty fruit based product market in China. If actual customer demand does not meet our projections, we will likely suffer overcapacity problems and may have to leave capacity idle, which may reduce our overall profitability and adversely affect our financial condition and results of operations. Our future success depends on our ability to expand our business to address growth in demand for our current and future products. Our ability to add production capacity and increase output is subject to significant risks and uncertainties, including:

•

the unavailability of additional funding to expand our production capacity, purchase additional fixed assets and purchase raw materials on favorable terms or at all;

•

delays and cost overruns as a result of a number of factors, many of which may be beyond our control, such as problems with equipment vendors and suppliers of raw materials;

•

failure to maintain high quality control standards;

•

shortage of source fruits;

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our inability to obtain, or delays in obtaining, required approvals by relevant government authorities;

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diversion of significant management attention and other resources; and

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failure to execute our expansion plan effectively.

As our business grows, we will need to implement a variety of new and upgraded operational and financial systems, procedures and controls, including improvements to our accounting and other internal management systems by dedicating additional resources to our reporting and accounting functions, and improvements to our record keeping and contract tracking system. We will need to respond to competitive market conditions and continue to enhance existing products and develop new products, and retain existing customers and attract new customers. We will also need to recruit more personnel and train and manage our growing employee base.  Furthermore, we will need to maintain and expand our relationships with our current and future customers, suppliers, distributors and other third parties, and there is no guarantee that we will succeed.

If we encounter any of the risks described above, or are otherwise unable to establish or successfully operate additional production capacity or to increase production output, we may be unable to grow our business and revenues, reduce our operating costs, maintain our competitiveness or improve our profitability, and our business, financial condition, results of operations and prospects may be adversely affected.

Because we experience seasonal fluctuations in our sales, our quarterly results will fluctuate and our annual performance will depend largely on results from two quarters.

Our business is highly seasonal, reflecting the harvest season of our primary source fruits during the months from mid July to mid November. Typically, a substantial portion of our revenues are earned during our second and third fiscal quarters. We generally experience lowest revenues during our first fiscal quarter. Sales in the second and third fiscal quarters accounted for approximately 69.3% of our revenues for fiscal year ended March 31, 2008. If sales in these quarters are lower than expected, our operating results would be adversely affected, and it would have a disproportionately large impact on our annual operating results.

Due to our rapid growth in recent years, our past results may not be indicative of our future performance and evaluating our business and prospects may be difficult.

Our business has grown and evolved rapidly in recent years as demonstrated by our growth in net sales for the fiscal year ended March 31, 2008 to $34.5 million, from $23.0 million for the prior fiscal year. We may not be able to achieve similar growth in future periods, and our historical operating results may not provide a meaningful basis for evaluating our business, financial performance and prospects.  Moreover, our ability to achieve satisfactory production results at higher volumes is unproven. Therefore, you should not rely on our past results or our historical rate of growth as an indication of our future performance.

We depend heavily on key personnel, and turnover of key employees and senior management could harm our business.

Our future business and results of operations depend in significant part upon the continued contributions of our key technical and senior management personnel, including Changjun Yu, our Chairman, Jinglin Shi, our Chief Executive Officer, Colman Cheng, our Chief Financial Officer, and Manjiang Yu, our Vice President of Sales.  None of these key management members currently owns any shares of common stock or any other equity interest in the Company. Although they have signed employment agreements with our subsidiary Fezdale which include a non-competition provision which prohibits them from engaging in the food processing industry during the term of the agreement and for two years after the termination of employment, such employment agreements can be terminated at will.  If we lose any of these key employees and are unable to find a qualified replacement in a timely manner, our business will be negative impacted.  In addition, if a key employee fails to perform in his or her current position, or if we are not able to attract and retain skilled employees as needed, our business could suffer.  Significant turnover in our senior management could significantly deplete the institutional knowledge held by our existing senior management team.  We depend on the skills and abilities of these key employees in managing the reclamation, technical, and marketing aspects of our business, any part of which could be harmed by turnover in the future.

The concentration of ownership of our securities by our controlling stockholder who does not participate in the management of our business can result in stockholder votes that are not in our best interests or the best interests of our minority stockholders.

Mr. Yiu Fai Kung and Mr. Kwan Mo Ng, own approximately 86.59% of our outstanding voting securities, giving them controlling interest in the Company.  However, neither Mr. Kung nor Mr. Ng is an executive officer or director of the Company and is not a participant in any way in the day to day affairs of the Company.  Mr. Kung and Mr. Ng may have little or no knowledge of the details of the Company’s operations and do not participate in the corporate governance of the Company.  In addition, this concentration of ownership may also have the effect of discouraging, delaying or preventing a future change of control, which could deprive our stockholders of an opportunity to receive a premium for their shares as part of a sale of our company and might reduce the price of our shares.

We do not have any independent directors and may be unable to appoint any qualified independent directors.

We currently do not have any independent directors. We plan to appoint a number of independent directors which will constitute a majority of our board of directors before our common stock is listed on a national securities exchange or NASDAQ, but we may not be able to identify independent directors qualified to be on our board.

Our inability to protect our trademarks, patent and trade secrets may prevent us from successfully marketing our products and competing effectively.

Failure to protect our intellectual property could harm our brands and our reputation, and adversely affect our ability to compete effectively. Further, enforcing or defending our intellectual property rights, including our trademarks, patents, copyrights and trade secrets, could result in the expenditure of significant financial and managerial resources. We produce, market and sell our products under “农珍之冠.” We regard our intellectual property, particularly our trademarks and trade secrets to be of considerable value and importance to our business and our success. We rely on a combination of trademark, patent, and trade secrecy laws, and contractual provisions to protect our intellectual property rights. There can be no assurance that the steps taken by us to protect these proprietary rights will be adequate or that third parties will not infringe or misappropriate our trademarks, trade secrets (including our flavor concentrate trade secrets) or similar proprietary rights. In addition, there can be no assurance that other parties will not assert infringement claims against us, and we may have to pursue litigation against other parties to assert our rights. Any such claim or litigation could be costly and we may lack the resources required to defend against such claims. In addition, any event that would jeopardize our proprietary rights or any claims of infringement by third parties could have a material adverse affect on our ability to market or sell our brands, and profitably exploit our products.

We may be exposed to potential risks relating to our internal controls over financial reporting and our ability to have those controls attested to by our independent auditors.

As directed by Section 404 of the Sarbanes-Oxley Act of 2002 or SOX 404, the SEC adopted rules requiring public companies to include a report of management on the company’s internal controls over financial reporting in their annual reports, including Form 10-K.  In addition, the independent registered public accounting firm auditing a company’s financial statements must also attest to the operating effectiveness of the company’s internal controls.  Since we just completed the acquisition of Fezdale on August 14, 2008, we have not evaluated Fezdale and its consolidated subsidiary’ internal control systems in order to allow our management to report on, and our independent auditors to attest to, our internal controls on a consolidated basis as required by these requirements of SOX 404.  Under current law, we were subject to these requirements beginning with our annual report for the fiscal year ending March 31, 2008, although the auditor attestation is not required until our annual report for the fiscal year ending March 31, 2011 assuming our filing status remains as a smaller reporting company.  We can provide no assurance that we will comply with all of the requirements imposed thereby.  There can be no positive assurance that we will receive a positive attestation from our independent auditors.  In the event we identify significant deficiencies or material weaknesses in our internal controls that we cannot remediate in a timely manner or we are unable to receive a positive attestation from our independent auditors with respect to our internal controls, investors and others may lose confidence in the reliability of our financial statements.

We have limited insurance coverage and do not carry any business interruption insurance, third-party liability insurance for our production facilities or insurance that covers the risk of loss of our products in shipment.

Operation of our facilities involves many risks, including equipment failures, natural disasters, industrial accidents, power outages, labor disturbances and other business interruptions. Furthermore, if any of our products are faulty, then we may become subject to product liability claims or we may have to engage in a product recall. We do not carry any business interruption insurance, product recall or third-party liability insurance for our production facilities or with respect to our products to cover claims pertaining to personal injury or property or environmental damage arising from defects in our products, product recalls, accidents on our property or damage relating to our operations. Therefore, our existing insurance coverage may not be sufficient to cover all risks associated with our business. As a result, we may be required to pay for financial and other losses, damages and liabilities, including those caused by natural disasters and other events beyond our control, out of our own funds, which could have a material adverse effect on our business, financial condition and results of operations.

We may be exposed to liabilities under the Foreign Corrupt Practices Act, and any determination that we violated the Foreign Corrupt Practices Act could have a material adverse effect on our business.

We are subject to the Foreign Corrupt Practice Act, or the “FCPA”, and other laws that prohibit improper payments or offers of payments to foreign governments and their officials and political parties by U.S. persons and issuers as defined by the statute for the purpose of obtaining or retaining business. We have operations, agreements with third parties and make sales in China, which may experience corruption. Our activities in China create the risk of unauthorized payments or offers of payments by one of the employees, consultants, sales agents or distributors of our company, because these parties are not always subject to our control. It is our policy to implement safeguards to discourage these practices by our employees. Also, our existing safeguards and any future improvements may prove to be less than effective, and the employees, consultants, sales agents or distributors of our Company may engage in conduct for which we might be held responsible. Violations of the FCPA may result in severe criminal or civil sanctions, and we may be subject to other liabilities, which could negatively affect our business, operating results and financial condition. In addition, the government may seek to hold our Company liable for successor liability FCPA violations committed by companies in which we invest or that we acquire.

RISKS RELATED TO DOING BUSINESS IN CHINA

Adverse changes in political and economic policies of the PRC government could impede the overall economic growth of China, which could reduce the demand for our products and damage our business.

We conduct substantially all of our operations and generate most of our revenue in China.   Accordingly, our business, financial condition, results of operations and prospects are affected significantly by economic, political and legal developments in China.  The PRC economy differs from the economies of most developed countries in many respects, including:

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a higher level of government involvement;

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a early stage of development of the market-oriented sector of the economy;

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a rapid growth rate;

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a higher level of control over foreign exchange; and

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the allocation of resources.

As the PRC economy has been transitioning from a planned economy to a more market-oriented economy, the PRC government has implemented various measures to encourage economic growth and guide the allocation of resources. While these measures may benefit the overall PRC economy, they may also have a negative effect on us.

Although the PRC government has in recent years implemented measures emphasizing the utilization of market forces for economic reform, the PRC government continues to exercise significant control over economic growth in China through the allocation of resources, controlling the payment of foreign currency-denominated obligations, setting monetary policy and imposing policies that impact particular industries or companies in different ways.

Any adverse change in economic conditions or government policies in China could have a material adverse effect on the overall economic growth in China, which in turn could lead to a reduction in demand for our services and consequently have a material adverse effect on our business and prospects.

PRC food hygiene and safety laws may become more onerous, which may adversely affect our operations and financial performance and lead to an increase in our costs which we may be unable to pass on to our customers.

Operators within the PRC fruit processing industry are subject to compliance with PRC food hygiene and safety laws and regulations. Such laws and regulations require all enterprises engaged in the production of fruit based products to obtain a hygiene license. They also set out hygiene standards with respect to food and food additives, packaging and containers, labeling on packaging as well as hygiene requirements for food production and sites, facilities and equipment used for the transportation and the sale of food. Failure to comply with PRC food hygiene and safety laws may result in fines, suspension of operations, loss of hygiene license and, in certain cases, criminal proceedings against an enterprise and its management. Although we are in compliance with current PRC food hygiene and safety laws and regulations, in the event that such laws and regulations become more stringent or widen in scope, we may fail to comply with such laws, or if we comply, our production and distribution costs may increase, and we may be unable to pass these additional costs on to our customers.

Uncertainties with respect to the PRC legal system could limit the legal protections available to you and us.

We conduct substantially all of our business through our operating subsidiary in the PRC. Our operating subsidiary is generally subject to laws and regulations applicable to foreign investments in China and, in particular, laws applicable to foreign-invested enterprises. The PRC legal system is based on written statutes, and prior court decisions may be cited for reference but have limited precedential value. Since 1979, a series of new PRC laws and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China. However, since the PRC legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involve uncertainties, which may limit legal protections available to you and us. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention.  In addition, all of our executive officers and all of our directors are residents of China and not of the United States, and substantially all the assets of these persons are located outside the United States.  As a result, it could be difficult for investors to affect service of process in the United States or to enforce a judgment obtained in the United States against our Chinese operations and subsidiary.

If we are found to have failed to comply with applicable laws, we may incur additional expenditures or be subject to significant fines and penalties.

Our operations are subject to PRC laws and regulations applicable to us. However, many PRC laws and regulations are uncertain in their scope, and the implementation of such laws and regulations in different localities could have significant differences. In certain instances, local implementation rules and/or the actual implementation are not necessarily consistent with the regulations at the national level. Although we strive to comply with all the applicable PRC laws and regulations, we cannot assure you that the relevant PRC government authorities will not later determine that we have not been in compliance with certain laws or regulations.

In addition, our facilities and products are subject to many laws and regulations administered by the PRC State Administration for Industry and Commerce, the PRC State Administration of Taxation, the PRC Ministry of Health and Hygiene Permitting Office, the PRC General Administration of Quality Supervision, Inspection and Quarantine, and the PRC State Food and Drug Administration Bureau relating to the processing, packaging, storage, distribution, advertising, labeling, quality, and safety of food products. Our failure to comply with these and other applicable laws and regulations in China could subject us to administrative penalties and injunctive relief, as well as civil remedies, including fines, injunctions and recalls of our products. It is possible that changes to such laws or more rigorous enforcement of such laws or with respect to our current or past practices could have a material adverse effect on our business, operating results and financial condition. Further, additional environmental, health or safety issues relating to matters that are not currently known to management may result in unanticipated liabilities and expenditures.

The PRC government exerts substantial influence over the manner in which we must conduct our business activities.

The PRC government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership.  Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, import and export tariffs, environmental regulations, land use rights, property and other matters.  We believe that our operations in China are in material compliance with all applicable legal and regulatory requirements.  However, the central or local governments of the jurisdictions in which we operate may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations.

Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof and could require us to divest ourselves of any interest we then hold in Chinese properties or joint ventures.

Restrictions on currency exchange may limit our ability to receive and use our sales revenue effectively.

All our sales revenue and expenses are denominated in RMB. Under PRC law, the RMB is currently convertible under the “current account,” which includes dividends and trade and service-related foreign exchange transactions, but not under the “capital account,” which includes foreign direct investment and loans. Currently, our PRC operating subsidiary may purchase foreign currencies for settlement of current account transactions, including payments of dividends to us, without the approval of the State Administration of Foreign Exchange, or SAFE, by complying with certain procedural requirements. However, the relevant PRC government authorities may limit or eliminate our ability to purchase foreign currencies in the future. Since a significant amount of our future revenue will be denominated in RMB, any existing and future restrictions on currency exchange may limit our ability to utilize revenue generated in RMB to fund our business activities outside China that are denominated in foreign currencies.

Foreign exchange transactions by our PRC operating subsidiary under the capital account continue to be subject to significant foreign exchange controls and require the approval of or need to register with PRC government authorities, including SAFE.  In particular, if our PRC operating subsidiary borrows foreign currency through loans from us or other foreign lenders, these loans must be registered with SAFE, and if we finance the subsidiary by means of additional capital contributions, these capital contributions must be approved by certain government authorities, including the Ministry of Commerce, or MOFCOM, or their respective local counterparts. These limitations could affect their ability to obtain foreign exchange through debt or equity financing.

Fluctuations in exchange rates could adversely affect our business and the value of our securities.

The value of our common stock will be indirectly affected by the foreign exchange rate between U.S. dollars and RMB and between those currencies and other currencies in which our sales may be denominated. Because substantially all of our earnings and cash assets are denominated in RMB and the net proceeds from the PIPE transaction will be denominated in U.S. dollars, fluctuations in the exchange rate between the U.S. dollar and the RMB will affect the relative purchasing power of these proceeds, our balance sheet and our earnings per share in U.S. dollars following the PIPE transaction. In addition, appreciation or depreciation in the value of the RMB relative to the U.S. dollar would affect our financial results reported in U.S. dollar terms without giving effect to any underlying change in our business or results of operations. Fluctuations in the exchange rate will also affect the relative value of any dividend we issue after the PIPE transaction that will be exchanged into U.S. dollars as well as earnings from, and the value of, any U.S. dollar-denominated investments we make in the future.

Since July 2005, the RMB has no longer been pegged to the U.S. dollar. Although the People’s Bank of China regularly intervenes in the foreign exchange market to prevent significant short-term fluctuations in the exchange rate, the RMB may appreciate or depreciate significantly in value against the U.S. dollar in the medium to long term. Moreover, it is possible that in the future PRC authorities may lift restrictions on fluctuations in the RMB exchange rate and lessen intervention in the foreign exchange market.

Very limited hedging transactions are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions. While we may enter into hedging transactions in the future, the availability and effectiveness of these transactions may be limited, and we may not be able to successfully hedge our exposure at all. In addition, our foreign currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert RMB into foreign currencies.

Currently, some of our raw materials and major equipment are imported.  In the event that the U.S. dollars appreciate against RMB, our costs will increase.  If we cannot pass the resulting cost increases on to our customers, our profitability and operating results will suffer.  In addition, if our sales to international customers grow, we will be increasingly subject to the risk of foreign currency depreciation.

Restrictions under PRC law on our PRC subsidiary’s ability to make dividends and other distributions could materially and adversely affect our ability to grow, make investments or acquisitions that could benefit our business, pay dividends to you, and otherwise fund and conduct our businesses.

Substantially all of our revenues are earned by our PRC subsidiary. However, PRC regulations restrict the ability of our PRC subsidiary to make dividends and other payments to its offshore parent company.  PRC legal restrictions permit payments of dividend by our PRC subsidiary only out of its accumulated after-tax profits, if any, determined in accordance with PRC accounting standards and regulations.  Our PRC subsidiary is also required under PRC laws and regulations to allocate at least 10% of our annual after-tax profits determined in accordance with PRC GAAP to a statutory general reserve fund until the amounts in said fund reaches 50% of our registered capital. Allocations to these statutory reserve funds can only be used for specific purposes and are not transferable to us in the form of loans, advances or cash dividends. Any limitations on the ability of our PRC subsidiary to transfer funds to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends and otherwise fund and conduct our business.

Under the New EIT Law, we may be classified as a “resident enterprise” of China. Such classification will likely result in unfavorable tax consequences to us and our non-PRC stockholders.

China passed a new Enterprise Income Tax Law, or the New EIT Law, and its implementing rules, both of which became effective on January 1, 2008. Under the New EIT Law, an enterprise established outside of China with “de facto management bodies” within China is considered a “resident enterprise,” meaning that it can be treated in a manner similar to a Chinese enterprise for enterprise income tax purposes. The implementing rules of the New EIT Law define de facto management as “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise. Because the New EIT Law and its implementing rules are new, no official interpretation or application of this new “resident enterprise” classification is available. Therefore, it is unclear how tax authorities will determine tax residency based on the facts of each case.

If the PRC tax authorities determine that China Nutrifruit is a “resident enterprise” for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. First, we may be subject to the enterprise income tax at a rate of 25% on our worldwide taxable income as well as PRC enterprise income tax reporting obligations. In our case, this would mean that income such as interest on proceeds from the PIPE transaction and non-China source income would be subject to PRC enterprise income tax at a rate of 25%. Second, although under the New EIT Law and its implementing rules dividends paid to us from our PRC subsidiary would qualify as “tax-exempt income,” we cannot guarantee that such dividends will not be subject to a 10% withholding tax, as the PRC foreign exchange control authorities, which enforce the withholding tax, have not yet issued guidance with respect to the processing of outbound remittances to entities that are treated as resident enterprises for PRC enterprise income tax purposes. Finally, it is possible that future guidance issued with respect to the new “resident enterprise” classification could result in a situation in which a 10% withholding tax is imposed on dividends we pay to our non-PRC stockholders and with respect to gains derived by our non-PRC stockholders from transferring our shares. We are actively monitoring the possibility of “resident enterprise” treatment for the 2008 tax year and are evaluating appropriate organizational changes to avoid this treatment, to the extent possible.

If we were treated as a “resident enterprise” by PRC tax authorities, we would be subject to taxation in both the U.S. and China, and our PRC tax may not be creditable against our U.S. tax.

If the China Securities Regulatory Commission, or CSRC, or another PRC regulatory agency determines that CSRC approval is required in connection with the reverse acquisition of Fezdale or challenges the delayed payment of acquisition consideration by Solar Sun, the reverse acquisition may be unwound, or we may become subject to penalties.

On August 8, 2006, six PRC regulatory agencies, including the CSRC, promulgated the Provisions Regarding Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the “M&A Rule”, which became effective on September 8, 2006.  The M&A Rule, among other things, requires that an offshore company controlled by PRC companies or individuals that have acquired a PRC domestic company for the purpose of listing the PRC domestic company’s equity interest on an overseas stock exchange must obtain the approval of the CSRC prior to the listing and trading of such offshore company’s securities on an overseas stock exchange.  In addition, when an offshore company acquires a PRC domestic company, the offshore company is generally required to pay the acquisition consideration within three months after the issuance of the foreign-invested company license unless certain ratification from the relevant PRC regulatory agency is obtained.  On September 21, 2006, the CSRC, pursuant to the M&A Rule, published on its official web site procedures specifying documents and materials required to be submitted to it by offshore companies seeking CSRC approval of their overseas listings.

In the opinion of our PRC counsel, Grandall Legal Group, the M&A Rule concerning the CSRC approval for acquisition of a PRC domestic company by an offshore company controlled by PRC companies or individuals does not apply to our reverse acquisition of Fezdale because none of China Nutrifruit, Fezdale and Solar Sun is a “Special Purpose Vehicle” or an “offshore company controlled by PRC companies or individuals” as defined in the M&A Rule.  Our PRC counsel, Grandall Legal Group, is also in the opinion that, even though Solar Sun did not pay the consideration for acquiring 75% interest in Longheda within three months after the issuance of the foreign-invested company license, since the relevant provincial agency has issued document indicating the authority’s awareness of such delayed payment and Solar Sun has obtained the approval from local foreign exchange administrative department for the remittance of such payment into the PRC and made such payment, based on its experience, in practice, the chance that such delayed payment being challenged by PRC regulatory agencies is minimal.   If the CSRC or another PRC governmental agency subsequently determines that we must obtain CSRC approval prior to the completion of the reverse acquisition or challenges the delayed payment by Solar Sun, the reverse acquisition may be unwound and we may face regulatory actions or other sanctions from the CSRC or other PRC regulatory agencies. These regulatory agencies may impose fines and penalties on our operations in China and limit our operating privileges in China, or take other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our shares.

The M&A Rule establishes more complex procedures for some acquisitions of Chinese companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China.

The M&A Rule establishes additional procedures and requirements that could make some acquisitions of Chinese companies by foreign investors more time-consuming and complex, including requirements in some instances that the PRC Ministry of Commerce be notified in advance of any change-of-control transaction and in some situations, require approval of the PRC Ministry of Commerce when a foreign investor takes control of a Chinese domestic enterprise. In the future, we may grow our business in part by acquiring complementary businesses, although we do not have any plans to do so at this time. The M&A Rule also requires PRC Ministry of Commerce anti-trust review of any change-of-control transactions involving certain types of foreign acquirers. Complying with the requirements of the M&A Rule to complete such transactions could be time-consuming, and any required approval processes, including obtaining approval from the PRC Ministry of Commerce, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

You may have difficulty enforcing judgments against us.

We are a Nevada holding company and most of our assets are located outside of the United States. All of our current operations are conducted in the PRC. In addition, all of our directors and officers are nationals and residents of countries other than the United States. A substantial portion of the assets of these persons is located outside the United States. As a result, it may be difficult for you to effect service of process within the United States upon these persons. It may also be difficult for you to enforce in U.S. courts judgments on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors, most of whom are not residents in the United States and the substantial majority of whose assets are located outside of the United States. In addition, there is uncertainty as to whether the courts of the PRC would recognize or enforce judgments of U.S. courts. Grandall Legal Group, our counsel as to PRC law, has advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. Courts in China may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other arrangements that provide for the reciprocal recognition and enforcement of foreign judgments with the United States. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates basic principles of PRC law or national sovereignty, security or the public interest. So it is uncertain whether a PRC court would enforce a judgment rendered by a court in the United States.

RISKS RELATED TO THE MARKET FOR OUR STOCK GENERALLY

The market price of our common stock is volatile, leading to the possibility of its value being depressed at a time when you may want to sell your holdings.

The market price of our common stock is volatile, and this volatility may continue.  Numerous factors, many of which are beyond our control, may cause the market price of our common stock to fluctuate significantly.  In addition to market and industry factors, the price and trading volume for our common stock may be highly volatile for specific business reasons. Factors such as variations in our revenues, earnings and cash flow, announcements of new investments, cooperation arrangements or acquisitions, and fluctuations in market prices for our products could cause the market price for our shares to change substantially.

Securities class action litigation is often instituted against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs to us and divert our management’s attention and resources.

Moreover, the trading market for our common stock will be influenced by research or reports that industry or securities analysts publish about us or our business. If one or more analysts who cover us downgrade our common stock, the market price for our common stock would likely decline. If one or more of these analysts cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which, in turn, could cause the market price for our common stock or trading volume to decline.

Furthermore, securities markets may from time to time experience significant price and volume fluctuations for reasons unrelated to operating performance of particular companies. These market fluctuations may adversely affect the price of our common stock and other interests in our company at a time when you want to sell your interest in us.

We may be subject to penny stock regulations and restrictions and you may have difficulty selling shares of our common stock.

The SEC has adopted regulations which generally define so-called “penny stocks” to be an equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions.  If our common stock becomes a “penny stock”, we may become subject to Rule 15g-9 under the Exchange Act, or the “Penny Stock Rule”.  This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and “accredited investors” (generally, individuals with a net worth in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with their spouses).  For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to sale.  As a result, this rule may affect the ability of broker-dealers to sell our securities and may affect the ability of purchasers to sell any of our securities in the secondary market.

For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in penny stock, of a disclosure schedule prepared by the SEC relating to the penny stock market.  Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities.  Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

There can be no assurance that our common stock will qualify for exemption from the Penny Stock Rule.  In any event, even if our common stock were exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock, if the SEC finds that such a restriction would be in the public interest.

Our common stock is quoted on the OTC Bulletin Board which may have an unfavorable impact on our stock price and liquidity.

Our common stock is quoted on the OTC Bulletin Board.  The OTC Bulletin Board is a significantly more limited market than the New York Stock Exchange or Nasdaq system.  The quotation of our shares on the OTC Bulletin Board may result in a less liquid market available for existing and potential stockholders to trade shares of our common stock, could depress the trading price of our common stock and could have a long-term adverse impact on our ability to raise capital in the future.

Certain provisions of our Articles of Incorporation may make it more difficult for a third party to effect a change-of-control.

Our Articles of Incorporation authorizes the board of directors to issue up to 5,000,000 shares of preferred stock. The preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the board of directors without further action by the stockholders. These terms may include preferences as to dividends and liquidation, conversion rights, redemption rights and sinking fund provisions. The issuance of any preferred stock could diminish the rights of holders of our common stock, and therefore could reduce the value of such common stock. In addition, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell assets to, a third party. The ability of the board of directors to issue preferred stock could make it more difficult, delay, discourage, prevent or make it more costly to acquire or effect a change-in-control, which in turn could prevent our stockholders from recognizing a gain in the event that a favorable offer is extended and could materially and negatively affect the market price of our common stock.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that are based on our current expectations, assumptions, estimates and projections about ourselves and our industry. All statements other than statements of historical fact in this prospectus are forward-looking statements. In some cases, these forward-looking statements can be identified by words or phrases such as “anticipate,” “believe,” “continue,” “estimate,” “expect,” “intend,” “is/are likely to” “may,” “plan,” “should,” “will,” “aim,” “potential,” “continue,” or other similar expressions. The forward-looking statements included in this prospectus relate to, among others:

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our goals and strategies;

•

our future business development, financial condition and results of operations;

•

the expected growth of the premium specialty fruit based products and fruit processing industries in China;

•

market acceptance of our products;

•

our expectations regarding demand for our products;

•

our ability to stay abreast of market trends and technological advances;

•

competition in the fruit processing industry in China;

•

PRC governmental policies and regulations relating to the fruit based products and fruit processing industries; and

•

general economic and business conditions in China.

These forward-looking statements involve various risks and uncertainties. Although we believe that our expectations expressed in these forward-looking statements are reasonable, our expectations may turn out to be incorrect. Our actual results could be materially different from our expectations. Important risks and factors that could cause our actual results to be materially different from our expectations are generally set forth in the “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and other sections in this prospectus.

The forward-looking statements are made as of the date of this prospectus. We undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date on which the statements are made or to reflect the occurrence of unanticipated events.

MARKET DATA AND FORECASTS

Unless otherwise indicated, information in this prospectus concerning economic conditions and our industry is based on information from independent industry analysts and publications, as well as our estimates. Except where otherwise noted, our estimates are derived from publicly available information released by third-party sources, as well as data from our internal research, and are based on such data and knowledge of our industry, which we believe to be reasonable. None of the independent industry publications used in this prospectus was prepared on our or our affiliates’ behalf.

This prospectus also contains data related to the fruit processing industry in China. These market data include estimates and projections that are based on a number of assumptions. If any one or more of the assumptions underlying the market data turn out to be incorrect, actual results may differ significantly from the projections. For example, the fruit processing market may not grow at the rate projected by market data, or at all. In addition, the rapidly changing nature of the fruit processing industry subjects any projections or estimates relating to the growth prospects or future condition of our market to significant uncertainties.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholders but we will receive funds from the exercise of the warrants held by the selling stockholders if and when those warrants are exercised for cash. We will utilize any proceeds from the exercise of such warrants for general corporate and working capital purposes. We will have complete discretion over how we may use the proceeds, if any, from any exercise of the warrants.

PRICE RANGE OF OUR COMMON STOCK

Our common stock is quoted on the OTC Bulletin Board trades under the symbol “CNGL.OB.” The following table sets forth, for the periods indicated, the high and low bid prices of our common stock.  These prices reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions. The high and low quotations for the first quarter of fiscal year 2008 have been adjusted for the 10-for-1 reverse stock split that became effective on June 19, 2008.

	Closing Bid Prices(1)
	High	Low
Year Ended March 31, 2009
First Quarter	$3.00	$0.50
Second Quarter	$3.00	$3.00

Year Ended March 31, 2008
First Quarter	N/A	N/A
Second Quarter	$0.65	$0.65
Third Quarter	$0.70	$0.30
Fourth Quarter	$0.30	$0.20

Year Ended March 31, 2007
First Quarter	$1.50	$0.65
Second Quarter	$2.75	$0.35
Third Quarter	$1.50	$0.35
Fourth Quarter	$1.50	$0.65

__________________
(1) The above tables set forth the range of high and low closing bid prices per share of our common stock as reported by www.quotemedia.com for the periods indicated.

As of October 13, 2008, there were approximately 518 stockholders of record of our common stock.  This number does not include shares held by brokerage clearing houses, depositories or others in unregistered form. The last reported sale price of our common stock on October 9, 2008 was $3.20 per share.

DIVIDEND POLICY

We have never declared dividends or paid cash dividends.  Our board of directors will make any future decisions regarding dividends.  We currently intend to retain and use any future earnings for the development and expansion of our business and do not anticipate paying any cash dividends in the near future.

Our board of directors has complete discretion on whether to pay dividends, subject to the approval of our shareholders.  Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Overview

We are a holding company and conduct all our operations through our indirect, wholly owned subsidiary Longheda, a leading producer of premium specialty fruit based products in China, specializing in developing, processing, marketing and distributing a variety of food products processed primarily from premium specialty fruits grown in Northeast China, including golden berry, crab apple, blueberry and raspberry.  Our primary product offering includes fruit concentrate, nectar, glazed fruits, beverage as well as fresh fruits.  We sell our products through an extensive nationwide sales and distribution network covering 19 provinces and 39 cities in China.  As of March 31, 2008, this network was comprised of 68 distributors.  Our processed fruit products are mainly sold to food producers for further processing into fruit juice and other fruit related foods, and our fresh fruits are mainly sold to fruit supermarkets. We currently operate from our manufacturing facility located in Daqing and Mu Dan Jiang, Heilongjiang province, China where abundant supply of a variety of premium specialty fruits is available. We have four fruit processing lines with an aggregate capacity of 15,960 tons and one beverage production lines with a capacity of 10,800 tons.

Our sales revenue grew by 49.9% in the fiscal year ended March 31, 2008 to $34.5 million, from $23.0 million in the fiscal year ended March 31, 2007. Net income grew by 31.6% in the fiscal year ended March 31, 2008 to $10.0 million from $7.6 million in the fiscal year ended March 31, 2007. Our gross margin for the fiscal year ended March 31, 2008 was 45.1%.

Because our recent operations have been limited to the operations of Longheda, the discussion below of our performance is based upon the audited financial statements of Longheda for the fiscal years ended March 31, 2008 and 2007 and the unaudited financial statements of Longheda for the fiscal quarter ended June 30, 2008 and 2007 included elsewhere in this prospectus.

We have also filed the consolidated financial statements of Fezdale in this prospectus.  Since Fezdale and Solar Sun do not have any assets except their ownership of Longheda and such financial statements only reflects the consolidated financial results of Fezdale and its subsidiaries since Fezdale’s incorporation on August 22, 2007, we believe a discussion of Fezdale’s consolidated financial statements does not provide a meaningful guidance of our financial results.

Recent Development

On October 10, 2008, we completed a private placement of our common shares to certain investors for approximately $8.58 million in gross proceeds, resulting in approximately $6.97 million in net proceeds after payment of approximately $1.61 million in offering expenses.

Principal Factors Affecting Our Financial Performance

Our operating results are primarily affected by the following factors:

•

Growth of china's fruit processing industry. BBIC projects that the total sales value and net income of fruit processed products in China will reach $37.2 billion and $2.5 billion in 2010, or a growth of 42.52% and 66.67%, respectively, since 2007. We believe that the recent growth in fruit processed product consumption in China is largely attributable the increased affordability of fruit processed products in China due to China’s economic growth and increased health and wellness consciousness. We expect these factors to continue to drive industry growth, especially in our primary markets – premium specialty fruit processed products. Such growth will not only increase the overall market size for fruit processed products, but will also benefit companies that are well positioned to sell in these markets.

•

Product offering and pricing. Fruit processed products has been, and is expected to remain, our primary product. Our fruit processing products contributed approximately 75.5% and 74.0% of our total net sales for years ended March 31, 2008 and 2007, respectively. The gross margin for our fruit processed products was approximately 48.6% for the fiscal year ended March 31, 2008 as compared to 34.3% for our beverage and other products. We plan to continue to focus on our higher margin fruit processed products in the future. Because we have a strong bargaining power on golden berry based products, we generally price our gold berry based products based on the raw material prices to ensure stable profit margin. We price our other products with reference to the prevailing market price.

•

Fluctuations in Raw Material Supply and Prices. The per unit costs of producing our products are subject to the supply and price volatility of raw materials, especially fresh fruits which are affected by factors such as weather, growing condition and pest that are beyond our control. Fresh fruits accounted for approximately 73% of our total cost of sales in fiscal year 2008. Historically, we have been able to meet our fresh fruit supply needs by building our processing facilities in close proximity to orchards and by collaborating with local government and establishing an effective group of agents. Increases in the price of fresh fruits would negatively impact our gross margins if we are not able to offset such price increases through increases in our selling price or change in product mix.

•

PRC  government policy promoting the development of the fruit processing industry. In the PRC central government’s eleventh five-year guideline, the central government emphasized its determination to solve the problems of farmers, boost modern agriculture and increase rural affluence. The PRC Ministry of Agriculture, or MOA, also stated its objective to improve the fruit processing ratio and fruit commercialization ratio. We believe that our business model is structured within the framework of these MOA initiatives and that government policies will continue to have a positive impact on the sale of our products.

•

Expansion of our production capacity. Expansion of our capacity is needed to satisfy increased demand for our products. The average utilization rate for our three fruit processing production lines was approximately 96.7% in fiscal year 2008. In order to increase our production capacity, we must make capital investment to build additional production lines to satisfy the projected demand of our products.

Results of Operations

The following tables set forth key components of our results of operations for the periods indicated, both in dollars and as a percentage of our net sales.

Three Months Ended June 30, 2008 Compared to Three Months Ended June 30, 2007

(All amounts, other than percentage, in thousands of US dollars)

Item	3 Months Ended June 30, 2008 (Unaudited)		3 Months Ended June 30, 2007 (Unaudited)
	In Thousands	As a percentage of net sales	In Thousands	As a percentage of net sales

Net sales	$5,164	100.0%	$3,484	100.0%

Cost of sales	2,476	47.9%	2,018	57.9%

Gross profit	2,688	52.1%	1,466	42.1%

Selling, general and administrative expenses	816	15.8%	501	14.4%

Operating income	1,872	36.3%	966	27.7%

Interest expenses	49	1.0%	54	1.6%

Income before income taxes	1,823	35.3%	911	26.1%

Provision of income taxes	701	13.6%	137	3.9%

Net income	1,122	21.7%	775	22.2%

Net Sales.  Net sales increased $1.7 million, or 48.2% to $5.2 million for the three months ended June 30, 2008 from $3.5 million for the three months ended June 30, 2007.  This increase was primarily due to the increase of sales of our fruit processed products and fruit concentrate products resulting from the increased market demand for our products and increased brand recognition and customer base.

Cost of Sales.  Our cost of sales is primarily comprised of the costs of our raw materials, labor, overhead and sales tax. Our cost of sales increased $457,707, or 22.7%, to $2.5 million for the three months ended June 30, 2008 from $2.0 million for the three months ended June 30, 2007. This increase was primarily due to the increase of our sales revenue. As a percentage of net sales, the cost of sales decreased to 47.9% for the three months ended June 30, 2008 from 57.9% for the three months ended June 30, 2007.  The percentage decrease was primarily due to the increase sales of our nectar and glazed fruits which have a higher margin.

Gross Profit and Gross Margin.  Our gross profit increased $1.2 million to $2.7 million of the three months ended June 30, 2008 from $1.5 million for the three months ended June 30, 2007. Gross profit as a percentage of net sales was 52.1% and 42.1% for the three months ended June 30, 2008 and 2007, respectively. The increase in the gross margin was primarily driven by the increased sales of higher margin fruit processed products such as nectar and glazed fruits for the three months ended June 30, 2008 as compare to the sales for the three months ended June 30, 2007.

Selling and General and Administrative Expenses.  Our selling and general and administrative expenses increased $315,675, or 63.0%, to $816,392 for the three months ended June 30, 2008 from $500,717 for the three months ended June 30, 2007. Our selling expenses increased $150,582 or 61.5%, to $395,578 for the three months ended June 30, 2008 from $244,996 for the three months ended June 30, 2007.  We believe the increase of our selling expenses is generally in line with the increase of our net sales.

Our general and administrative expenses increased $165,093, or 64.6%, to $420,814 for the three months ended 2008 from $255,721 for the three months ended June 30, 2007. As a percentage of net sales, general and administrative expenses for the three months ended June 30, 2008 increased by 0.9% to 8.2%, as compared to 7.3% for the three months ended June 30, 2007. This percentage increase was primarily attributable to the increased expenses of mandatory insurance for staff which became mandatory by the PRC government in 2008.

Interest Expenses and Other Finance Costs.  Our interest expenses decreased $4,877 to $49,416 for the three months ended June 30, 2008 from $54,293 for the three months ended June 30, 2007. The decrease in interest expenses was primarily attributable to the decrease of outstanding bank loan.

Income before Income Taxes.  Income before income taxes increased $911,231, or 100.0%, to $1.8 million for the three months ended June 30, 2008 from $911,350 for the three months ended June 30, 2007. Income before income taxes as a percentage of net sales increased from 26.1% for the three months ended June 30, 2007 to 35.3% for the three months ended June 30, 2008. The main reason for such a percentage increase was primarily due to the increase in sales of our higher margin fruit processed products as discussed above.

Provision for Income Taxes.  We file separate tax returns in the United States and China. Income taxes of our PRC subsidiary are calculated in accordance with taxation principles currently effective in the PRC. For China Nutrifruit Group Limited, applicable U.S. tax laws are followed.

A company registered in China is subject to national and local income taxes within China at the applicable tax rate on the taxable income as reported in its PRC statutory financial statements in accordance with relevant income tax laws. Under the Provisional Taxation Regulation of the People’s Republic of China effective before January 1, 2008, income tax was generally payable by enterprises at a rate of 33% of their taxable income. Newly established high-technology enterprises, such as our subsidiary Longheda, is entitled to a two-year 50% tax reduction. The tax holiday of Longheda commenced in 2006 and expired in 2007. Longheda was subject to a tax rate of 15% in 2007 and is subject to a tax rate of 25% in 2008.

In 2007, China passed the New EIT Law and its implementing rules, both of which became effective on January 1, 2008. The New EIT Law significantly curtails tax incentives granted to foreign-invested enterprises under the previous law. The New EIT Law, however, (i) reduces the statutory rate of enterprise income tax from 33% to 25%, (ii) permits companies to continue to enjoy their existing tax incentives, adjusted by certain transitional phase-out rules, and (iii) introduces new tax incentives, subject to various qualification criteria.

Substantially all of our income may be derived from dividends we receive from our PRC operating subsidiaries described above. The New EIT Law and its implementing rules generally provide that a 10% withholding tax applies to China-sourced income derived by non-resident enterprises for PRC enterprise income tax purposes. We expect that such 10% withholding tax will apply to dividends paid to us by our PRC subsidiaries but this treatment will depend on our status as a non-resident enterprise. For detailed discussion of PRC tax issues related to resident enterprise status, see “Risk Factors — Risks Associated with Doing Business in China — Under the New EIT Law, we may be classified as a ‘resident enterprise’ of China. Such classification will likely result in unfavorable tax consequences to us and our non-PRC stockholders.”

We incurred income tax expenses of $700,553 for the three months ended June 30, 2008, an increase of 412.5% against $136,703 for the three months ended June 30, 2007. The increase was primarily attributable to the increase of net sales and profits and the increased tax rate as a result of the implementation of  the New EIT Law as discussed above.

Net Income.  Our net income increased $347,381 or 44.8%, to $1.1 million for the three months ended June 30, 2008 from $774,647 for the three months ended June 30, 2007, mainly as a result of increased market demand for our products and increased brand recognition and customer base.

Fiscal Year Ended March 31, 2008 Compared to Fiscal Year Ended March 31, 2007

(All amounts, other than percentage, in thousands of US dollars)

	Year Ended		Year Ended
Item	March 31, 2008		March 31, 2007
		As a		As a
		percentage of		percentage of
	In Thousands	net sales	In Thousands	net sales

Net sales	$34,510	100.0%	$23,022	100.0%

Cost of sales	18,947	54.9%	11,610	50.4%

Gross profit	15,563	45.1%	11,412	49.6%

Selling, general and administrative
expenses	3,155	9.1%	2,167	9.4%

Operating income	12,408	36.0%	9,245	40.2%

Interest expenses	403	1.2%	471	2.0%
Other income	31	0.1%	122	0.5%

Income before income taxes	12,036	34.9%	8,896	38.6%

Provision of income taxes	2,035	5.9%	1,341	5.8%

Net income	10,001	29.0%	7,555	32.8%

Net Sales. Net sales increased $11.5 million, or 49.9% to $34.5 million in fiscal year 2008 from $23.0 million in fiscal year 2007. This increase was mainly due to the significant increase of sales of our fruit concentrate products. Our sales of fruit concentrate products reached approximately $16.6 million in fiscal year 2008, a $9.7 million, or 140.6% increase from $6.9 million in fiscal year 2007. The fruit concentrate production line was put into production in 2007. The utilization rate of such production line was 77.1% in fiscal year 2007 and increase to 98.3% in fiscal year 2008. Our high quality fruit concentrate products processed from premium specialty fruits were well accepted by our customers in the fiscal year 2008. We also benefited from growth in the fruit processing product market in China, the increased market demand for our products and our increased brand recognition and customer base. The number of our distributors increased from 57 in fiscal year 2007 to 68 as of March 31, 2008. The fruit processing products market in China, especially the market for premium specialty fruit products, continued to expand in fiscal year 2008 due, in part, to increased health awareness in the general population and increased per capita disposable income in China.

Cost of Sales. Our cost of sales increased $7.3 million, or 62.9%, to $18.9 million in fiscal year 2008 from $11.6 million in fiscal year 2007. This increase was mainly due to the increase of our sales revenue. As a percentage of net sales, the cost of sales increased to 54.9% in fiscal year 2008 from 50.4% in fiscal year 2007. The percentage increase was mainly due to the increased sales of our fruit concentrate products as discussed in more details below.

Gross Profit and Gross Margin. Our gross profit increased $4.2 million to $15.6 million in fiscal year 2008 from $11.4 million in fiscal year 2007. Gross profit as a percentage of net revenues was 45.1% and 49.6% for fiscal years 2008 and 2007, respectively. The decrease in the gross margin was primarily driven by the increased sales of fruit concentrate products in fiscal year 2008. Our fruit concentrate products generally have a relatively lower margin than other fruits processed products. In fiscal year 2008, the average gross margin for our fruit concentrate products was approximately 38.0% and the average gross margin of our nectar and glazed fruits products were approximately 68.5% and 62.9%, respectively. Although the fruit concentrate products has a lower gross profit margin in comparison with other products, the demand for fruit concentrate grew significantly from fiscal year 2007. In order to meet the increasing demand of fruit concentrate products, we will increase our production capacity by putting a new fruit concentrate production line in fiscal year 2009. The new production line is located in our new factory at Mu Dan River. We also experienced strong demand for our glazed fruits products in fiscal year 2007 and 2008. We plan to put a new glazed fruits production line in our existing factory in Daqing in 2009.

Selling and General and Administrative Expenses. Our selling and general and administrative expenses increased $987,621, or 45.6%, to $3.2 million in fiscal year 2008 from $2.2 million in fiscal year 2007. Our selling expenses increased $530,717, or 34.3%, to $2.1 million in fiscal year 2008 from $1.5 million in fiscal year 2007. We believe the increase of our selling expenses is generally in line with the increase of our net sales. As a percentage of net sales, our selling expenses slightly decreased to 6.0% in fiscal year 2008 from 6.7% in fiscal year 2007. This percentage decrease was primarily a result of more efficient control of our transportation cost.

Our general and administrative expenses increased $456,903, or 73.6%, to $1.1 million in fiscal year 2008 from $621,028 in fiscal year 2007. As a percentage of net sales, general and administrative expenses increased to 3.1% in fiscal year 2008, as compared to 2.7% in fiscal year 2007. This percentage increase was primarily attributable to the increase of depreciation expenses. Our fruit concentrate production line commenced production in July 2007, as a result, we only recorded depreciation expenses for idle capacity for 4 months in fiscal year 2007, but recorded a depreciate expense for idle capacity for 7 months in fiscal year 2008.

Other Income. Other income primarily consists of bank interest income and sundry income. Other income decreased $91,363 to $30,509 in fiscal year 2008 from $121,872 in fiscal year 2007. The decrease was primarily attributable to the decrease in sundry income.

Interest Expenses. Our interest expenses decreased $68,240 to $402,677 in fiscal year 2008 from $470,917 in fiscal year 2007. As a percentage of net sales, our interest expenses and other financial costs decreased to 1.2% in fiscal year 2008 from 2.0% in fiscal year 2007. This percentage decrease was primarily attributable to the decrease of an outstanding bank loan.

Income Before Income Taxes. Income before income taxes increased $3.1 million, or 35.3%, to $12.0 million in fiscal year 2008 from $8.9 million in fiscal year 2007. Income before income taxes as a percentage of net sales decreased to 34.9% in fiscal year 2008 from 38.6% in fiscal year 2007. The main reason for such a percentage decrease was mainly due to the significant increase in sales of our fruit concentrate products as discussed above.

Provision for Income Taxes.  We incurred income tax expenses of $2.0 million in fiscal year 2008, an increase of 53.8% against $1.3 million in fiscal year 2007. The increase was primarily attributable to the increase of sales revenue and profits.

Net Income. Our net income increased $2.4 million, or 31.6%, to $10 million in fiscal year 2008 from $7.6 million in fiscal year 2007, mainly as a result of increased market demand for our products and our increased brand recognition and customer base as discussed above.

Liquidity and Capital Resources

As of March 31, 2008 and June 30, 2008, we had cash and cash equivalents of approximately $7.1 million and $6.0 million, respectively. The following table provides detailed information about our net cash flow for all financial statements periods presented in this prospectus.

Cash Flow

 (All amounts in thousands of U.S. dollars)

	Three Months Ended June 30, (unaudited)		Year Ended March 31,

	2008	2007	2008	2007

Net cash (used in) provided by operating activities	$(1,233)	2,474	$10,562	7,173

Net cash (used in) provided by investing activities	4	-	-	(4,461)

Net cash (used in) financing activities	-	(2,623)	(8,033)	(2,528)

Net (decrease) increase in cash and cash equivalent	(1,229)	(149)	2,529	183

Cash Flows from Operating Activities.

Net cash used in operating activities was $1.2 million for three months ended June 30, 2008, a decrease of $3.7 million, or 150.0% from $2.5 million net cash provided by operating activities for three months ended June 30 2007. Such decrease of net cash provided by operating activities was primarily attributable to an approximately $3.8 million deposit paid for the building structure and plant and machinery for the new concentrate fruit juice production line in our new Mu Dan Jiang factory.

Net cash provided by operating activities was $10.6 million in fiscal year 2008, an increase of $3.4 million, or 47.2% from $7.2 million net cash provided by operating activities in fiscal year 2007. Such increase of net cash provided by operating activities was primarily attributable to an approximately $2.4 million increase in net income.

Cash Flows from Investing Activities.

Our cash provided by investing activities for three months ended June 30, 2008 was primarily consists of proceeds from disposal of property, plant and equipment. We had no investing activities for the three months ended June 30, 2007.

Net cash used in investing activities in fiscal year 2007 was $4.5 million, as compared to $0 in fiscal year 2008. We purchased a concentrate juice production line in fiscal year 2007.

Cash Flows from Financing Activities.

We had no financing activities for the three months ended June 30, 2008. The net cash used in financing activities totaled $2.6 million for the three months ended June 30, 2007, resulting from a dividend declared in the fiscal year 2007 which was partially paid in the three months ended June 30, 2007.

Net cash used in financing activities totaled $8.0 million in fiscal year 2008, an increase of $5.5 million, or 220% from $2.5 million in fiscal year 2007. The increase of net cash used in financing activities was primarily due to a bank loan repayment of $6.0 million and the payment of dividends of $7.4 million in fiscal year 2008 which more than offset the bank loan drawdown of $5.4 million. We declared dividends in the fiscal year 2007 and the dividend was paid in fiscal year 2008.

As of June 30, 2008, we have one bank loan with Daqing City Commercial Bank in the amount of $2.8 million outstanding. The loan carried an annual interest rate of 8.42%. We repaid it when it expired on August 23, 2008. On August 11, 2008, we borrowed $2.9 million from Daqing City Commercial Bank with an annual interest rate of 7.884% and a term of six months. On August 18, 2008, we borrowed $4.4 million from Daqing City Commercial Bank with an annual interest rate of 8.964% and a term of one year. Certain property, plant and equipment of approximately $3.2 million were pledged to secure the loans.

Capital Expenditures

Our capital expenditures were $4.5 million and $0 for the fiscal years ended March 31, 2007 and 2008, respectively. Our capital expenditures were mainly used to expand our production capacity. Our material capital expenditure requirement for fiscal year 2009 is expected to be approximately $18.6 million, which will be used for constructing a concentrate fruit juice and a glazed fruits production line.

We believe that our cash on hand plus cash flow from operations will be sufficient to meet our present cash needs, including our cash needs for working capital and other short term needs, and will also be sufficient to meet our needs for our capital expenditures for projects to be completed or started for the next 12 months. These amounts, together with the net proceeds from the private offering completed on October 10, 2008, will be sufficient for our capital expenditure needs for the foreseeable future. However, we may, in the future, require additional cash resources due to changed business conditions, implementation of our strategy to expand our production capacity or other investments or acquisitions we may decide to pursue. If our own financial resources are insufficient to satisfy our capital requirements, we may seek to sell additional equity or debt securities or obtain additional credit facilities. The sale of additional equity securities could result in dilution to our stockholders. The incurrence of indebtedness would result in increased debt service obligations and could require us to agree to operating and financial covenants that would restrict our operations. Financing may not be available in amounts or on terms acceptable to us, if at all. Any failure by us to raise additional funds on terms favorable to us, or at all, could limit our ability to expand our business operations and could harm our overall business prospects.

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires our management to make assumptions, estimates and judgments that affect the amounts reported, including the notes thereto, and related disclosures of commitments and contingencies, if any. We have identified certain accounting policies that are significant to the preparation of our financial statements. These accounting policies are important for an understanding of our financial condition and results of operation. Critical accounting policies are those that are most important to the portrayal of our financial conditions and results of operations and require management's difficult, subjective, or complex judgment, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods. Certain accounting estimates are particularly sensitive because of their significance to financial statements and because of the possibility that future events affecting the estimate may differ significantly from management's current judgments. We believe the following critical accounting policies involve the most significant estimates and judgments used in the preparation of our financial statements:

Use of estimates. The preparation of the financial statements requires our management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.

Trade accounts receivables. In the normal course of business, we extend credit to customers. Trade accounts receivable, less allowance for doubtful accounts, reflect the net realizable value of receivables, and approximate fair value. On a regular basis, we evaluate our trade accounts receivable and establish an allowance for doubtful accounts based on a combination of specific customer circumstances, credit conditions, and payment history. A receivable is considered past due if payments have not been received within the agreed upon invoice terms. Trade accounts receivable is charged off against the allowance after management determines the potential for recovery is remote.

Inventories. The cost of finished products inventories includes raw materials, director labor and indirect production costs. Inventories are stated at the lower of cost or market value. We use first-in, first-out methods to value our inventories.

Impairment of long-lived assets. Long-lived assets, except goodwill and indefinite-lived intangible assets, are reviewed for impairment when circumstances indicate the carrying value of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to future net cash flows estimated by our management to be generated by such assets. If such assets are considered to be impaired, the impairment to be recognized is the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of by sale are recorded as held for sale at the lower of carrying value or estimated net realizable value.

All lands in the PRC are owned by the PRC government. The government in the PRC, according to the relevant PRC law, may sell the right to use the land for a specific period of time. Thus, all of our land purchases in the PRC are considered to be leasehold land and are stated at cost less accumulated amortization and any recognized impairment loss. Amortization is provided over the term of the land use right agreements on a straight-line basis, which is 50 years and they will expire in 2055.

Property, plant and equipment, net. Property and equipment are recorded at cost and are depreciated on a straight-line basis over the estimated useful lives of the assets. Maintenance and repairs are expensed as incurred. The principal estimated useful lives generally are: buildings and leasehold improvements – 20 years; machinery and equipment - 10 years.

Revenue recognition. We recognize revenue from sales of products, where persuasive evidence of an arrangement exists, delivery has occurred, the seller's price is fixed or determinable and collectibility is reasonably assured. This generally occurs when the customer receives the product or at the time title passes to the customer. Customers generally do not have the right to return products unless damaged or defective. Net sales are comprised of gross sales reduced by customer returns, trade promotions, performance allowances and discounts.

Effects of Inflation

Inflation and changing prices have not had a material effect on our business and we do not expect that inflation or changing prices will materially affect our business in the foreseeable future. However, our management will closely monitor the price change in fruit products and continually maintain effective cost control in operations.

Off Balance Sheet Arrangements

We do not have any off balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity or capital expenditures or capital resources that is material to an investor in our securities.

Seasonality

The harvest season for our source fruits are generally from mid July to mid November every year. As fruits collected cannot be stored at room temperature for a long time, they must be processed as soon as they are harvested. Our fruit processing production is generally from mid July to mid November every year. Our fruit beverage production lasts throughout the year since the raw materials we use are not subject to seasonal effect.

Due to the nature of our business, we will generally experience higher sales in the second and third fiscal quarter mainly due to distributors’ (i) efforts to obtain adequate supply of our fruit processing products before the supply diminishes after production ceases in November; and (ii) anticipation of higher demand for fruit processed products as a result of festive seasons at the end of the year and beginning of the following year such as Christmas and the Chinese spring festival.

Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS 157, Fair Value Measurements (“SFAS 157”), which provides guidance about how to measure assets and liabilities that use fair value. SFAS 157 applies whenever another US GAAP standard requires (or permits) assets or liabilities to be measured at fair value but does not expand the use of fair value to any new circumstances. This standard also requires additional disclosures in both annual and quarterly reports. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. In February 2008, the FASB issued FASB Staff Position FSP 157-1, Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease Classification or Measurement under Statement 13 FSP 157-1, which states that SFAS 157 does not address fair value measurements for purposes of lease classification or measurement. In February 2008, the FASB issued FSP 157-2, Effective Date of FASB Statement No. 157 ("FSP 157-2"), which delays the effective date for non-financial assets and non-financial liabilities to fiscal years beginning after November 15, 2008, except for items that are measured at fair value in the financial statements on a recurring basis (at least annually). The Group is currently evaluating the impact of adopting SFAS 157.

In February 2007, the FASB issued SFAS 159, The Fair Value Option for Financial Assets and Financial Liabilities - Including an amendment of FASB Statement No. 115 (“SFAS 159”), which is effective for fiscal years that begin after November 15, 2007. This standard permits entities to choose to measure many financial instruments and certain other items at fair value and consequently report unrealized gains and losses on such items in earnings. The Group has elected not to adopt the fair value provisions of SFAS159, which does not have a significant impact of its financial position, cash flows and results of operations.

In December 2007, the FASB issued SFAS 141 (revised 2007), Business Combinations ("SFAS 141(R)"). SFAS 141(R) establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any noncontrolling interest in the acquiree and the goodwill acquired. SFAS 141(R) also establishes disclosure requirements to enable the evaluation of the nature and financial effects of the business combination. SFAS 141(R) will be effective for financial statements issued for fiscal years beginning after December 15, 2008, and will be adopted by the Group beginning in the first quarter of 2009. The Group is currently evaluating the impact of adopting SFAS 141(R).

In December 2007, the FASB issued SFAS 160, Noncontrolling Interests in Consolidated Financial Statements - an amendment of Accounting Research Bulletin No. 51 ("SFAS160"). SFAS 160 establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent's ownership interest, and the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated. SFAS 160 also establishes disclosure requirements that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. SFAS 160 will be effective for financial statements issued for fiscal years beginning after December 15, 2008, and will be adopted by the Group beginning in the first quarter of 2009. The Group is evaluating the impact of adopting SFAS 160.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities ("SFAS 161"). SFAS 161 is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity's financial position, financial performance, and cash flows. SFAS 161 achieves these improvements by requiring disclosure of the fair values of derivative instruments and their gains and losses in a tabular format. It also provides more information about an entity's liquidity by requiring disclosure of derivative features that are credit risk-related. Finally, it requires cross-referencing within footnotes to enable financial statement users to locate important information about derivative instruments. SFAS 161 will be effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008 and will be adopted by the Group beginning in the first quarter of 2009. The Group is currently evaluating the impact of adopting SFAS 161.

In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles ("SFAS 162"). SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with accounting principles generally accepted in the United States of America. The Group is currently evaluating the impact of adopting SFAS 162.

Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force (“EITF”), the American Institute of Certified Public Accountants (“AICPA”), and the SEC did not or are not believed by management to have a material impact on our present or future financial statements.

CORPORATE STRUCTURE AND HISTORY

We are a Nevada holding company and conduct substantially all of our business through our operating subsidiary Longheda in China. We own all of the equity in Longheda through Fezdale and Fezdale’s wholly owned subsidiary Solar Sun. Both Fezdale and Solar Sun are intermediate holding companies and have no other significant assets and operations of its own. Longheda is incorporated in China in 2004. Subsequently, in a series of transactions between 2007 and 2008, Solar Sun acquired 100% ownership of Longheda in May 2008.

The following chart reflects our organizational structure as of the date of this prospectus.

Our Corporate History

We were originally incorporated in the State of Utah on April 22, 1983 under the name Portofino Investment, Inc.  In January 1984, we changed our name to Fashion Tech International, Inc.  In April 1999, our stockholders approved a merger with Fashion Tech International, Inc., a Nevada corporation to change the domicile of the Company from Utah to Nevada.  We were a developmental-stage company from inception to January 1, 1984, when we became the holding company of certain operating or development-stage subsidiaries.  From April 1, 1985 to August 14, 2008, we re-entered development-stage status. We had been a shell corporation since at least 1989.

On August 14, 2008, we acquired Fezdale in a reverse acquisition transaction, which involved a financing transaction and a related share exchange transaction whereby all of our current business operations were acquired by Fezdale. In the share exchange transaction, 100% of the issued and outstanding shares of Fezdale were exchanged for 30,166,878 shares of our common stock, thereby making the existing stockholders of Fezdale owners of 86.59% of our stock and also making Fezdale our wholly owned subsidiary. In a related financing transaction, we completed a private placement in which we sold newly issued shares of our common stock for $8.58 million.

In connection with these transactions, Fezdale’s major stockholder Yiu Fai Kung entered into an escrow agreement in which they agreed to a “make good” obligation with the investors in the aforementioned private placement financing transaction. Under the “make good” obligation, Yiu Fai Kung agreed to place into escrow the number of shares of our common stock equal to the newly issued shares to the private placement investors. The escrowed shares will become subject to disbursement to Yiu Fai Kung or to the private placement investors based upon our financial performance in the fiscal years ended 2009 and 2010.

Under the “make good” arrangement, minimum net income thresholds of $13,919,707  and $18,495,315 were established for the 2009 and 2010 fiscal years, respectively. If, in a given fiscal year, the applicable minimum net income threshold is exceeded, 50% of the escrow shares is required to be disbursed to Yiu Fai Kung. If, in a given fiscal year, the applicable minimum net income threshold is not met, 50% escrowed shares is required to be disbursed to the private placement investors.

In addition, in connection with these transactions, Fezdale’s major stockholder Yiu Fai Kung entered into another escrow agreement in which they agreed to a “make good” obligation with HFG International, Limited, or HFG. Under the “make good” obligation, Yiu Fai Kung agreed to place into escrow 2,513,758 shares of our common stock. The escrowed shares will become subject to disbursement to Yiu Fai Kung or to HFG based upon our financial performance in the fiscal years ended 2009 and 2010.

Under the “make good” arrangement, minimum net income thresholds of $13,919,707  and $18,495,315 were established for the 2009 and 2010 fiscal years, respectively. If, in a given fiscal year, the applicable minimum net income threshold is exceeded, 50% of the escrow shares is required to be disbursed to Yiu Fai Kung. If, in a given fiscal year, the applicable minimum net income threshold is not met, 50% escrowed shares is required to be disbursed to HFG.

OUR BUSINESS

Overview

We are a holding company that operates through our indirectly owned subsidiary Longheda, a leading producer of premium specialty fruit based products in China.  We specialize in developing, processing, marketing and distributing a variety of food products processed primarily from premium specialty fruits grown in Northeast China, including golden berry, crab apple, blueberry and raspberry.  We have been producing our premium specialty fruit based products since 2004 and believe that we are the largest golden berry processor in China.

Our primary product offering includes fruit concentrate, nectar, glazed fruits, beverages as well as fresh fruits.  Our best selling products are derived from golden berries.  We generated approximately 50% of our revenues from golden berry based products in fiscal year 2008.  While golden berry based products will remain our main source of revenue, we plan to further diversify our product mix and increase the processing volume of other fruits types such as crab apple and blueberry.  Our best selling type of product is fruit concentrate. Sales of fruit concentrate contributed approximately 48% to our total revenue in fiscal year 2008.  We plan to continue to focus on fruit concentrate which is our fastest growing product line with greatest market demand.

We sell our products through an extensive nationwide sales and distribution network covering 19 provinces and 39 cities in China.  As of March 31, 2008, this network was comprised of 68 distributors. Our processed fruit products are mainly sold to food producers for further processing into fruit juice and other fruit related foods, and our fresh fruits are mainly sold to fruit supermarkets.  Our customers are based primarily in China and include Beijing Huapeng Food Co. Ltd., Beijing Taihuaxing Food Co. Ltd., Shanxi Desheng Trading Co. Ltd., Haerbin Shengjinlai Economic and Technology Development Co. Ltd. and Tianjin Aokai Chemical Trading Co. Ltd.

Quality and safety are of primary importance to us.  We have established quality control and food safety management systems for all stages of our business, including raw material sourcing, producing, packaging, storage and transportation of our products.  We currently operate from our manufacturing facilities located in Daqing and Mu Dan Jiang, Heilongjiang province, China where abundant supply of a variety of premium specialty fruits is available.  We have four fruit processing lines with an aggregate capacity of 15,960 tons and one beverage production line with a capacity of 10,800 tons.  To meet the fast growing market demand, we built a new facility in Mu Dan Jiang, Heilongjiang province in August, 2008 and plan to add four new fruit processing production lines by July 2010 which will increase our total installed fruit processing capacity to 31,560 tons.

Our sales revenue grew by 49.9% in the fiscal year ended March 31, 2008 to $34.5 million, from $23.0 million in the fiscal year ended March 31, 2007.  Net income grew by 31.6% in the fiscal year ended March 31, 2008 to $10.0 million from $7.6 million in the fiscal year ended March 31, 2007.  Our gross margin for the fiscal year ended March 31, 2008 was 45.1%.

Our Industry

According to a report on China’s fruit processing industry issued by Beijing Business & Intelligence Consulting Co. Ltd. (“BBIC,” and such report is hereinafter referred to as the “BBIC Report”), an independent market research firm, China’s fruit processing industry has grown significantly in the past several years. The total output of fruit processed products in China grew from $16.8 billion in 2005 to $27.5 billion in 2007, representing a compound annual growth rate (“CAGR”) of 27.94%. The sales value of fruit processed products in China grew from $17.0 billion in 2005 to $26.1 billion in 2007, representing a CAGR of 27.72%.  Among the fruit processed products, glazed fruits and fruit juice and beverage experienced the highest growth rate since 2005.  The following table sets forth the output and CAGR of four categories of fruit processed products.

Output Value Breakdown of Fruit Processing Industry in China (in Billions of U.S.$, except for CAGR data)

	2005	2006	2007	CAGR
Canned Fruit	3.0	3.7	4.3	19.72%
Deep Processed Fruit*	9.7	13.1	16.1	28.83%
Fruit Juice and Beverage	3.3	4.4	5.7	31.43%
Glazed Fruits	0.7	1.0	1.4	41.42%
* Deep processed fruits includes nectar, dried fruit and fruit wine, etc.

Source: 2006-2008 Fruit processing industry research report, Beijing Business & Intelligence Consulting Co. Ltd.

BBIC projected that the total sales value and net income of fruit processed products in China will reach $37.2 billion and $2.5 billion in 2010, or a growth of 42.52% and 66.67%, respectively, during the four-year period from 2007 to 2010.  The table below sets forth the sales and net income of fruit processing industry in China from 2005 to 2010 and projected sales and net income of fruit processing industry in China from 2008 to 2010.

Sales and Projected Sales and Net Income of Fruit Processing Industry in China, 2005-2010

(in Billions of U.S. $)	2005	2006	2007	2008	2009	2010
Sales	16.0	21.0	26.1	28.5	32.9	37.2
Net Income	0.9	1.2	1.5	1.8	2.2	2.5

Source: 2006-2008 Fruit processing industry research report, Beijing Business & Intelligence Consulting Co. Ltd.

We anticipate that growth in China’s fruit processing industry, especially, the premium specialty fruit based products, will mainly be driven by the following factors:

The low per capita rate of fruit consumption in China is poised for growth.   With approximately a quarter of the world’s population, China represents a key growth driver for the global fruit food market.  According to Euromonitor, an independent research firm, although China is the largest producer of apples, third largest producer of oranges, and one of the top producers of pears and peaches in the world, per capita fruit juice consumption in China is currently well below that of major developed countries.

Growing affluence fosters increased consummation of fruit processed products.  China’s economy has grown significantly in recent years. According to the National Bureau of Statistics of China (the “NBS”), China’s gross domestic product (the “GDP”) has increased from RMB12.0 trillion ($1.6 trillion) in 2002 to RMB25.0 trillion ($3.4 trillion) in 2007. The International Monetary Fund also estimated that China’s real GDP should grow at an annual growth rate of 10.0% in 2008. China’s economic growth has resulted in a significant increase in household disposable income in China. According to the NBS, between 2002 and 2007, urban household disposable income per capita increased from RMB7,703 ($1,055) to RMB13,786 ($1,887), or a CAGR of 17.4%, and rural household disposable income per capita increased from RMB2,476 ($339) to RMB4,140 ($557), or a CAGR of 12.1%.  We believe that as GDP and disposable income increase, fruit processed products will become more affordable and consumers will generally spend an increasing portion of their disposable income on healthy nutritional products, such as our premium specialty fruit based products.

Greater health awareness will stimulate consumption of fruit and fruit processed products. We believe that improved living standards and growing household disposable income have led to greater health awareness among the population.  As people become more affluent, we believe that their spending on quality healthy and nutritional products, like our products, will increase. For example, according to the BBIC Report, non-carbonated beverages are gradually taking more market shares from carbonated beverages. The market share of carbonated beverages has decreased from 34% of the total beverage market in 2003 to 26% in 2007, and fruit juice and purified water are the main contributors for the market share increase of non-carbonated beverages.

Growing overseas demand for China’s fruit products.  The export of fruit products is also a growing aspect of the fruit processing industry in China.  With improvements in the quality and quantity of the production, marketing, and transportation technologies, China has strengthened its position in the world market. According to the BBIC Report, processed fruit export sales are expected to reach $10.9 billion in 2010, representing a 42.72% growth over that in 2007.

Government aims to promote the growth of China’s fruit process industry.  According to the BBIC Report, the harvest loss of fruits in China is estimated at approximately 20%-30%, less than 50% of the total harvested fruit can be commercialized, and less than 10% of the total commercialized fruit is processed.  We believe that the Chinese government will promote the development of the fruit and fruit processing industry, as evidenced by the “Development Program of Food Processing Industry 2006-2010” report issued by the MOA.  The MOA aims to increase the fruit processing ratio to 10%-15% and the fruit commercialization ratio to above 60%, and to reduce the fruit harvest loss ratio to 10%-15% by 2010. We believe the government’s five year plan will further facilitate the growth of the fruit processing industry in China.

Our Competitive Strengths

We believe that our success to date and potential for future growth can be attributed to a combination of our strengths, including the following:

•

High-end niche products. We process premium specialty fruits that have high nutrient concentration, potential health benefits and high value. Our products are positioned in the high-end market as premium healthy food and are distinguished from the common fruit based products in the market.

•

Leading market position and rapid growth. We believe we are the largest processor of golden berry in China and a leading producer of premium specialty fruit based products. In the past three fiscal years, our revenue has grown at a compound annual growth rate of approximately 77% from $11.0 million in fiscal year 2006 to $34.5 million in fiscal year 2008. Our net income has grown at a compound annual growth rate of approximately 60% from $3.9 million in fiscal year 2006 to $10.0 million in fiscal year 2008.

•

Established raw material procurement network.  Our facilities are strategically located in close proximity to major premium specialty fruit orchards in Northeastern China which allows us to have easy access to the supply of the source fruits, enjoy sourcing stability and maintain a competitive cost structure. We have employed different strategies to secure the supply of source fruits to support our rapid growth. For example, we have entered into cooperative agreements with local government where major premium specialty fruit orchards are based to coordinate with individual farmers to supply us with golden berries.  We have also secured the supply of other source fruits by developing a group of effective and loyal agents who collect source fruits from individual farmers. We believe these supply arrangements provide us with an important competitive advantage in terms of quality, stability and reliability of supply.

•

Emphasis on quality control and food safety.  We emphasis quality and safety and have quality control and food safety management systems for all stages of our business, including raw materials sourcing, production, packaging, storage and transportation of our products.  We apply and adhere to internal quality standards that we believe are stricter than the PRC national standards. Our processing facility possesses ISO9001 and HACCP series qualifications.

•

Extensive nationwide sales and distribution network.  Our extensive sales and distribution network allows us to reach a wide range of customers all over the nation. As of March 31, 2008, we had 68 regional distributors in 19 provinces and 39 cities. Our distributors sell our products through their own network in the region to fruit super markets or fruit based food producers for further processing. We have a stable and effective group of distributors who helped to bring up our sales at a compound growth rate of approximately 77% in the past three years.

•

Experienced management team with a strong track record.  Our management team has extensive operating experience and industry knowledge.  Changjun Yu, our founder and chairman, has over 13 years of experience in the fruit based product industry. Jinglin Shi, our chief executive officer, has over ten years of experience in managerial positions. This extensive local industry experience is combined with international experience.  For example, Colman Cheng, our chief financial officer, has over 14 years of auditing, accounting and financial management experience in international companies. We believe that our management team’s experience and capabilities have contributed greatly to our significant growth in the past three years.

Our Growth Strategy

As a leading premium specialty fruit based product company in China, we believe we are well positioned to capitalize on future industry growth in China. We are dedicated to providing healthy and high nutritional premium specialty fruit based products. We will implement the following strategic plans to take advantage of industry opportunities and our competitive strengths:

•

Increase production capacity.  Our existing production lines have been running at close to full capacity while the market demand for our existing products keeps increasing.  We also have abundant supply of source fruits to support the expansion of our business. In 2007, Heilongjiang province’s total estimated output of golden berry, crab apple, blueberry and raspberry was approximately 200,000 tons, 700,000 tons, 200,000 tons and 100,000 tons, respectively. Our current processing capacity only allows us to process a small percentage of the total output.  We plan to add four new production lines to expand our fruit processing capacity from 15,960 tons to 31,560 tons by July 2010.

•

Further strengthen our raw materials procurement network.  We believe that a secure supply of principal raw materials is crucial to our future success. Hence, we intend to further strengthen our existing cooperative relationship with the two golden berry farm bases that we procure golden berries from and to develop new relationship with other golden berry farm bases when necessary. We will keep developing new quality agents in orchards of other fresh fruits to secure sufficient supply to support our rapid growth.

•

Further expand our distribution network to increase the prevalence of our products nationwide.  Our current sales depend heavily on our regional distributors and their network. To support our rapid growth in sales, we plan to further expand our distribution network by adding five to ten new distributors annually in the next few years.

•

Continue to diversify our product portfolio to satisfy different customer preferences.  We currently offer fresh golden berries and four series of products processed from four types of source fruits. We constantly evaluate our products and seek to adapt to changing market conditions by updating our products to reflect new trends in consumer preferences.  Our new products under development include glazed blueberry, sea buckthorn concentrate, blackcurrant concentrate and golden berry extracts which are expected to enter the market before September 2009.

Our Products

Our primary product offering includes fruit concentrate, nectar, glazed fruits, beverages as well as fresh fruits.  We are also in the process of developing several new products.

The following table sets forth our products categorized by both source fruits and product type in terms of revenue for the fiscal years 2008 and 2007:

Fruit concentrate is our primary product line, accounting for approximately 48% of our total revenue in fiscal year 2008.  We currently produce four types of fruit concentrate: golden berry, crab apple, blueberry and raspberry.  We currently have two concentrate production lines which are allocated for the production of all of four types of concentrates. We plan to continue to focus on fruit concentrate which is our fastest growing product line with greatest market demand. To achieve this end, we plan to add one more concentrate production line with an installed capacity of 6,000 tons.  The new production lines is expected to become operational by July 2010.

Among the four types of concentrate, golden berry concentration enjoys the highest gross margin and crab apple concentrate has a relatively lower gross margin, but occupies most of our production capacity.  We produce more crab apple concentrate despite its relatively lower gross margin mainly because of the high demand for such products and abundant supply of fresh crab apples which has the largest supply in Northeast China as compared to the other three source fruits.

Crab apple is a special species of apple which has much higher acidity than normal species of apple. The apple concentrate produced in China commonly has an acidity of 1.2 to 1.8 while crab apple concentrate typically has acidity over 3.2. The only way to raise the acidity of apple concentrate is to mix it with another apple concentrate with higher acidity. Since the apple concentrates that are exported from China to overseas market are usually required to have an acidity of no less 2.0, the local producers of apple concentrate need large quantity of high acidity apple concentrate to add to its low acidity apple concentrate. Therefore, crab apple concentrate is in high demand in the market.

Nectar

Our nectar product line contributed approximately 15% of our total revenue in fiscal year 2008. Nectar is an unfermented and unconcentrated pulp product. To produce nectar, fresh fruits are crushed and then instantaneously sterilized under high temperature without adding any additives other than citric acid. It preserves the nutrition and flavor of the fresh fruit to the greatest extent and has a long shelf life. Nectar is easy to store and transport, and thus providing the producers of fresh fruit based products a much better alternative material than fresh fruit.

We currently produce and sell nectar from golden berry only.  Our nectar products are commonly used for further processing into a wide variety of products, including fruit concentrate, fruit ice cream, nectar beverage, biscuits, fruit jam and fruit yogurt.   Our nectar products have been certified as green food by China Green Food Development Center in May 2006.

Glazed Fruits

Our glazed fruits product line contributed approximately 13% of our total revenue in fiscal year 2008. Glazed fruit is preserved fruit with high sugar content, a traditional Chinese food that enjoys great popularity in China. Glazed fruits have a long shelf life and are commonly consumed as snacks.

We currently produce and sell glazed fruits from golden berry only. Glazed golden berry is mainly sold as a high-end snack. Due to the special taste of golden berry, our products are also commonly used in a wide variety of foods such as baked foods. Our glazed fruits products have been certified as green food by China Green Food Development Center in May 2006.

Fresh Fruit

Sales from fresh golden berries contributed approximately 6% of our total revenue in fiscal year 2008. We sell fresh golden berries to our distributors during the picking season which is typically mid July to mid November every year. We purchase fresh golden berries from local farmers in Heilongjiang province and sort them into different grades. Only the top-grade golden berries that are freshest and carry the best color, shape and aroma are sold as fresh fruit. The rest of the fresh golden berries are further processed into glazed fruits, nectar or concentrate.

Golden berries are especially difficult to preserve in the hot season after they are picked and usually perish within one week after harvest. To achieve longer shelf life, we keep the fresh fruit in ice houses before we pack them with preservative packing. With these measures, our products can generally remain fresh after long distance transportation and have at least one week longer of shelf life than other similar products in the market.

Beverage and others

Beverage

Beverages are not our principal products and accounted for approximately 12% of our total revenue in fiscal year 2008 which is expected to drop to approximately 6% in fiscal year 2010.  Beverage products usually require large capital for advertising and other sales and marketing efforts. We believe we can generate more profits by focusing on our primary high-end premium products.

We have a beverage production line with a capacity of 10,800 tons and produce two brands of beverage.

•

Beverage “Fu”: “Fu” means “good luck” in Chinese. Beverage “Fu” is a fruit juice beverage produced from our golden berry concentrate. Beverage “Fu” is mainly sold to the wholesales market through our distributors and is commonly consumed in wedding and festival banquets as a “lucky” drink.

•

Beverage “The World of Legend”: Beverage “The World of Legend” is a fruit juice beverage produced from apple juice that we purchase from third party vendors. Beverage “The World of Legend” is mainly sold in internet bars. “The World of Legend” is the brand name of a popular online game in China. We have a three-year license agreement with Shanghai Shanda Xin Hua Interactive Entertainment Co., Ltd., or Shanda, the developer of the game, to use “The World of Legend” as the brand of our beverage. Pursuant to the agreement, we pay Shanda an annual base royalty ranging from approximately $0.14 million (RMB 1 million) in 2006 to approximately $0.21 million (RMB 1.44 million) in 2008.  In addition, if our sales volume exceeds certain amount, we pay an additional royalty equal to 3% of revenue generated from such extra sales. The term of the license agreement expires on December 14, 2008. We have been phasing out the use of “The World of Legend” and launched our own brand “The Legend of Network” since May 2008.

Others

Since fiscal year 2008, due to demand from our distributors, we started to distribute apple concentrate products and pear concentrate products. These concentrate products are processed by third party vendors according to our technical requirements and standards.

New products under development

We plan to further diversify our product mix to cater to different customer tastes and preferences. Currently, we have four new products under development.

•

Glazed blueberry;

•

Blackcurrant concentrate;

•

Sea buckthorn concentrate; and

•

Golden berry extracts

We expect to complete the development of the first three new products by August 2008 and the golden berry extracts by September 2009.

Production

Production Facility

Our primary production facility is located in Daqing, Heilongjiang province, which started production in 2004.  The facility is located on a 24,127-square-meter tract where we have land use rights until May 2055 and encompasses approximately 5,998 square meters of plant and warehouse space.  We also have leased office space in Beijing covering approximately 193 square meters.  We built another processing facility in Mu Dan Jiang, Helongjiang province in August 2008.

We currently own and operate four fruit processing lines with an aggregate processing capacity of 15,960 tons (one production line with an installed capacity of 6,000 tons became operational in August 2008) and one beverage production line with a processing capacity of 10,800 tons. The average utilization rate of our fruit processing lines was approximately 96.7% in fiscal year 2008.  Since fresh fruits are difficult to preserve in the hot season, we generally keep zero stock of fresh fruits during our production. We believe the current utilization rate of the fruit processing lines is the highest rate we can achieve given the zero stock. The utilization rate of our beverage production line was approximately 69.4% in fiscal year 2008 and still has surplus capacity for future growth.

Other than our beverage production line, our production is mainly conducted from mid July to mid November each year because our primary source fruits are typically harvested during that time and must be processed right away. Our beverage production line runs the entire year since the raw material of beverages are mainly fruit juices that are available all seasons.

To meet the expected growth of our business and to broaden our product portfolio, we plan to add one fruit processing line in our Daqing facility and three more fruit processing lines in Mu Dan Jiang facility. The following table sets forth the new production lines’ expected production commencement date, location, the capacity of each new production line, and the aggregate capacity of each of our main product lines after such expansion.

New Production Lines	Location	Expected Production Commencement Date	Processing Capacity (tons)	Aggregate Processing Capacity after Expansion (tons)
Glazed fruits	Daqing	November 2008	1,200	2,400
Nectar	Mu Dan Jiang	July 2009	4,800	9,600
Concentrate	Mu Dan Jiang	July 2010	6,000	15,960
Glazed fruits	Mu Dan Jiang	July 2010	1,200	3,600
Total			13,200	31,560

Production Process

The processing of our fruit concentrate, nectar and glazed fruits begins with the collection of fresh fruits from fruit farmers. Fresh fruits are first sorted and washed after arriving in our facility. Clean fresh fruits then go through the following processes to be made into different products.

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Nectar: crush fresh fruits into tiny granules – beat crushed fruits into raw nectar – homogenize raw nectar in a blending tank – pasteurise and sterilize the raw nectar – fill aseptic bags with sterilized nectar.

•

Fruit concentrate: crush and beat fresh fruits into mashes – press fruit mashes until fruit juice comes out – mix raw fruit juice with proper amount of compound enzyme to remove pectin and starch – filter concentrate fruit juice in three-way concentrators to achieve the target content of soluble solids, acidity and other quality standards – fill the aseptic bags with concentrates.

•

Glazed fruits: separate fresh fruits into different grades – go through needling machine to get the fruits needled at the surface – blanch needled fruits in a blanching boiler – evacuate the air from fruits – soak evacuated fruits in sugar solution in a sugaring tank – bake sugared fruits in a group of tunnel dryers.

Quality Control

We place primary importance on quality.  Our production facility has ISO 9001 and HACCP series qualifications. We have established quality control and food safety management system for the purchase of raw materials, fruit processing, packaging, storage and distribution.  We have also adopted internal quality standards that we believe are stricter than the standards mandated by the PRC government. We have a 17-person quality control team to closely monitor and test the quality of our products to ensure compliance with these standards.

High quality raw materials are crucial to the production of quality fruit products. Therefore, we rigorously examine and test fresh fruits arriving at our plant. Any fruits that fail to meet our quality standard will be rejected. We perform routine product inspection and sample testing at our production facility and adhere to strict hygiene standards. For example, every employee involved in production is required to change into specially made clothes, wear working caps and shoes. No one is allowed to enter our production room unless he or she is directly involved in the production process.

All of our products undergo inspection at each stage of the production process, as well as post production inspection and final checking before distribution for sales. Products in storage or in the course of distribution are also subject to regular quality testing.

Raw Materials and Suppliers

Raw Materials

Our business depends on maintaining a regular and adequate supply of high-quality raw material. The principal raw materials for our production are fresh fruits, which accounted for approximately 73% of our total costs of sales in fiscal year 2008. Our facility is strategically located in Heilongjiang province, where abundant supply of source fruits is available.  In 2007, the total estimated output of golden berry, crab apple, blueberry and raspberry in Heilongjiang province was approximately 200,000 tons, 700,000 tons, 200,000 tons and 100,000 tons, respectively, representing approximately 98%, 61%, 90% and 70% of its respective total output in China.  The close proximity of our facility to the orchards enables us to acquire sufficient fresh fruits with lower logistics costs.  Our other raw materials mainly include packing materials (e.g. aseptic bags) and auxiliary materials (e.g. sugar and additives) that are widely available on the market.

Suppliers and Supply Arrangements

We employ different procurement strategies to support our rapid growth based on the source fruit type.  We coordinate primarily with the local government for the supply of golden berries and rely on a large group of agents for the supply of other source fruits.

Golden berries in Heilongjiang are mainly grown in four fruit farm bases where a large amount of individual farmers plant golden berries in their own lands. Our estimated annual output of golden berries at these four fruit farm bases is approximately 100,000 tons, accounting for approximately 50% of the total output of golden berries in Heilongjiang province. Our processing volume of golden berry (including those sold as fresh fruits) in fiscal year 2008 was approximately 25,000 tons. We currently purchase a majority of our golden berry from two of these fruit farm bases, namely Hailun Base and Nehe Base. Since it is too costly to purchase fresh fruits from each individual farmer, we coordinate with the local governments who play a critical role in planning and coordinating the overall fruit planting activities of individual farmers in the bases.

We normally sign written cooperative agreements with the local governments of Hailun Base and Nehe Base at the beginning of each year, which generally has a one-year term. The agreement typically sets forth the total quantity of golden berry to be purchased by us and a predetermined minimum price. The local governments, through their offices located in every village of the farm bases, deliver the demand information to individual farmers and coordinates corresponding planting activities. In the picking season, we submit our daily request of golden berries to the local governments, who then instruct the farmers to deliver fresh fruits to our plant on a timely basis. The final purchase price is based on the prevailing market price, but no lower than the predetermined minimum price. This arrangement cuts down our procurement costs significantly and allows the local governments to protect and maximize individual farmer’s interest.  After years of cooperation with the local governments of these two farm bases, we believe we have a solid and exclusive relationship with them which allows us to have a stable supply of golden berries on commercially reasonable terms.

We purchase other source fruits, including blueberry, crab apple and raspberry, primarily from agents. Since there is no centralized farm base for these fruits, their supply is scattered which makes it costly and infeasible to source them directly from individual farmers. As an alternative, we have developed a large group of agents who purchase fruits from the local farmers, then sell them to us.  Our sourcing staffs maintain close communication with our agents to ensure their efficiency and loyalty. Our sourcing staff also spends a lot of time to keep developing new agents in the planting area of these fruits.  We believe we have established an effective and loyal group of agents who are able to provide us with sufficient fresh fruits to support our rapid annual growth.

Marketing, Sales and Distribution

Sales and Distribution

We currently sell all our products directly to 68 regional distributors across 19 provinces and 39 cities in China who then sell the products to various customers, including food processors, supermarkets and wholesale stores.  As of March 31, 2008, our sales team consisted of 17 experienced employees. We divide the national market into six regions and assign each region a sales team.  Northern China is currently our biggest market, accounting for approximately 49% of our total revenue in fiscal year 2008.

We generally require our distributors to pay the full purchase price in cash before we deliver the products.  We also offer credit for our products to selected existing distributors with long-term business relationships and excellent credit records. The credit term is generally one month. We utilize different pricing policies based on the type of source fruit.  For golden berry based products, we price our products based on raw material costs to ensure stable profit margin.  We believe that we are the largest golden berry processor in China and the only processor in Northeast China which allows us to have strong pricing power.  For products based on other source fruits, we price our products with reference to the prevailing market price.

Distributors normally have distribution rights to sell our products within a defined territory.  We typically enter into a one-year contract with each of our distributors at the beginning of the year.  The contract generally requires a 15-day notice of the purchase amount prior to the required delivery date. We have the right to supervise and monitor distributors’ sale of our products. We generally have a no return policy.  According to our standard distribution agreement, we are liable for any loss resulted from a quality problem only if the distributor provides certification from relevant authorities. However, distributors will bear any losses caused by their negligence in the storage of the products. We offer no sales rebates or rewards to our distributors.

We believe we maintain stable relationships with our distributors, and many of them have been our distributors for more than three years.  Our top ten distributors accounted for approximately 63.8% and 64.1% of our total revenue in fiscal years 2008 and 2007, respectively.  Our biggest distributor Beijing Huapeng Food Co., Ltd. accounted for approximately 13.8% and 14.5% of total revenue in fiscal years 2008 and 2007, respectively.  No other distributors accounted for more than 10% of our total revenue in fiscal year 2008.

Marketing

As of March 31, 2008, we have five experienced marketing personnel who are responsible for market research, promotion and advertisement. We strengthen our market presence through various types of market campaigns. We participate in several domestic and international trade fairs, such as China National Sugar and Alcoholic Commodities Fair and International China Harbin Fair for Trade and Economic Cooperation. These trade fairs help to promote our reputation and name recognition in the industry.

Our Competition

Since we process premium specialty fruits grown in Northeast China, we face little direct competition from the processors of common fruits or broad-based food processors. Our main competitors are local fruit processors that offer products similar to ours. Most of our competitors are small-sized local processors and generally processes of only one or two types of premium specialty fruits. Compared to these competitors, we believe we have more diversified products, higher production capacity and greater resources. Our major competitors in China include Dalian Xinlian Food Company, Shandong Longkou Fudi Food Co. Ltd., Zhalantun Changzheng Beverage Factory and Muxing Quick Frozen Food Factory.

Research and Development

Our research and development activities focus on new product development for new premium specialty fruits and quality improvement.  We currently have five employees dedicated to research and development. We also cooperate with Heilongjiang Ba Yi Land Reclamation University (“HLAU”), one of the earliest agriculture universities in China.  Since 2004, our company and HLAU have cooperatively completed the development of six new products, four of which are now our principal products. On March 7, 2008, we entered into a technology cooperation agreement with HLAU to develop several new products, including glazed blueberry, blackcurrant concentrate, seabuckthorn concentrate and golden berry extracts.  Under the agreement, we will provide a total amount of approximately $25,670 (RMB 180,000) to HLAU for the development of the new products and all intellectual property rights of the new products belong to our company.

Intellectual Property

All of our product formulations are proprietary. We have not registered or applied for protections in China for most of our intellectual property or proprietary technologies relating to the formulations of our products. See “Risk factors—Risks Related to Our Business— Our inability to protect our trademarks, patent and trade secrets may prevent us from successfully marketing our products and competing effectively.” Although we believe that, as of today, patents and copyrights have not been essential to maintaining our competitive market position, we intend to assess appropriate occasions in the future for seeking patent and copyright protections for those aspects of our business that provide significant competitive advantages.

We sell our fruit concentrate, glazed fruit and nectar products under the brand of “农珍之冠”.  Our chairman Changjun Yu has registered the trademark for “农珍之冠” in class 32 with the Trademark Office of the State Administration for Industry and Commerce of China, or the Trademark Office.  He has applied the trademark for “农珍之冠” in class 29 which application has been accepted by the Trademark Office. In May 2008, Mr. Yu agreed to transfer the trademarks for “农珍之冠”  in both class 29 and class 32 to our company for a consideration of RMB 1 for each trademark and granted us the exclusive right to use such trademarks before the transfer was approved by the Trademark Office. We have filed the application for such transfer with the Trademark Office.  If the approval is granted, we will have all the legal rights for such trademark, the term of which expires in 2018.

We also filed an application for the trademark “The Legend of Network” with the Trademark Office in May 2008. The application has been accepted by the Trademark Office.

We rely on trade secret protection and confidentiality agreements to protect our proprietary information and know-how. Our management and each of our research and development personnel have entered into a standard annual employment contract, which includes a confidentiality clause and a clause acknowledging that all inventions, designs, trade secrets, works of authorship, developments and other processes generated by them on our behalf are our property, and assigning to us any ownership rights that they may claim in those works. Despite our precautions, it may be possible for third parties to obtain and use, without our consent, intellectual property that we own or are licensed to use. Unauthorized use of our intellectual property by third parties, and the expenses incurred in protecting our intellectual property rights, may adversely affect our business. See “Risk factors—Risks Related to Our Business—Failure to adequately protect our intellectual property rights may undermine our competitive position, and litigation to protect our intellectual property rights may be costly.”

Regulation

The food industry, of which fruit based products form a part, is subject to extensive regulation in China. This following summarizes the most significant PRC regulations governing our business in China.

Food Hygiene and Safety Laws and Regulations

As a producer of food products in China, we are subject to a number of PRC laws and regulations governing food safety and hygiene, including:

•

the PRC Product Quality Law;

•

the PRC Food Hygiene Law;

•

the Implementation Rules on the Administration and Supervision of Quality and Safety in Food Producing and Processing Enterprises (trail implementation);

•

the Regulation on the Administration of Production Licenses for Industrial Products;

•

the General Measure on Food Quality Safety Market Access Examination;

•

the General Standards for the Labeling of Prepackaged Foods;

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the Standardization Law;

•

the Regulation on Hygiene Administration of Food Additive;

•

the Regulation on Administration of Bar Code of Merchandise; and

•

the PRC Metrology Law.

These laws and regulations set out safety and hygiene standards and requirements for various aspects of food production, such as the use of additives, production, packaging, handling, labeling and storage, as well as facilities and equipment. Failure to comply with these laws and regulations may result in confiscation of our products and proceeds from the sales of non-compliant products, destruction of our products and inventory, fines, suspension of production and operation, product recalls, revocation of licenses, and, in extreme cases, criminal liability.

Environmental Regulations

We are subject to various governmental regulations related to environmental protection. The major environmental regulations applicable to us include:

•

the Environmental Protection Law of the PRC;

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the Law of PRC on the Prevention and Control of Water Pollution;

•

Implementation Rules of the Law of PRC on the Prevention and Control of Water Pollution;

•

the Law of PRC on the Prevention and Control of Air Pollution;

•

Implementation Rules of the Law of PRC on the Prevention and Control of Air Pollution;

•

the Law of PRC on the Prevention and Control of Solid Waste Pollution; and

•

the Law of PRC on the Prevention and Control of Noise Pollution.

We have obtained all permits and licenses required for production of our products and believe we are in material compliance with all applicable laws and regulations.

Environmental Matters

Our manufacturing facilities are subject to various pollution control regulations with respect to noise, water and air pollution and the disposal of waste and hazardous materials. We are also subject to periodic inspections by local environmental protection authorities. Our operating subsidiary has received certifications from the relevant PRC government agencies in charge of environmental protection indicating that their business operations are in material compliance with the relevant PRC environmental laws and regulations. We are not currently subject to any pending actions alleging any violations of applicable PRC environmental laws.

Our Employees

As of March 31, 2008, we employed a total of 496 full-time employees. The following table sets forth the number of our employees by function as of March 31, 2008.

Department	Number of Employees
Senior Management	8
Human resource & Administration.	35
Production	364
Procurement	3
Marketing	4
Sales	17
Logistic	36
Research & Development	5
Quality Control	17
Accounting	7
TOTAL	496

Our employees are not represented by a labor organization or covered by a collective bargaining agreement.  We have not experienced any work stoppages.

We are required under PRC law to make contributions to the employee benefit plans at specified percentages of the after-tax profit. In addition, we are required by the PRC law to cover employees in China with various types of social insurance. We believe that we are in material compliance with the relevant PRC laws.

Seasonality

As is typical in the fruit processing industry, we experience seasonality in our business.  Except for the beverage production line which runs for the full year, our fruit processing lines are mainly carried out from mid July to mid November each year because our primary source fruits are typically harvested during that period and must be processed right away. In fiscal year 2008, sales during the second and third fiscal quarters accounted for approximately 69.3% of our total sales revenue.  As a result of seasonality, our personnel, working capital requirements, cash flow and inventories vary substantially throughout the year.

Insurance

We have property insurance for our facility located in Daqing.  We believe our insurance coverage is customary and standard for companies of comparable size in comparable industries in China.

We do not have any business liability, interruption or litigation insurance coverage for our operations in China. Insurance companies in China offer limited business insurance products. While business interruption insurance is available to a limited extent in China, we have determined that the risks of interruption, cost of such insurance and the difficulties associated with acquiring such insurance on commercially reasonable terms make it impractical for us to have such insurance.  Therefore, we are subject to business and product liability exposure.  See “Risk Factors – We have limited insurance coverage and do not carry any business interruption insurance, third-party liability insurance for our production facilities or insurance that covers the risk of loss of our products in shipment.”

Litigation

From time to time, we may become involved in various lawsuits and legal proceedings, which arise, in the ordinary course of business.  However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business.  We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse effect on our business, financial condition or operating results.

MANAGEMENT

Directors and Executive Officers

The following sets forth information about our directors and executive officers as of the date of this prospectus:

Name	Age	Position
Changjun Yu	35	Chairman
Jinglin Shi	34	Chief Executive Officer, President and director
Colman Cheng	40	Chief Financial Officer, Treasurer and Secretary
Manjiang Yu	36	Vice President of Sales

Changjun Yu.  Mr. Yu is the leading founder of our company and has served as the chairman of our board of directors since the completion of the reverse acquisition of Fezdale on August 14, 2008. Mr. Yu has been the chairman of our subsidiary Longheda since its formation in 2004.  From 2001 to 2003, Mr. Yu was the vice president of sales of Haerbin Shengjinlai Economic and Technology Development Co. Ltd.  From 1997 to 2000, He served as the vice president of production and then vice president of sales of Shandong Qingzhou Dajinxing Aviation Beverage Co. Ltd.  Mr. Yu has over 13 years of experience in the food industry.

Jinglin Shi.  Mr. Shi is one of our founders.  He has been our Chief Executive Officer, President and director since the completion of the reverse acquisition of Fezdale on August 14, 2008.  Mr. Shi has served as the Chief Executive Officer of our subsidiary Longheda since its formation in 2004. From 2001 to 2003, Mr. Shi worked as the sales manager and then the vice president of sales of Daqing Yuehaitian Economic and Trade Co. Ltd.

Sing Kau (Colman) Cheng.  Mr. Cheng has been our Chief Financial Officer, Treasurer and Secretary since the completion of the reverse acquisition of Fezdale on August 14, 2008 and the Chief Financial Officer of our subsidiary Longheda since August 2007.  Mr. Cheng has over 14 years of auditing, accounting and financial management experience in big four accounting firms and other sizable corporations. From August 2006 to June 2007, he served as an investment manager of KAB Asia Limited. From October 2004 to August 2006, he was a financial controller and company secretary of A&K Education Software Holdings Limited, a GEM listed company in Hong Kong. From February 2003 to October 2004, he was a senior auditor of CCIF CPA Limited. Mr. Cheng received a bachelor’s degree in Accounting from Edith Cowan University in Australia and is an associate member of both the Hong Kong Institute of Certified Public Accountants and CPA Australia.

Manjiang Yu.  Mr. Yu has been our Vice President of Sales since the completion of the reverse acquisition of Fezdale on August 14, 2008.  Mr. Yu worked as the assistant to the Chief Executive Officer, then the Chief Market Officer of our subsidiary Longheda since its formation in 2004. Before joining Longheda, he served as the president of Daqing High-tech Zone Ruinuo Economic & Trade Co. Ltd. from 2002 to 2004.

Family Relationships

There is no family relationship among any of our officers or directors.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, or has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws, except for matters that were dismissed without sanction or settlement.  Except as set forth in our discussion below in “Transactions with Related Persons; Promoters and Certain Control Persons; Director Independence,” none of our directors, director nominees or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

EXECUTIVE COMPENSATION

Summary Compensation Table— Fiscal Years Ended March 31, 2008 and 2007

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to the named persons for services rendered in all capacities during the noted periods.  No other executive officers received total annual salary and bonus compensation in excess of $100,000.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation Earnings ($)	Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Jinglin Shi, CEO and President (1)	2008	$4,040	-	-	-	-	-	-	$4,040
	2007	$3,848	-	-	-	-	-	-	$3,848
Richard Crimmins, former President, Treasurer and Secretary (2)	2008	-	-	-	-	-	-	-	-
	2007	-	-	-	-	-	-	-	-

(1) On August 14, 2008, we acquired Fezdale in a reverse acquisition transaction that was structured as a share exchange and in connection with that transaction, Mr. Shi became our Chief Executive Officer, President and director. Prior to the effective date of the reverse acquisition, Mr. Shi served at Fezdale’s wholly owned subsidiary Longheda as its chief executive officer. The annual, long term and other compensation shown in this table include the amount Mr. shi received from Longheda prior to the consummation of the reverse acquisition.

(2) Richard Crimmins resigned from all offices he held with us and his position as our director upon the closing of the reverse acquisition of Fezdale on August 14, 2008.

Employment Agreements

On July 30, 2008, our subsidiary Fezdale entered into an employment agreement with Jinglin Shi, our Chief Executive Officer and President. Under the employment agreements, Mr. Shi will receive an annual salary of RMB 600,000 (approximately $87,464).  Mr. Shi is subject to customary confidentiality and non-competition covenants as provided in the employment agreement.

We have not provide retirement benefits (other than a state pension scheme in which all of our employees in China participate) or severance or change of control benefits to our named executive officer.

Outstanding Equity Awards at Fiscal Year End

None of our executive officers received any equity awards, including, options, restricted stock or other equity incentives during the fiscal year ended March 31, 2008.

Compensation of Directors

During the 2007 and 2008 fiscal years, no member of our board of directors received any compensation for his services as a director.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our common stock as of October 13, 2008 (i) by each person who is known by us to beneficially own more than 5% of our common stock; (ii) by each of our officers and directors; and (iii) by all of our officers and directors as a group.  Unless otherwise specified, the address of each of the persons set forth below is in care of Daqing Longheda Food Company Limited, No. 2 Wenhua Street, Dongfeng New Village, Daqing, Heilongjiang 163311, China.

Name & Address of Beneficial Owner	Office, If Any	Title of Class	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
Officers and Directors
Changjun Yu	Chairman	Common stock $0.001 par value	0	*
Jinglin Shi	President and CEO	Common stock $0.001 par value	0	*
Colman Cheng	CFO and Secretary	Common stock $0.001 par value	0	*
Manjiang Yu	Vice President of Sales	Common stock $0.001 par value	0	*
All officers and directors as a group (4 persons named above)		Common stock $0.001 par value	0	*
5% Securities Holders
Halter Financial Investments, L.P. 12890 Hilltop Road Argyle, TX 76226		Common stock $0.001 par value	2,513,758	6.96%
Yiu Fai Kung		Common stock $0.001 par value	21,116,815	58.45%
Kwan Mo Ng		Common stock $0.001 par value	9,050,063	25.05%

* Less than 1%

1Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.

2 A total of 36,125,754 shares of our common stock are considered to be outstanding pursuant to SEC Rule 13d-3(d)(1) as of October 13, 2008.  For each beneficial owner above, any options exercisable within 60 days have been included in the denominator.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS; DIRECTOR INDEPENDENCE

Transactions With Related Persons

The following includes a summary of transactions since the beginning of the 2008 fiscal year, or any currently proposed transaction, in which we were or are to be a participant and the amount involved exceeded or exceeds the lesser of $120,000 or one percent of the average of our total assets at year-end for the last three completed fiscal years, and in which any related person had or will have a direct or indirect material interest (other than compensation described under “Executive Compensation”).  We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

•

On May 16, 2008, our Chairman Changjun Yu entered into a Trademark Transfer Agreement with our company pursuant to which Mr. Yu transferred his rights to the trademark “农珍之冠” to our company for a nominal consideration of RMB 1. In connection with the trademark transfer, Mr. Yu also entered into a Trademark License Agreement with our company pursuant to which Mr. Yu granted us the exclusive rights to use such trademark before the Trademark Office approves the transfer of such trademark.  See “Our Business – Intellectual Property.”

•

On April 28, 2008, our subsidiary Longheda entered into a financial advisory agreement (the “Financial Advisory Agreement”) with HFG International, Limited.  The Financial Advisory Agreement was amended on August 12, 2008. Under the Financial Advisory Agreement, as amended, HFG International, Limited agreed to provide Longheda with financial advisory and consulting services in facilitating Longheda’s going public transaction.  In consideration for these services, HFG International, Limited is entitled to $450,000 which will be paid within 45 days after the closing of the going public transaction.  HFG International, Limited is an affiliate of Halter Financial Investments, L.P., which was an 87.5% shareholder of our company before the closing of the reverse acquisition of Fezdale and a 6.96% shareholder as of the date of this prospectus.

Promoters and Certain Control Persons

We did not have any promoters at any time during the past five fiscal years.

Director Independence

We currently do not have any independent directors, as the term “independent” is defined by the rules of the Nasdaq Stock Market.

CHANGE IN ACCOUNTANTS

Prior to our reverse acquisition transaction with Fezdale, our independent registered public accounting firm was Pritchett, Siler & Hardy, P.C., while Fezdale’s independent registered public accounting firm was HLB Hodgson Impey Cheng. On August 14, 2008, concurrent with the change in control transaction discussed above, our board of directors approved the dismissal of Pritchett, Siler & Hardy, P.C., as our independent auditor, effective immediately.  Concurrent with the decision to dismiss Pritchett, Siler & Hardy, P.C. as our independent auditor, our board of directors elected to continue the existing relationship of Fezdale with HLB Hodgson Impey Cheng and appointed HLB Hodgson Impey Cheng as our independent auditor.

Pritchett, Siler & Hardy, P.C.’s reports on Fashion Tech International, Inc.’s financial statements as of and for the fiscal years ended March 31, 2008 and 2007, did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles, except that its report for the fiscal year ended March 31, 2008 contained a going concern qualification as to Fashion Tech Technology, Inc.’s ability to continue.

In connection with the audits of the fiscal years ended March 31, 2008 and 2007, there were (1) no disagreements with Pritchett, Siler & Hardy, P.C. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Pritchett, Siler & Hardy, P.C., would have caused Pritchett, Siler & Hardy, P.C. to make reference to the subject matter of the disagreements in connection with its reports, and (2) no events of the type listed in paragraphs (A) through (D) of Item 304(a)(1)(v) of Regulation S-K.

During the fiscal years ended March 31, 2008 and 2007 and through the date hereof, neither us nor anyone acting on our behalf consulted HLB Hodgson Impey Cheng with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and neither a written report was provided to us or oral advice was provided that HLB Hodgson Impey Cheng concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a disagreement or reportable events set forth in Item 304(a)(1)(iv) and (v), respectively, of Regulation S-K.

We provided Pritchett, Siler & Hardy, P.C. with a copy of this disclosure on August 14, 2008, providing Pritchett, Siler & Hardy, P.C. with the opportunity to furnish us with a letter addressed to the SEC stating whether it agrees with the statement made by us herein in response to Item 304(a) of Regulation S-K and, if not, stating the respect in which it does not agree. A letter from Pritchett, Siler & Hardy, P.C. dated August 14, 2008 was filed by us as Exhibit 16.1 to our current report on Form 8-K on August 14, 2008.

SELLING STOCKHOLDERS

This prospectus relates to the resale by the selling stockholders named below from time to time of up to a total of 6,121,407 shares of our common stock that were issued to the selling stockholders pursuant to transactions exempt from registration under the Securities Act.  All of the common stock offered by this prospectus is being offered by the selling stockholders for their own accounts.  The selling stockholders are divided into three categories: (i) investors from the private placement transaction; (ii) certain shareholders who received warrants in connection with their placement agent services, and (iii) certain shareholders who received shares of our common stock before the reverse acquisition of Fezdale.

Private Placement Transaction

On October 10, 2008, we completed a private placement transaction and sold 3,085,840 shares of our common stock to certain investors at $2.78 per share for a total of $8.58 million pursuant to a securities purchase agreement dated August 14, 2008, as amended on September 25, 2008.  The issuance of our shares to these investors was made in reliance on the exemption provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering and Regulation D promulgated thereunder.  The purchasers were sophisticated investors with access to all relevant information necessary to evaluate the investment, and who represented to us that the shares were being acquired for investment.

Warrants Issued to Placement Agents

On October 10, 2008, as part of the compensation for WLT Brothers Capital, Inc., Wentworth Securities, Inc. and Euro Pacific Capital, Inc.’s services as our placement agents for the private placement transaction described above, we issued to the placement agents warrants to purchase an aggregate of 216,009 shares of our common stock. The warrants have an exercise price of $2.78 and have a term of 3 years. The warrants were issued in reliance on the Section 4(2) of the Securities Act and Regulation D promulgated thereunder.

Existing Shareholders before the reverse acquisition of Fezdale

We are registering 2,819,558 shares of our common stock owned by 4 shareholders who received our shares before our reverse acquisition of Fezdale, including 2,513,758 shares of our common stock HFI purchased in reliance on the Section 4(2) private placement exemption.

Selling Stockholders

The following table sets forth certain information regarding the selling stockholders and the shares offered by them in this prospectus.  Beneficial ownership is determined in accordance with the rules of the SEC.  In computing the number of shares beneficially owned by a selling stockholder and the percentage of ownership of that selling stockholder, shares of common stock underlying shares of convertible preferred stock, options or warrants held by that selling stockholder that are convertible or exercisable, as the case may be, within 60 days of October 13, 2008 are included.  Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other selling stockholder.  Each selling stockholder’s percentage of ownership in the following table is based upon 36,125,754 shares of common stock outstanding as of October 13, 2008.

Except as specifically set forth in the footnotes to the table, none of the selling stockholders has held a position as an officer or director of the Company, nor has any selling stockholder had any material relationship of any kind with us or any of our affiliates.  All information with respect to share ownership has been furnished by the selling stockholders.  The shares being offered are being registered to permit public secondary trading of the shares and each selling stockholder may offer all or part of the shares owned for resale from time to time.  In addition, none of the selling stockholders has any family relationships with our officers, directors or controlling stockholders.  Furthermore, except as specifically set forth in the footnote to the table below, no selling stockholder is a registered broker-dealer or an affiliate of a registered broker-dealer.  The selling stockholders who are also broker dealers are underwriters with respect to the shares that they are offering for resale.

For additional information, refer to “Security Ownership of Certain Beneficial Owners and Management” above.

The term “selling stockholders” also includes any transferees, pledges, donees, or other successors in interest to the selling stockholders named in the table below.  To our knowledge, subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares of common stock set forth opposite such person’s name.  We will file a supplement to this prospectus to name successors to any named selling stockholders who are able to use this prospectus to resell the securities registered hereby.

Name	Beneficial Before the Offering	Shares of Common Stock Included in Prospectus	Beneficial Ownership After the Offering (1)	Percentage of Common Stock Owned After Offering(2)
Halter Financial Investments, L.P. (3)	2,513,758	2,513,758	0	*
Real Path, Inc. (4)	104,787	104,787	0	*
Devonshire Partners, LLC (5)	100,787	100,787	0	*
Lynn Dixon	100,226	100,226	0	*
Ladislav Bobiš	215,827	215,827	0	*
Gerald W. Bolfing	35,971	35,971	0	*
FALLKLANDY s.j.	53,956	53,956	0	*
FILUMA Spol S.R.O.	89,928	89,928	0	*
Wojciech Gasiorek	29,167	29,167	0	*
Harold E. Gear	26,978	26,978	0	*
Grzegorz Grabowski	53,956	53,956	0	*
Grandmark Limited Partnership	8,992	8,992	0	*
Halter Global Opportunity Fund	116,906	116,906	0	*
Kevin Jr. Halter	35,971	35,971	0	*
James B. Lisle and W. Pauline Lisle	5,395	5,395	0	*
Piotr Januszko	35,962	35,962	0	*
Leszek Kornaszewski	48,714	48,714	0	*
Janusz Krzesinski	71,942	71,942	0	*
Eva Boženna Lada	53,956	53,956	0	*
Robert O. McDonald	8,992	8,992	0	*
Marek Missala	53,947	53,947	0	*
Zdeněk Morávek	107,902	107,902	0	*
Jaroslaw Popkowski	53,956	53,956	0	*
RESBEX Sp. z.o.o.	53,956	53,956	0	*
Support2trading LTD.	44,964	44,964	0	*
Leszek Szot	53,947	53,947	0	*
The USX China Fund	90,000	90,000	0	*
T. Williams LLC	7,194	7,194	0	*

Marek Wachelka	71,942	71,942	0	*
Sebastian Wagner	17,985	17,985	0	*
Marian Wiciejewski	71,942	71,942	0	*
Artur Wisniewski	46,762	46,762	0	*
Rafal Wisniewski	35,971	35,971	0	*
Maciej Zawada	35,971	35,971	0	*
Piotr Zwolski	53,908	53,908	0	*
Bernard L. Warner Trust U/A/D 03/28/94	35,971	35,971	0	*
Mark Andrew Charlebois	17,985	17,985	0	*
Rudolf III Eckert	35,971	35,971	0	*
Frederick Laun & Lisa Laun JTWROS	35,971	35,971	0	*
Halter Global Opportunity Fund	71,942	71,942	0	*
Heidi & Kevin Kiene JTWROS	35,971	35,971	0	*
James W. and R. Darlene Bridges JTWROS	71,942	71,942	0	*
Joseph A. & Parnela M. Panella Living Trust UA 5/11/04	28,776	28,776	0	*
Hemant Kathuria	7,194	7,194	0	*
Kent G. Schmidt & Kevin G. Schmidt Jt. Ten.	35,971	35,971	0	*
Barbara S. Meister	35,971	35,971	0	*
James B. Moore	20,000	20,000	0	*
Quincy Murphy	35,971	35,971	0	*
Patrick Kirk & Gloria Kirk JTWROS	17,985	17,985	0	*
Paul D. Ehrman & Michelle Ehrman JTWROS	35,971	35,971	0	*
Paul F. Oreffice Trust UAD 9/15/95	17,985	17,985	0	*
Richard Potapchuk	107,913	107,913	0	*
Steve Smith	35,971	35,971	0	*
Mehran Muhammad Taslimi	71,942	71,942	0	*
The Suter Family Trust UAD 4/12/2002	179,856	179,856	0	*
Wylie Family Trust UAD 07/01/01	17,985	17,985	0	*
Greystone Financial Services Inc. Profit Sharing Plan	35,971	35,971	0	*
Tomas Hudec	43,763	43,763	0	*
Piotr Januszko	34,163	34,163	0	*
Jerome M. and Leah Y. Fullinwider	71,942	71,942	0	*
Russel Parker	53,956	53,956	0	*
Małgorzata Płusa	61,151	61,151	0	*
Krzysztof Pudlowski	89,928	89,928	0	*
Donald E. Schmidt	35,971	35,971	0	*
Artur Wisniewski	10,791	10,791	0	*
WLT Brothers Capital, Inc. (6)	66,171	66,171	0	*
Wentworth Securities, Inc. (7)	95,781	95,781	0	*
Euro Pacific Capital, Inc. (8)	54,057	54,057	0	*
Totals:	6,121,407	6,121,407	0	*

* Less than 1%

(1)

Assumes that all securities offered are sold.

(2)

As of October 13, 2008, a total of 36,125,754 shares of our common stock are considered to be outstanding pursuant to SEC Rule 13d-3(d)(1). For each beneficial owner above, any options exercisable within 60 days have been included in the denominator.

(3)

Halter Financial Investments, L.P. is a Texas limited partnership in which Timothy P. Halter, David Brigante, Marat Rosenberg and George Diamond (or their affiliated entities) are limited partners.  All of them have voting power and investment power over the securities owned by Halter Financial Investments, L.P.

(4)

Suzanne Rupert is the sole shareholder, officer and director of Real Path, Inc. and has voting power and investment power over the securities owned by Real Path, Inc.

(5)

Thomas G. Kimble is the sole owner and manager of Devonshire Partners, LLC and has voting power and investment power over the securities owned by Devonshire Partners, LLC.

(6)

Includes 66,171 shares underlying the warrant to purchase shares of our common stock.  James Groh is the president and chief executive officer of WLT Brothers Capital, Inc. and has voting and investment control over securities held by the company. WLT Brothers Capital, Inc. is a broker-dealer and certified that it purchased the shares covered by this prospectus in the ordinary course of business and at the time of the purchase of the shares, it had no agreements or understandings, directly or indirectly, with any person to distribute such shares

(7)

Includes 95,781 shares underlying the warrant to purchase shares of our common stock.

(8)

Includes 54,057 shares underlying the warrant to purchase shares of our common stock.

We will not receive any of the proceeds from the sale of any shares by the selling stockholders but we will receive funds from the exercise of the warrants held by the selling stockholders if and when those warrants are exercised for cash. We have agreed to bear expenses incurred by the selling stockholders that relate to the registration of the shares being offered and sold by the selling stockholders, including the SEC registration fee and legal, accounting, printing and other expenses of this offering.

DESCRIPTION OF CAPITAL STOCK

Common Stock

We are authorized to issue up to 120,000,000 shares of common stock, par value $0.001 per share. Each outstanding share of common stock entitles the holder thereof to one vote per share on all matters.  Our bylaws provide that any vacancy occurring in the board of directors may be filled by the affirmative vote of a majority of the remaining directors though less than a quorum of the board of directors.  Stockholders do not have preemptive rights to purchase shares in any future issuance of our common stock.

The holders of shares of our common stock are entitled to dividends out of funds legally available when and as declared by our board of directors.  Our board of directors has never declared a dividend and does not anticipate declaring a dividend in the foreseeable future.  Should we decide in the future to pay dividends, as a holding company, our ability to do so and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiaries and other holdings and investments.  In addition, our operating subsidiaries, from time to time, may be subject to restrictions on their ability to make distributions to us, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions.  In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to receive, ratably, the net assets available to stockholders after payment of all creditors.

All of the issued and outstanding shares of our common stock are duly authorized, validly issued, fully paid and non-assessable.  To the extent that additional shares of our common stock are issued, the relative interests of existing stockholders will be diluted.

Preferred Stock

We may issue up to 5,000,000 shares of preferred stock in one or more classes or series within a class as may be determined by our board of directors, who may establish, from time to time, the number of shares to be included in each class or series, may fix the designation, powers, preferences and rights of the shares of each such class or series and any qualifications, limitations or restrictions thereof. Any preferred stock so issued by the board of directors may rank senior to the common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up of us, or both. Moreover, under certain circumstances, the issuance of preferred stock or the existence of the un-issued preferred stock might tend to discourage or render more difficult a merger or other change in control.

No shares of preferred stock are currently outstanding. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding voting stock.

Warrants

In connection with our private placement which closed on October 10, 2008, WLT Brothers Capital, Inc., Wentworth Securities, Inc. and Euro Pacific Capital, Inc., our placement agents, received, as partial compensation, warrants to purchase 66,171, 95,781 and 54,057 shares of our common stock, respectively.  The warrants have a term of 3 years and are immediately exercisable at $2.78 per share, subject to the usual adjustments for certain corporate events.   The shares underlying the warrants are being included in this registration statement, but none of the warrants have been exercised.

Transfer Agent and Registrar

Our independent stock transfer agent is Interwest Transfer Corporation, located in Salt Lake City, Utah. Their mailing address is 1981 East Murray Holladay Road, Suite 100, Salt Lake City, Utah 84117. Their phone number is (801) 272-9294.

SHARES ELIGIBLE FOR FUTURE SALE

As of October 13, 2008, there were approximately 36,125,754 shares of our common stock outstanding.

Shares Covered by this Prospectus

All of the 6,121,407 shares being registered in this offering may be sold without restriction under the Securities Act of 1933.

Rule 144

The SEC has recently adopted amendments to Rule 144 which will become effective on February 15, 2008 and will apply to securities acquired both before and after that date.  Under these amendments, a person who has beneficially owned restricted shares of our common stock or warrants for at least six months would be entitled to sell their securities provided that (1) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale, (2) we are subject to the Exchange Act reporting requirements for at least 90 days before the sale and (3) if the sale occurs prior to satisfaction of a one-year holding period, we provide current information at the time of sale.

Persons who have beneficially owned restricted shares of our common stock or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•

1% of the total number of securities of the same class then outstanding, which will equal approximately 361,257 shares immediately after this offering; or

•

the average weekly trading volume of such securities during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Provided, in each case, that we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale.

However, since we anticipate that our shares will be quoted on the OTC Bulletin Board, which is not an “automated quotation system,” our stockholders will not be able to rely on the market-based volume limitation described in the second bullet above.  If, in the future, our securities are listed on an exchange or quoted on NASDAQ, then our stockholders would be able to rely on the market-based volume limitation.  Unless and until our stock is so listed or quoted, our stockholders can only rely on the percentage based volume limitation described in the first bullet above.

Such sales by affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144.  The selling stockholders will not be governed by the foregoing restrictions when selling their shares pursuant to this prospectus.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shall Companies

Historically, the SEC staff has taken the position that Rule 144 is not available for the resale of securities initially issued by companies that are, or previously were, blank check companies, like us.  The SEC has codified and expanded this position in the amendments discussed above by prohibiting the use of Rule 144 for resale of securities issued by any shell companies (other than business combination related shell companies) or any issuer that has been at any time previously a shell company. The SEC has provided an important exception to this prohibition, however, if the following conditions are met:

•

the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•

the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and

•

at least one year has elapsed from the time that the issuer filed current comprehensive disclosure with the SEC reflecting its status as an entity that is not a shell company.

As a result, it is likely that pursuant to Rule 144 our stockholders, who were stockholders of ours prior to the reverse acquisition of Fezdale, will be able to sell the their shares of our common stock from and after August 14, 2009 (the one year anniversary of our reverse acquisition of Fezdale) without registration.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•

ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•

block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•

purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•

an exchange distribution in accordance with the rules of the applicable exchange;

•

privately negotiated transactions;

•

short sales effected after the date the registration statement of which this Prospectus is a part is declared effective by the SEC;

•

through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•

broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share; and

•

a combination of any such methods of sale.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.  The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.  The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.  The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any.  Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents.  We will not receive any of the proceeds from this offering.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchase of shares, from the purchaser) in amounts to be negotiated.  The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

Any underwriters, agents, or broker-dealers, and any selling stockholders who are affiliates of broker-dealers, that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act.  Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act.  Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.  We know of no existing arrangements between any of the selling stockholders and any other stockholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares, nor can we presently estimate the amount, if any, of such compensation.  See “Selling Stockholders” for description of any material relationship that a stockholder has with us and the description of such relationship.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.  In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates.  In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.  The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to pay certain fees and expenses incurred by us incident to the registration of the shares.  We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144(k) of the Securities Act.

LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon for us by Thelen LLP, Washington, D.C.

EXPERTS

The consolidated financial statements of Fezdale Investments Limited and financial statements of Longheda included in this prospectus and in the registration statement have been audited by HLB Hodgson Impey Cheng, independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance on such report, given the authority of said firm as an expert in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock offered in this offering.  This prospectus does not contain all of the information set forth in the registration statement.  For further information with respect to us and the common stock offered in this offering, we refer you to the registration statement and to the attached exhibits.  With respect to each such document filed as an exhibit to the registration statement, we refer you to the exhibit for a more complete description of the matters involved.

You may inspect our registration statement and the attached exhibits and schedules without charge at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549.  You may obtain copies of all or any part of our registration statement from the SEC upon payment of prescribed fees.  You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

Our SEC filings, including the registration statement and the exhibits filed with the registration statement, are also available from the SEC’s website at www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

DAQING LONGHEDA FOOD COMPANY LIMITED
BALANCE SHEET

	June 30	March 31
	2008	2008
	(Unaudited)	(Audited)
	$	$
ASSETS
Current Assets
Cash and cash equivalents	6,012,499	7,103,562
Trade accounts receivable	3,233,131	1,921,457
Inventories	149,462	1,955,725
Other current assets	3,926,077	114,865

Total Current Assets	13,321,169	11,095,609
Property, plant and equipment, net	10,598,846	10,675,742
Land use rights, net	125,809	123,768

TOTAL ASSETS	24,045,824	21,895,119

LIABILITIES AND OWNERS’ EQUITY
Current Liabilities
Short term borrowings	2,910,446	2,848,110
Accounts payable	170,290	159,078
Other payables and accrued expenses	535,045	494,278
Tax payable	1,116,804	607,680

Total Current Liabilities	4,732,585	4,109,146

Owners’ Equity
Paid-in-capital	1,206,738	1,206,738
Statutory reserves	1,769,166	1,713,065
Exchange reserve	2,193,625	1,788,387
Retained earnings	14,143,710	13,077,783

Total Owners’ Equity	19,313,239	17,785,973

TOTAL LIABILITIES AND OWNERS’ EQUITY	24,045,824	21,895,119

See accompanying notes to financial statements

DAQING LONGHEDA FOOD COMPANY LIMITED
STATEMENT OF INCOME

	Three Months Periods Ended June 30,

	2008	2007
	(Unaudited)	(Unaudited)
	$	$

Net sales	5,163,856	3,484,120

Cost of products sold	(2,475,467)	(2,017,760)

Gross Profit	2,688,389	1,466,360

Selling, general and administrative expenses	(816,392)	(500,717)

Operating income	1,871,997	965,643
Interest expense	(49,416)	(54,293)
Other income	-	-

Income before income taxes	1,822,581	911,350
Provision for income taxes	(700,553)	(136,703)

Net income	1,122,028	774,647

See accompanying notes to financial statements

DAQING LONGHEDA FOOD COMPANY LIMITED
 STATEMENTS OF CHANGES IN OWNERS’ EQUITY
 (Unaudited)

				Accumulated
				Other	Total
	Paid-in	Statutory	Retained	Comprehensive	Owners
	Capital	Reserves	Earnings	Income	Equity
	$	$	$	$	$

Balance,
April 1, 2008	1,206,738	1,713,065	13,077,783	1,788,387	17,785,973
Net income	-	-	1,122,028	-	1,122,028
Other comprehensive income:
Currency translation adjustment	-	-	-	405,238	405,238

Comprehensive income					1,527,266
Transfer to statutory
reserves	-	56,101	(56,101)	-	-

Balance,
June 30, 2008	1,206,738	1,769,166	14,143,710	2,193,625	19,313,239

See accompanying notes to financial statements

DAQING LONGHEDA FOOD COMPANY LIMITED
STATEMENTS OF CASH FLOWS

	Three Months Periods Ended June 30,

	2008	2007
	(Unaudited)	(Unaudited)
Operating Activities:
Net income	1,122,028	774,647
Adjustment to reconcile net income to net cash provided by operating activities
Depreciation and amortization	302,694	274,514
Loss arising from disposal of property, plant and equipment	286	-
Changes in operating assets and liabilities:
Trade accounts receivable, net	(1,251,809)	559,993
Inventories	1,823,129	1,075,964
Other current assets	(3,755,270)	(4,869)
Accounts payable	7,622	101,934
Other payables and accrued expenses	29,529	8,412
Tax payable	488,869	(316,751)

Net Cash (Used in)/Provided by Operating Activities	(1,232,922)	2,473,844

Investing Activities:
Proceeds from disposal of property, plant and equipment	3,874	-
Purchases of land use rights	-	-

Net Cash Provided by Investing Activities	3,874	-

Financing Activities:
Proceeds from borrowings	-	-
Dividends paid	-	(2,623,033)

Net Cash Used in Financing Activities	-	(2,623,033)

Effect of exchange rate on cash and cash equivalents	137,985	81,858

Net decrease in cash and cash equivalents	(1,229,048)	(149,189)

Cash and cash equivalents at beginning of period	7,103,562	4,003,715

Cash and cash equivalents at end of period	6,012,499	3,936,384

Supplemental disclosures of cash flows information:
Cash paid during the period for interest	49,416	54,292
Cash paid during the period for income taxes	211,684	453,452

DAQING LONGHEDA FOOD COMPANY LIMITED
NOTES TO FINANCIAL STATEMENTS

NOTE 1 – ORGANIZATION AND OPERATIONS

Organization

Daqing Longheda Food Company Limited (the "Company") commenced in June 2004, when the Company, a domestic-funded enterprises established in Heilongjiang province of Peoples’ Republic of China by Yu Changjun, Shi Jinglin, Lu Dongdong, Han Jiqiu, Wei Fenghong and Lu Yingdong, commenced the production and sales of golden berry nectar. The paid-in-capital of the Company upon incorporation was $1,206,738 (equivalent to RMB10,000,000), of which Yu Changjun held 60%, Shi Jinlin held 16% and each of the other 4 owners held 6%.

In October 2007, the six owners of the Company transferred an aggregate of 75% of their interests in the Company to Solar Sun Holdings Limited (the "Solar Sun"), a Hong Kong incorporated company. After the transfer, Solar Sun held 75% of the paid-in-capital, Yu Changjun held 15%, Shi Jinlin held 4% and each of the other 4 owners held 1.5%.

In November 2007, the Company was granted a new business license and became a sino-foreign equity enterprise.

In April 2008, the six founders of the Company transferred all of their interests in the Company, an aggregate of 25%, to Solar Sun. After the transfer, the Company is wholly owned by Solar Sun.

Nature of Operations

The Company manufactures and sells a variety of food products processed from rare superfruits that grow in Northeast China. Currently, the Company processes 4 types of rare superfruits including golden berry, crab apple, blueberry and raspberry, and sell fresh fruits and 4 types of fruit based products including fruit concentrate, nectar, glazed fruits and fruit beverage. The Company sells all of its products through 68 domestic distributors located in 19 provinces and 39 cities. The fresh fruits are mainly sold to fruit supermarkets while the processed fruit products are mainly sold to manufacturers for further processing into fruit juice and other fruit related foods.

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The financial statements represent the accounts of the Company. The financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America.

Use of estimates

The preparation of the financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.

DAQING LONGHEDA FOOD COMPANY LIMITED
NOTES TO FINANCIAL STATEMENTS

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Segment information

The Company identifies and classifies its operating segment based on the nature of the products with similar economic characteristics. No segment information is provided as the Company only has one business and geographical segment. The Company’s reportable segment is the manufacture and sell of foods products, which the operations are located in the PRC and the sales were predominately made to customers located in the PRC.

Customer and supplier concentration

Trade accounts receivable - 2 customers each accounted for more than 10% of the Company’s trade accounts receivable as of June 30, 2008 and March 31, 2008. The trade accounts receivable from those customers represents approximately 21% and 33% of trade accounts receivable as of June 30, 2008 and March 31, 2008.

The Company closely monitors the credit risk associated with its customers.

Accounts payable – 3 and 4 suppliers each accounted for more than 10% of the Company’s accounts payable as of June 30, 2008 and March 31, 2008. The accounts payable to those suppliers represents approximately 76% and 91% of accounts payable as of June 30, 2008 and March 31, 2008.

Purchases – 3 and 4 suppliers each accounted for more than 10% of the Company’s purchases made during the periods ended June 30, 2008 and 2007, respectively. The purchases from those suppliers represent approximately 74% and 88% of purchases made during the periods ended June 30, 2008 and 2007, respectively.

Cash equivalents

The Company considers all highly liquid investments with an original maturity date of three months or less to be cash equivalents.

Trade accounts receivable

In the normal course of business, the Company extends credit to customers. Trade accounts receivable, less allowance for doubtful accounts, reflect the net realizable value of receivables, and approximate fair value. On a regular basis, the Company evaluates its trade accounts receivable and establishes an allowance for doubtful accounts based on a combination of specific customer circumstances, credit conditions, and payment history. A receivable is considered past due if payments have not been received within the agreed upon invoice terms. No allowance for doubtful accounts at June 30, 2008 and March 31, 2008 were recorded. Trade accounts receivable is charged off against the allowance after management determines the potential for recovery is remote.

DAQING LONGHEDA FOOD COMPANY LIMITED
NOTES TO FINANCIAL STATEMENTS

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Inventories

The cost of finished products inventories includes raw materials, director labor and indirect production costs. Inventories are states at the lower of cost or market. The Company uses first-in, first-out methods to value its inventories.

Fair value of financial instruments

The carrying amount of certain the Company’s financial instruments, including cash and cash equivalents, trade accounts receivables, accounts payables, other current assets, other current liabilities and accrued expenses, approximates fair value due to the relatively short maturity.

Property, plant and equipment, net

Property and equipment are recorded at cost and are depreciated on a straight-line basis over the estimated useful lives of the assets. Maintenance and repairs are expensed as incurred. The principal estimated useful lives generally are: buildings and leasehold improvements – 20 years; machinery and equipment - 10 years. Depreciation of property, plant and equipment was $302,034 and $273,916 for the periods ended June 30, 2008 and 2007, respectively.

Revenue recognition

The Company recognizes revenue from sales of products, where persuasive evidence of an arrangement exists, delivery has occurred, the seller’s price is fixed or determinable and collectibility is reasonably assured. This generally occurs when the customer receives the product or at the time title passes to the customer. Customers generally do not have the right to return product unless damaged or defective. Net sales are comprised of gross sales reduced by customer returns, trade promotions and discounts.

Shipping and handling costs

Shipping and handling costs are included in selling expenses. The shipping and handling costs for the periods ended June 30, 2008 and 2007 was $205,904 and $170,908, respectively.

Impairment of long-lived assets

Long-lived assets, except goodwill and indefinite-lived intangible assets, are reviewed for impairment when circumstances indicate the carrying value of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to future net cash flows estimated by the Company to be generated by such assets. If such assets are considered to be impaired, the impairment to be recognized is the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of by sale are recorded as held for sale at the lower of carrying value or estimated net realizable value. During the periods ended June 30, 2008 and 2007, no impairment on long-lived assets was recorded by the Company.

DAQING LONGHEDA FOOD COMPANY LIMITED
NOTES TO FINANCIAL STATEMENTS

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Impairment of long-lived assets (continued)

All lands in the PRC are owned by the PRC government. The government in the PRC, according to the relevant PRC law, may sell the right to use the land for a specific period of time. Thus, all of the Company’s land purchases in the PRC are considered to be leasehold land and are stated at costless accumulated amortization and any recognized impairment loss. Amortization is provided over the term of the land use right agreements on a straight-line basis, which is 50 years and they will expire in 2055.

Advertising costs

Advertising costs are expensed as incurred. No advertising costs were incurred for the period ended June 30, 2008. The total advertising costs was $5,419 for the period ended June 30, 2007.

Other income recognition

Other income comprised of interest income and others.

Interest income is accrued on a time basis, by reference to the principal outstanding and at the effective interest rate applicable, which is the rate that exactly discounts the estimated future cash receipts through the expected life of the loan to the loan’s net carrying amount.

Statutory reserves

The laws and regulations of the PRC require that before an enterprise distributes profits to its owners, it must first satisfy all tax liabilities, provide for losses in previous years, and make allocations. The statutory reserves include a surplus reserve fund and a common welfare fund. These statutory reserves represent restricted retained earnings.

Surplus reserve fund

The Company is required, as necessary, to transfer 10 percent of its net income, as determined in accordance with the PRC accounting rules and regulations, to a statutory surplus reserve fund until such reserve balance reaches 50 percent of the Company’s paid-in capital.

The transfer to this reserve must be made before distribution of any dividends to owners. The surplus reserve fund is non-distributable other than during liquidation and can be used to fund previous years' losses, if any, and may be utilized for business expansion or converted into equity by raising equity from existing owners in proportion to their equity holdings.

DAQING LONGHEDA FOOD COMPANY LIMITED
NOTES TO FINANCIAL STATEMENTS

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Common welfare fund

The Company is required, as necessary, to transfer 5 percent to 10 percent of its net income, as determined in accordance with the PRC accounting rules and regulations, to the statutory common welfare fund. This fund can only be utilized on capital items for the collective benefit of the Company’s employees, such as construction of dormitories, cafeteria facilities, and other staff welfare facilities. This fund is non-distributable other than upon liquidation. The transfer to this fund must be made before distribution of any dividends to owners.

Income taxes

The Company accounts for income taxes under the provision of Statement of Financial Accounting Standards ("SFAS") No. 109, Accounting for Income Taxes ("SFAS 109") and related interpretations and guidance including FIN 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109 ("Fin 48"), resulting in two components of income tax expense: current and deferred. Current income tax expense approximates taxes to be paid or refunded for the relevant periods. Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred income tax assets and liabilities are computed for differences between the financial statements carrying amounts and the tax bases of existing assets and liabilities that will result in taxable or deductible amounts in the future, as well as from net operating loss and tax credit carryforwards, and are measured at the enacted tax laws and rates applicable in the years which the differences are expected to be recovered or settled. A deferred tax asset is recognized if it is more likely than not that a benefit will be realized. The Company’s operations are primarily located in the PRC and subject to the PRC profits tax.

Related party transactions

A related party is generally defined as (i) any person that holds 10% or more of the Company’s securities and their immediate families, (ii) the Company’s management, (iii) someone that directly or indirectly controls, is controlled by or is under common control with the Company, or (iv) anyone who can significantly influence the management or operating decisions of the Company. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties.

DAQING LONGHEDA FOOD COMPANY LIMITED
NOTES TO FINANCIAL STATEMENTS

NOTE 3 - RECENT ACCOUNTING PRONOUNCEMENTS

In September 2006, the FASB issued SFAS 157, Fair Value Measurements ("SFAS 157"), which provides guidance about how to measure assets and liabilities that use fair value. SFAS 157 apply whenever another US GAAP standard requires (or permits) assets or liabilities to be measured at fair value but does not expand the use of fair value to any new circumstances. This standard also requires additional disclosures in both annual and quarterly reports. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. In February 2008, the FASB issued FASB Staff Position ("FSP") 157-1, Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease Classification or Measurement under Statement 13 ("FSP 157-1"), which states that SFAS 157 does not address fair value measurements for purposes of lease classification or measurement. In February 2008, the FASB issued FSP 157-2, Effective Date of FASB Statement No. 157 ("FSP 157-2"), which delays the effective date for non-financial assets and non-financial liabilities to fiscal years beginning after November 15, 2008, except for items that are measured at fair value in the financial statements on a recurring basis (at least annually). The Company adopted the provisions of SFAS 157 for its financial assets and liabilities and those items for which it has measured on a recurring basis effective January 1, 2008, and the adoption did not have a material impact on its financial position and results of operations. As provided by FSP 157-2, the Company has elected to defer the adoption of SFAS 157 for certain of its non-financial assets and liabilities and is currently evaluating the impact of adopting SFAS 157 on its non-financial assets and liabilities.

In February 2007, the FASB issued SFAS 159, The Fair Value Option for Financial Assets and Financial Liabilities - Including an amendment of FASB Statement No. 115 ("SFAS 159"), which is effective for fiscal year that begins after November 15, 2007. This standard permits entities to choose to measure many financial instruments and certain other items at fair value and consequently report unrealized gains and losses on such items in earnings. The Company has elected not to adopt the fair value provisions of SFAS 159 and the adoption of SFAS 159 did not have a significant impact of its financial position, cash flows and results of operations.

In December 2007, the FASB issued SFAS 141 (revised 2007), Business Combinations ("SFAS 141(R)"). SFAS 141(R) establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any noncontrolling interest in the acquiree and the goodwill acquired. SFAS 141(R) also establishes disclosure requirements to enable the evaluation of the nature and financial effects of the business combination. SFAS 141(R) will be effective for financial statements issued for fiscal years beginning after December 15, 2008, and will be adopted by the Company beginning in the first quarter of 2009. The Company is currently evaluating the impact of adopting SFAS 141(R).

DAQING LONGHEDA FOOD COMPANY LIMITED
NOTES TO FINANCIAL STATEMENTS

NOTE 3 - RECENT ACCOUNTING PRONOUNCEMENTS

In December 2007, the FASB issued SFAS 160, Noncontrolling Interests in Consolidated Financial Statements - an amendment of Accounting Research Bulletin No.51 ("SFAS 160"). SFAS 160 establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest, and the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated. SFAS 160 also establishes disclosure requirements that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. SFAS 160 will be effective for financial statements issued for fiscal years beginning after December 15, 2008, and will be adopted by the Company beginning in the first quarter of 2009. The Company is evaluating the impact of adopting SFAS 160.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities ("SFAS 161"). SFAS 161 is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows. SFAS 161 achieves these improvements by requiring disclosure of the fair values of derivative instruments and their gains and losses in a tabular format. It also provides more information about an entity’s liquidity by requiring disclosure of derivative features that are credit risk-related. Finally, it requires cross-referencing within footnotes to enable financial statement users to locate important information about derivative instruments. SFAS 161 will be effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, will be adopted by the Company beginning in the first quarter of 2009. The Company is currently evaluating the impact of adopting SFAS 161.

In May 2008, FSAB issued SFASB No. 162, The Hierarchy of Generally Accepted Accounting Principles ("SFAS 162"). SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with accounting principles generally accepted in the United States of America. The Company is currently evaluating the impact of adopting SFAS 162.

In May 2008, FASB issued SFASB No. 163, Accounting for Financial Guarantee Insurance Contracts - an interpretation of FASB Statement No. 60. The scope of the statement is limited to financial guarantee insurance (and reinsurance) contracts. The pronouncement is effective for fiscal years beginning after December 31, 2008. The Company is currently evaluating the impact of adopting SFAS 163

Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force ("EITF")), the American Institute of Certified Public Accountants ("AICPA"), and the SEC did not or are not believed by management to have a material impact on the Company's present or future financial statements.

DAQING LONGHEDA FOOD COMPANY LIMITED
NOTES TO FINANCIAL STATEMENTS

NOTE 4 - INVENTORIES

Inventories by major categories are as follows:
	June 30	March 31
	2008	2008
	(Unaudited)	(Audited)
	$	$

Finished products	42,433	1,888,650
Raw materials	107,029	67,075

Total inventories	149,462	1,955,725

NOTE 5 - OTHER CURRENT ASSETS

Other current assets by major categories are as follows:

	June 30	March 31
	2008	2008
	(Unaudited)	(Audited)
	$	$

Prepayments	3,812,684	4,987
Other receivables	113,393	109,878

	3,926,077	114,865

DAQING LONGHEDA FOOD COMPANY LIMITED
NOTES TO FINANCIAL STATEMENTS

NOTE 6 – PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment, net, are summarized as follows:

	June 30	March 31
	2008	2008
	(Unaudited)	(Audited)
	$	$

Buildings	2,639,538	2,582,958
Machinery	11,419,996	11,175,444
Furniture, fixtures and office equipment	36,624	35,886
Motor vehicles	35,816	45,000

Total	14,131,974	13,829,288
Less: accumulated depreciation	(3,533,128)	(3,163,546)

	10,598,846	10,675,742

At June 30, 2008 and March 31, 2008, certain of the Company’s plant and machinery with an aggregate net book value of approximately $3,782,000 and $1,752,000 as of June 30, 2008 and March 31, 2008, respectively, were pledged to secure the bank borrowings.

NOTE 7 - BORROWINGS

The Company's borrowings consist of the following:

	June 30	March 31
	2008	2008
	(Unaudited)	(Audited)
	$	$

Bank borrowings	2,910,446	2,848,810
Less: bank borrowings due after one year	-	-

Short-term borrowings	2,910,446	2,848,810

The interest rates are based on bank's best lending rate plus a certain percentage and the credit lines are normally subject to periodic review. The range of effective interest rates (which are also equal to contracted interest rates) on the Company’s borrowings for the period ended June 30, 2008 was 8.42% per annum (2007: 8.42% per annum). Plant and machinery with an aggregate net book value of approximately $3,782,000 and $3,809,000 as of June 30, 2008 and March 31, 2008, respectively, were pledged to secure such bank borrowings. The maturity date of the outstanding bank borrowing as of June 30, 2008 is August 23, 2008.

DAQING LONGHEDA FOOD COMPANY LIMITED
NOTES TO FINANCIAL STATEMENTS

NOTE 8 - OTHER PAYABLES AND ACCRUED EXPENSES

Other payables and accrued expenses by major categories are summarized as follows:

	June 30	March 31
	2008	2008
	(Unaudited)	(Audited)
	$	$

Other payables	62,036	57,530
VAT payables	234,902	229,838
Accruals	238,107	206,910

	535,045	494,278

NOTE 9 - OWNERS’ EQUITY

Paid in capital

The paid in capital of the Company is $1,206,738. As of June 30, 2008 and March 31, 2008, the paid in capital has been contributed by the owners in full.

NOTE 10 - PRC CONTRIBUTION PLAN

Employees of the Company are entitled to retirement benefits calculated with reference to their salaries basis upon retirement and their length of service in accordance with a PRC government-managed retirement plan. The PRC government is directly responsible for the payments of the benefits to these retired employees. The Company is required to make contributions to the government-managed retirement plan based on certain percentages of the employees’ monthly salaries. The amounts contributed by the Company were approximately $40,565 and $30,013 for the periods ended June 30, 2008 and 2007, respectively.

DAQING LONGHEDA FOOD COMPANY LIMITED
NOTES TO FINANCIAL STATEMENTS

NOTE 11 - PROVISIONS FOR INCOME TAXES

The Company was established in the PRC in April 2004 as a PRC domestic enterprise and was subject to the PRC’s enterprise income tax. Pursuant to the PRC Income Tax Law as at that moment, enterprise income taxes were generally imposed at a statutory rate of 33%, which comprised 30% national income tax and 3% local income tax. However, the Company, being a hi-tech enterprise in the Heilongjiang province, has been granted a preferential tax treatment by the State Tax Bureau of the PRC. According to the PRC Income Tax Law and various approval documents issued by the Tax Bureau, the Company was exempt from enterprise income taxes for two years from the year which the Company began incurring net profit. Accordingly, the Company was not subject to enterprise income taxes for the years 2004 and 2005. The Company’s profits for the period subsequent to 2005 were taxed at a rate of 15%.

On March 16, 2007, the Fifth Plenary Session of the Tenth National People’s Congress passed the Corporate Income Tax Law of the PRC which will take effect on January 1, 2008. According to the new tax law, the applicable corporate income tax rate for domestically-owned enterprises and foreign-invested enterprises are subject to a uniform tax rate of 25%. While the new tax law equalizes the tax rates for domestically-owned and foreign-invested companies, preferential tax treatment would continue to be given to companies in certain encouraged sectors and to enterprises classified as high and new technology companies, whether domestically-owned or foreign-invested enterprises. The new tax law also provides a five-year transition period starting from its effective date for those enterprises which were established before the promulgation date of the new tax law and which were entitled to a preferential tax treatment. The tax rate of such enterprises will transition to the uniform tax of 25% within a five-year transition period.

In July 2006, the FASB issued FIN 48, which clarifies the accounting and disclosure for uncertainty in tax positions, as defined in SFAS No. 109. FIN 48 prescribes a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This interpretation also provides guidance on de-recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, accounting for income taxes in interim periods and income tax disclosures.

The Company adopted the provisions of FIN 48 effective April 1, 2007. Based on its FIN 48 analysis, the Company concluded that the adoption of FIN 48 did not have any impact on the Company’s total liabilities or owners’ equity. The Company classified interests and/or penalties related to income tax matters in income tax expenses. As of June 30, 2008 and March 31, 2008, the Company did not have interests and penalties related to uncertain tax positions. The Company does not anticipate any significant increases or decrease to its liabilities for unrecognized tax benefits within the next twelve months.

DAQING LONGHEDA FOOD COMPANY LIMITED
 NOTES TO FINANCIAL STATEMENTS

NOTE 11 - PROVISIONS FOR INCOME TAXES (CONTINUED)

The provision for income taxes appearing in the statement of income represents the current tax expenses. A reconciliation between the provisions for income taxes computed by PRC enterprise income tax rate to income before income before income taxes is as follows:

	June 30	June 30
	2008	2007
	(Unaudited)	(Unaudited)
		%

Statutory rate	25	33
Tax effect of preferential tax treatment
granted by the State Tax Bureau of the PRC	-	(18)
Tax effect of under-provision of
tax in previous period	14	-

	39	15

NOTE 12 - COMMITMENTS AND CONTINGENCIES

Leases commitments

The Company leases certain office premises and buildings under non-cancelable leases. Rental expenses under operating leases for the periods ended June 30, 2008 and 2007 were approximately $8,104 and $7,345, respectively.

As of June 30, 2008, the Company future minimum lease payments under non-cancelable operating leases agreements are as follows:

Within 12 months	$34,967

Economic environment

Since the Company’s operations are conducted in the PRC, the Company is subject to special considerations and significant risks. These risks include, among others, the political, economic and legal environments. The Company’s result from operations may, among other things, be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to: laws and regulations, anti-inflationary measures and rates and methods of taxation.

Foreign currency remittance

The Company’s revenue is earned in the PRC in the PRC’s currency of Renminbi. The transfer of Renminbi outside the PRC requires approval of the PRC government.

DAQING LONGHEDA FOOD COMPANY LIMITED
 NOTES TO FINANCIAL STATEMENTS

NOTE 13 - PRC PROFIT APPROPRIATION AND RESTRICTION ON CAPITAL REPARTRIATION

Pursuant to the laws applicable to the Company, the Company must make appropriations from after-tax profit to non-distributable reserve funds. These reserves included a (1) general reserve, (2) enterprise expansion fund and (3) staff bonus and welfare fund. Subject to certain cumulative limits, the general reserve fund requires annual appropriations of not less then 10% of after-tax profit (as determined under accounting principles and financial regulations applicable to PRC enterprises at each year-end); the other fund appropriations are at the Company’s discretion. These reserve funds can only be used for specific purposes and are not distributable as cash dividends. As of June 30, 2008 and March 31, 2008, the balance of these reserve funds amounted to approximately $1,769,000 and $1,713,000, respectively.

In addition to these reserves, the paid in capital of the Company are also restricted.

NOTE 14 – SUBSEQUENT EVENTS

On August 14 and 18, 2008, the Company obtained 2 bank loans of approximately US$2,928,258 and US$4,392,387 from Daqing City Commercial Bank (the "Loans"). The Loans are repayable within 6 months and 1 year respectively and carry a fixed interest rate of 7.884% and 8.964% per annum respectively. Certain property, plant and equipment of approximately US$8,384,167 were pledged to secure the Loans.

[End of financial statements.]

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Owners
Daqing Longheda Food Company Limited

We have audited the accompanying balance sheets of Daqing Longheda Food Company Limited (the "Company") as of March 31, 2008 and 2007, and the related statements of income, changes in owners' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the management, as well as evaluating the overall financial statement presentation. We believe that our audits provide reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Company as of March 31, 2008 and 2007, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/  HLB Hodgson Impey Cheng

Chartered Accountants
Certified Public Accountants

Hong Kong, August 11, 2008
...................................................

DAQING LONGHEDA FOOD COMPANY LIMITED
BALANCE SHEETS

	March 31
	2008	2007
	$	$
ASSETS
Current Assets
Cash and cash equivalents	7,103,562	4,003,715
Trade accounts receivable	1,921,457	1,943,237
Inventories	1,955,725	1,312,668
Other current assets	114,865	12,275

Total Current Assets	11,095,609	7,271,895
Property, plant and equipment, net	10,675,742	10,772,820
Land use rights, net	123,768	114,648

TOTAL ASSETS	21,895,119	18,159,363

LIABILITIES AND OWNERS' EQUITY
Current Liabilities
Short term borrowings	2,848,110	-
Accounts payable	159,078	130,167
Other payables and accrued expenses	494,278	930,030
Tax payable	607,680	279,886
Dividend payable	-	7,105,071

Total Current Liabilities	4,109,146	8,445,154
Long-term borrowings	-	3,229,578

Total Liabilities	4,109,146	11,674,732
Owners' Equity
Paid-in-capital	1,206,738	1,206,738
Statutory reserves	1,713,065	1,213,035
Exchange reserve	1,788,387	487,614
Retained earnings	13,077,783	3,577,244

Total Owners' Equity	17,785,973	6,484,631

TOTAL LIABILITIES AND OWNERS' EQUITY	21,895,119	18,159,363

See accompanying notes to financial statements

DAQING LONGHEDA FOOD COMPANY LIMITED
STATEMENTS OF INCOME

	For the Years Ended March 31,
	2008	2007
	$	$

Net sales	34,510,140	23,022,480

Cost of products sold	(18,947,091)	(11,609,731)

Gross Profit	15,563,049	11,412,749

Selling, general and administrative expenses	(3,155,007)	(2,167,386)

Operating income	12,408,042	9,245,363
Interest expense	(402,677)	(470,917)
Other income	30,509	121,872

Income before income taxes	12,035,874	8,896,318
Provision for income taxes	(2,035,305)	(1,341,195)

Net income	10,000,569	7,555,123

See accompanying notes to financial statements

DAQING LONGHEDA FOOD COMPANY LIMITED
STATEMENTS OF CHANGES IN OWNERS' EQUITY

				Accumulated
				Other	Total
	Paid-in	Statutory	Retained	Comprehensive	Owners
	Capital	Reserves	Earnings	Income	Equity
	$	$	$	$	$

Balance, April 1, 2006	1,206,738	651,033	3,689,194	105,998	5,652,963
Net income	-	-	7,555,123	-	7,555,123
Other comprehensive income:
Currency translation adjustment	-	-	-	381,616	381,616
Comprehensive income					7,936,739
Transfer to statutory reserves	-	562,002	(562,002)	-	-
Dividend declared	-	-	(7,105,071)	-	(7,105,071)

Balance, April 1, 2007	1,206,738	1,213,035	3,577,244	487,614	6,484,631
Net income	-	-	10,000,569	-	10,000,569
Other comprehensive income:
Currency translation adjustment	-	-	-	1,300,773	1,300,773

Comprehensive income					11,301,342
Transfer to statutory reserves	-	500,030	(500,030)	-	-

Balance, March 31, 2008	1,206,738	1,713,065	13,077,783	1,788,387	17,785,973

See accompanying notes to financial statements

DAQING LONGHEDA FOOD COMPANY LIMITED
STATEMENTS OF CASH FLOWS

	For the Years Ended March 31,
	2008	2007
	$	$

Operating Activities:
Net income	10,000,569	7,555,123
Adjustment to reconcile net income to net cash provided by operating activities
Depreciation and amortization	1,130,331	964,704
Changes in operating assets and liabilities:
Trade accounts receivable, net	207,462	(1,530,710)
Inventories	(478,237)	(164,459)
Other current assets	(95,264)	36,387
Accounts payable	14,654	46,281
Other payables and accrued expenses	(499,147)	157,365
Tax payable	281,232	108,001

Net Cash Provided by Operating Activities	10,561,600	7,172,692

Investing Activities:
Purchases of property, plant and equipment	-	(4,461,320)

Net Cash Used in Investing Activities	-	(4,461,320)

Financing Activities:
Payment on borrowings	(6,024,484)	(4,802,983)
Proceeds from borrowings	5,355,096	2,275,097
Dividends paid	(7,363,258)	-

Net Cash Used in Financing Activities	(8,032,646)	(2,527,886)

Effect of exchange rate on cash and cash equivalents	570,893	143,821

Net increase in cash and cash equivalents	2,528,954	183,486

Cash and cash equivalents at beginning of period	4,003,715	3,676,408

Cash and cash equivalents at end of period	7,103,562	4,003,715

Supplemental disclosures of cash flows information:
Cash paid during the period for interest	402,677	470,917
Cash paid during the period for income taxes	1,754,073	1,233,194

See accompanying notes to financial statements

DAQING LONGHEDA FOOD COMPANY LIMITED
NOTES TO FINANCIAL STATEMENTS

NOTE 1 – ORGANIZATION AND OPERATIONS

Organization

Daqing Longheda Food Company Limited (the "Company") commenced in June 2004, when the Company, a domestic-funded enterprises established in Heilongjiang province of Peoples' Republic of China by Yu Changjun, Shi Jinglin, Lu Dongdong, Han Jiqiu, Wei Fenghong and Lu Yingdong, commenced the production and sales of golden berry nectar. The paid-in-capital of the Company upon incorporation was $1,206,738 (equivalent to RMB10,000,000), of which Yu Changjun held 60%, Shi Jinlin held 16% and each of the other 4 owners held 6%.

In October 2007, the six owners of the Company transferred an aggregate of 75% of their interests in the Company to Solar Sun Holdings Limited (the "Solar Sun"), a Hong Kong incorporated company. After the transfer, Solar Sun held 75% of the paid-in-capital, Yu Changjun held 15%, Shi Jinlin held 4% and each of the other 4 owners held 1.5%.

In November 2007, the Company was granted a new business license and became a sino-foreign equity enterprise.

In April 2008, the six founders of the Company transferred all of their interests in the Company, an aggregate of 25%, to Solar Sun. After the transfer, the Company is wholly owned by Solar Sun.

Nature of Operations

The Company manufactures and sells a variety of food products processed from rare superfruits that grow in Northeast China. Currently, the Company processes 4 types of rare superfruits including golden berry, crab apple, blueberry and raspberry, and sell fresh fruits and 4 types of fruit based products including fruit concentrate, nectar, glazed fruits and fruit beverage. The Company sells all of its products through 68 domestic distributors located in 19 provinces and 39 cities. The fresh fruits are mainly sold to fruit supermarkets while the processed fruit products are mainly sold to manufacturers for further processing into fruit juice and other fruit related foods.

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The financial statements represent the accounts of the Company. The financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America.

Use of estimates

The preparation of the financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.

DAQING LONGHEDA FOOD COMPANY LIMITED
NOTES TO FINANCIAL STATEMENTS

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Segment information

The Company identifies and classifies its operating segment based on the nature of the products with similar economic characteristics. No segment information is provided as the Company only has one business and geographical segment. The Company's reportable segment is the manufacture and sell of foods products, which the operations are located in PRC and the sales were predominately made to customers located in the PRC.

Customer and supplier concentration

Trade accounts receivable - 2 and 3 customers each accounted for more than 10% of the Company's trade accounts receivable as of March 31, 2008 and 2007, respectively. The trade accounts receivable from those customers represents approximately 33% and 43% of trade accounts receivable as of March 31, 2008 and 2007.

Net sales – 1 customer accounted for more than 10% of the Company's net sales incurred during the years ended March 31, 2008 and 2007. The net sales from such customer represent approximately 13.8% and 14.5% of the net sales incurred during the years ended March 31, 2008 and 2007.

The Company closely monitors the credit risk associated with its customers.

Accounts payable – 4 suppliers each accounted for more than 10% of the Company's accounts payable as of March 31, 2008 and 2007, respectively. The accounts payable to those suppliers represents approximately 91% and 93% of accounts payable as of March 31, 2008 and 2007.

Purchases – No supplier accounted for more than 10% of the Company's purchases made during the period for the years ended March 31, 2008 and 2007.

Cash equivalents

The Company considers all highly liquid investments with an original maturity date of three months or less to be cash equivalents.

Trade accounts receivable

In the normal course of business, the Company extends credit to customers. Trade accounts receivable, less allowance for doubtful accounts, reflect the net realizable value of receivables, and approximate fair value. On a regular basis, the Company evaluates its trade accounts receivable and establishes an allowance for doubtful accounts based on a combination of specific customer circumstances, credit conditions, and payment history. A receivable is considered past due if payments have not been received within the agreed upon invoice terms. No allowance for doubtful accounts at March 31, 2008 and 2007 were recorded. Trade accounts receivable is charged off against the allowance after management determines the potential for recovery is remote.

DAQING LONGHEDA FOOD COMPANY LIMITED
NOTES TO FINANCIAL STATEMENTS

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Inventories

The cost of finished products inventories includes raw materials, director labor and indirect production costs. Inventories are states at the lower of cost or market. The Company uses first-in, first-out methods to value its inventories.

Fair value of financial instruments

The carrying amount of certain the Company's financial instruments, including cash and cash equivalents, trade accounts receivables, accounts payables, other current assets, other current liabilities and accrued expenses, approximates fair value due to the relatively short maturity.

Property, plant and equipment, net

Property and equipment are recorded at cost and are depreciated on a straight-line basis over the estimated useful lives of the assets. Maintenance and repairs are expensed as incurred. The principal estimated useful lives generally are: buildings and leasehold improvements – 20 years; machinery and equipment - 10 years. Depreciation of property, plant and equipment was $1,128,000 and $962,000 for the years ended March 31, 2008 and 2007, respectively.

Revenue recognition

The Company recognizes revenue from sales of products, where persuasive evidence of an arrangement exists, delivery has occurred, the seller's price is fixed or determinable and collectibility is reasonably assured. This generally occurs when the customer receives the product or at the time title passes to the customer. Customers generally do not have the right to return product unless damaged or defective. Net sales are comprised of gross sales reduced by customer returns, trade promotions and discounts.

Shipping and handling costs

Shipping and handling costs are included in selling expenses. The shipping and handling costs for the years ended March 31, 2008 and 2007 was $1,276,000 and $1,053,000, respectively.

Impairment of long-lived assets

Long-lived assets, except goodwill and indefinite-lived intangible assets, are reviewed for impairment when circumstances indicate the carrying value of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to future net cash flows estimated by the Company to be generated by such assets. If such assets are considered to be impaired, the impairment to be recognized is the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of by sale are recorded as held for sale at the lower of carrying value or estimated net realizable value. During the fiscal year 2008 and 2007, no impairment on long-lived assets was recorded by the Company.

DAQING LONGHEDA FOOD COMPANY LIMITED
NOTES TO FINANCIAL STATEMENTS

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Impairment of long-lived assets (continued)

All lands in the PRC are owned by the PRC government. The government in the PRC, according to the relevant PRC law, may sell the right to use the land for a specific period of time. Thus, all of the Company's land purchases in the PRC are considered to be leasehold land and are stated at costless accumulated amortization and any recognized impairment loss. Amortization is provided over the term of the land use right agreements on a straight-line basis, which is 50 years and they will expire in 2055.

Advertising costs

Advertising costs are expensed as incurred. The total advertising costs were $106,000 and $25,000 for the years ended March 31, 2008 and 2007, respectively.

Other income recognition

Other income comprised of interest income and others.

Interest income is accrued on a time basis, by reference to the principal outstanding and at the effective interest rate applicable, which is the rate that exactly discounts the estimated future cash receipts through the expected life of the loan to the loan's net carrying amount.

Statutory reserves

The laws and regulations of the PRC require that before an enterprise distributes profits to its owners, it must first satisfy all tax liabilities, provide for losses in previous years, and make allocations. The statutory reserves include a surplus reserve fund and a common welfare fund. These statutory reserves represent restricted retained earnings.

Surplus reserve fund

The Company is required, as necessary, to transfer 10 percent of its net income, as determined in accordance with the PRC accounting rules and regulations, to a statutory surplus reserve fund until such reserve balance reaches 50 percent of the Company's paid-in capital.

The transfer to this reserve must be made before distribution of any dividends to owners. The surplus reserve fund is non-distributable other than during liquidation and can be used to fund previous years' losses, if any, and may be utilized for business expansion or converted into equity by raising equity from existing owners in proportion to their equity holdings.

DAQING LONGHEDA FOOD COMPANY LIMITED
NOTES TO FINANCIAL STATEMENTS

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Common welfare fund

The Company is required, as necessary, to transfer 5 percent to 10 percent of its net income, as determined in accordance with the PRC accounting rules and regulations, to the statutory common welfare fund. This fund can only be utilized on capital items for the collective benefit of the Company's employees, such as construction of dormitories, cafeteria facilities, and other staff welfare facilities. This fund is non-distributable other than upon liquidation. The transfer to this fund must be made before distribution of any dividends to owners.

Income taxes

The Company accounts for income taxes under the provision of Statement of Financial Accounting Standards ("SFAS") No. 109, Accounting for Income Taxes ("SFAS 109") and related interpretations and guidance including FIN 58, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109 ("Fin 48"), resulting in two components of income tax expense: current and deferred. Current income tax expense approximates taxes to be paid or refunded for the relevant periods. Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred income tax assets and liabilities are computed for differences between the financial statements carrying amounts and the tax bases of existing assets and liabilities that will result in taxable or deductible amounts in the future, as well as from net operating loss and tax credit carryforwards, and are measured at the enacted tax laws and rates applicable in the years which the differences are expected to be recovered or settled. A deferred tax asset is recognized if it is more likely than not that a benefit will be realized. The Company's operations are primarily located in PRC and subject to PRC profits tax.

Related party transactions

A related party is generally defined as (i) any person that holds 10% or more of the Company's securities and their immediate families, (ii) the Company's management, (iii) someone that directly or indirectly controls, is controlled by or is under common control with the Company, or (iv) anyone who can significantly influence the management or operating decisions of the Company. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties.

DAQING LONGHEDA FOOD COMPANY LIMITED
NOTES TO FINANCIAL STATEMENTS

NOTE 3 - RECENT ACCOUNTING PRONOUNCEMENTS

In September 2006, the FASB issued SFAS 157, Fair Value Measurements ("SFAS 157"), which provides guidance about how to measure assets and liabilities that use fair value. SFAS 157 applies whenever another US GAAP standard requires (or permits) assets or liabilities to be measured at fair value but does not expand the use of fair value to any new circumstances. This standard also requires additional disclosures in both annual and quarterly reports. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. In February 2008, the FASB issued FASB Staff Position ("FSP") 157-1, Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease Classification or Measurement under Statement 13 ("FSP 157-1"), which states that SFAS 157 does not address fair value measurements for purposes of lease classification or measurement. In February 2008, the FASB issued FSP 157-2, Effective Date of FASB Statement No. 157 ("FSP 157-2"), which delays the effective date for non-financial assets and non-financial liabilities to fiscal years beginning after November 15, 2008, except for items that are measured at fair value in the financial statements on a recurring basis (at least annually). The Company is currently evaluating the impact of adopting SFAS 157.

In February 2007, the FASB issued SFAS 159, The Fair Value Option for Financial Assets and Financial Liabilities - Including an amendment of FASB Statement No. 115 ("SFAS 159"), which is effective for fiscal years that begin after November 15, 2007. This standard permits entities to choose to measure many financial instruments and certain other items at fair value and consequently report unrealized gains and losses on such items in earnings. The Company has elected not to adopt the fair value provisions of SFAS 159, which does not have a significant impact of its financial position, cash flows and results of operations.

In December 2007, the FASB issued SFAS 141 (revised 2007), Business Combinations ("SFAS 141(R)"). SFAS 141(R) establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any noncontrolling interest in the acquiree and the goodwill acquired. SFAS 141(R) also establishes disclosure requirements to enable the evaluation of the nature and financial effects of the business combination. SFAS 141(R) will be effective for financial statements issued for fiscal years beginning after December 15, 2008, and will be adopted by the Company beginning in the first quarter of 2009. The Company is currently evaluating the impact of adopting SFAS 141(R).

In December 2007, the FASB issued SFAS 160, Noncontrolling Interests in Consolidated Financial Statements - an amendment of Accounting Research Bulletin No.51 ("SFAS 160"). SFAS 160 establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent's ownership interest, and the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated. SFAS 160 also establishes disclosure requirements that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. SFAS 160 will be effective for financial statements issued for fiscal years beginning after December 15, 2008, and will be adopted by the Company beginning in the first quarter of 2009. The Company is evaluating the impact of adopting SFAS 160.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities ("SFAS 161"). SFAS 161 is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity's financial position, financial performance, and cash flows. SFAS 161 achieves these improvements by requiring disclosure of the fair values of derivative instruments and their gains and losses in a tabular format. It also provides more information about an entity's liquidity by requiring disclosure of derivative features that are credit risk-related. Finally, it requires cross-referencing within footnotes to enable financial statement users to locate important information about derivative instruments. SFAS 161 will be effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008 and will be adopted by the Company beginning in the first quarter of 2009. The Company is currently evaluating the impact of adopting SFAS 161.

DAQING LONGHEDA FOOD COMPANY LIMITED
NOTES TO FINANCIAL STATEMENTS

NOTE 3 - RECENT ACCOUNTING PRONOUNCEMENTS (CONTINUED)

In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles ("SFAS 162"). SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with accounting principles generally accepted in the United States of America. The Company is currently evaluating the impact of adopting SFAS 162.

Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force ("EITF")), the American Institute of Certified Public Accountants ("AICPA"), and the SEC did not or are not believed by management to have a material impact on the Company's present or future financial statements.

NOTE 4 - INVENTORIES

Inventories by major categories at March 31 are as follows:

	March 31
	2008	2007
	$	$

Finished products	1,888,650	1,203,118
Raw materials	67,075	109,550

Total inventories	1,955,725	1,312,668

DAQING LONGHEDA FOOD COMPANY LIMITED
NOTES TO FINANCIAL STATEMENTS

NOTE 5 - OTHER CURRENT ASSETS

Other current assets by major categories at March 31 are as follows:

	March 31
	2008	2007
	$	$

Prepayments	4,987	4,524
Other receivables	109,878	7,751

	114,865	12,275

NOTE 6 – PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment, net, at March 31 are summarized as follows:

	March 31
	2008	2007
	$	$

Buildings	2,582,958	2,343,119
Machinery	11,175,444	10,137,757
Furniture, fixtures and office equipment	35,886	32,554
Motor vehicles	45,000	40,822

Total	13,839,288	12,554,252
Less: accumulated depreciation	(3,163,546)	(1,781,432)

	10,675,742	10,772,820

At March 31, 2008 and 2007, certain of the Company's plant and machinery with an aggregate net book value of approximately $3,809,000 and $1,752,000 as of March 31, 2008 and 2007, respectively, were pledged to secure the bank borrowings.

DAQING LONGHEDA FOOD COMPANY LIMITED
NOTES TO FINANCIAL STATEMENTS

NOTE 7 - BORROWINGS

The Company's borrowings at March 31 consist of the following:

	March 31
	2008	2007
	$	$

Bank borrowings	2,848,110	3,229,578
Less: bank borrowings due after one year	-	(3,229,578)

Short-term borrowings	2,848,110	-

The interest rates are based on bank's best lending rate plus a certain percentage and the credit lines are normally subject to periodic review. The range of effective interest rates (which are also equal to contracted interest rates) on the Company's borrowings for the year ended March 31, 2008 was 8.42% per annum (2007: 7.25% per annum). Plant and machinery with an aggregate net book value of approximately $3,809,000 and $1,752,000 as of March 31, 2008 and 2007, respectively, were pledged to secure such bank borrowings. The maturity date of the outstanding bank borrowing as of March 31, 2008 is August 23, 2008.

NOTE 8 - OTHER PAYABLES AND ACCRUED EXPENSES

Other payables and accrued expenses by major categories at March 31 are summarized as follows:

	March 31
	2008	2007
	$	$

Other payables	57,530	485,878
VAT payables	229,838	271,426
Accruals	206,910	172,726

	494,278	930,030

DAQING LONGHEDA FOOD COMPANY LIMITED
NOTES TO FINANCIAL STATEMENTS

NOTE 9 - OWNERS' EQUITY

Paid in capital

The paid in capital of the Company is $1,206,738. As of March 31, 2008 and 2007, the paid in capital has been contributed by the owners in full.

Dividend declared

On March 31, 2007, the board of directors declared a dividend of $7,105,071 to owners of record as of March 31, 2007. The dividend declared on March 31, 2007 was paid during the year ended March 31, 2008.

NOTE 10 - PRC CONTRIBUTION PLAN

Employees of the Company are entitled to retirement benefits calculated with reference to their salaries basis upon retirement and their length of service in accordance with a PRC government-managed retirement plan. The PRC government is directly responsible for the payments of the benefits to these retired employees. The Company is required to make contributions to the government-managed retirement plan based on certain percentages of the employees' monthly salaries. The amounts contributed by the Company were approximately $90,000 and $62,000 for the years ended March 31, 2008 and 2007, respectively.

NOTE 11 - PROVISIONS FOR INCOME TAXES

The Company was established in the PRC in April 2004 as a PRC domestic enterprise and was subject to PRC's enterprise income tax. Pursuant to the PRC Income Tax Law as at that moment, enterprise income taxes were generally imposed at a statutory rate of 33%, which comprised 30% national income tax and 3% local income tax. However, the Company, being a hi-tech enterprise in the Heilongjiang province, has been granted a preferential tax treatment by the State Tax Bureau of the PRC. According to the PRC Income Tax Law and various approval documents issued by the Tax Bureau, the Company was exempt from enterprise income taxes for two years from the year which the Company began incurring net profit. Accordingly, the Company was not subject to enterprise income taxes for the year 2004 and 2005. The Company's profits for the period subsequent to 2005 were taxed at a rate of 15%.

DAQING LONGHEDA FOOD COMPANY LIMITED
NOTES TO FINANCIAL STATEMENTS

NOTE 11 - PROVISIONS FOR INCOME TAXES (CONTINUED)

On March 16, 2007, the Fifth Plenary Session of the Tenth National People's Congress passed the Corporate Income Tax Law of the PRC which will take effect on January 1, 2008. According to the new tax law, the applicable corporate income tax rate for domestically-owned enterprises and foreign-invested enterprises are subject to a uniform tax rate of 25%. While the new tax law equalizes the tax rates for domestically-owned and foreign-invested companies, preferential tax treatment would continue to be given to companies in certain encouraged sectors and to enterprises classified as high and new technology companies, whether domestically-owned or foreign-invested enterprises. The new tax law also provides a five-year transition period starting from its effective date for those enterprises which were established before the promulgation date of the new tax law and which were entitled to a preferential tax treatment. The tax rate of such enterprises will transition to the uniform tax of 25% within a five-year transition period.

In July 2006, the FASB issued FIN 48, which clarifies the accounting and disclosure for uncertainty in tax positions, as defined in SFAS No. 109. FIN 48 prescribes a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This interpretation also provides guidance on de-recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, accounting for income taxes in interim periods and income tax disclosures.

The Company adopted the provisions of FIN 48 effective April 1, 2007. Based on its FIN 48 analysis, the Company concluded that the adoption of FIN 48 did not have any impact on the Company's total liabilities or owners' equity. The Company classified interests and/or penalties related to income tax matters in income tax expenses. As of March 31, 2008, the Company did not have interests and penalties related to uncertain tax positions. The Company does not anticipate any significant increases or decrease to its liabilities for unrecognized tax benefits within the next twelve months.

The provision for income taxes appearing in the statement of income represents the current tax expenses. A reconciliation between the provisions for income taxes computed by PRC enterprise income tax rate to income before income before income taxes is as follows:

	March 31
	2008	2007
	%	%

Statutory rate	25	33
Tax effect of preferential tax treatment granted by the State Tax Bureau of the PRC	(14)	(18)
Tax effect of change in enterprise tax rate*	6	-

	17	15

DAQING LONGHEDA FOOD COMPANY LIMITED
NOTES TO FINANCIAL STATEMENTS

NOTE 11 - PROVISIONS FOR INCOME TAXES (CONTINUED)

*

The tax effect of change in enterprise tax rate represents the change of enterprise income taxes rate to 25% effective January 1, 2008 from a preferential tax rate of 15% up to December 31, 2007.

NOTE 12 - COMMITMENTS AND CONTINGENCIES

Leases commitments

The Company leases certain office premises and buildings under non-cancelable leases. Rental expenses under operating leases for the years ended March 31, 2008 and 2007 were approximately $30,000 and $21,000, respectively.

As of March 31, 2008, future minimum lease payments under non-cancelable operating leases agreements through June 29, 2008 were as follows:

2009	$8,043

Economic environment

Since the Company's operations are conducted in the PRC, the Company is subject to special considerations and significant risks. These risks include, among others, the political, economic and legal environments. The Company's result from operations may, among other things, be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to: laws and regulations, anti-inflationary measures and rates and methods of taxation.

Foreign currency remittance

The Company's revenue is earned in the PRC in the PRC's currency of Renminbi. The transfer of Renminbi outside the PRC requires approval of the PRC government.

DAQING LONGHEDA FOOD COMPANY LIMITED
NOTES TO FINANCIAL STATEMENTS

NOTE 13 - PRC PROFIT APPROPRIATION AND RESTRICTION ON CAPITAL REPARTRIATION

Pursuant to the laws applicable to the Company, the Company must make appropriations from after-tax profit to non-distributable reserve funds. These reserves included a (1) general reserve, (2) enterprise expansion fund and (3) staff bonus and welfare fund. Subject to certain cumulative limits, the general reserve fund requires annual appropriations of not less then 10% of after-tax profit (as determined under accounting principles and financial regulations applicable to PRC enterprises at each year-end); the other fund appropriations are at the Company's discretion. These reserve funds can only be used for specific purposes and are not distributable as cash dividends. As of March 31, 2008 and 2007, the balance of these reserve funds amounted to approximately $1,713,000 and $1,213,000, respectively.

In addition to these reserves, the paid in capital of the Company are also restricted.

[End of financial statements.]

FEZDALE INVESTMENTS LIMITED ANT ITS SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
JUNE 30, 2008

$
ASSETS
Current Assets
Cash and cash equivalents	6,256,997
Trade accounts receivable	3,233,131
Inventories	149,462
Other current assets	3,926,077

Total Current Assets	13,565,667
Property, plant and equipment, net	4,216,104
Land use rights, net	191,583

TOTAL ASSETS	17,973,354

LIABILITIES AND SHAREHOLDERS EQUITY
Current Liabilities
Short term borrowings	2,910,446
Accounts payable	170,290
Consideration payable	6,763,217
Other payables and accrued expenses	535,045
Income taxes payable	1,116,804
Amount due to an affiliate	323,513

Total Current Liabilities	11,819,315

Commitments and contingencies

Shareholders’ Equity
Share capital	1,000
Statutory reserves - restricted	1,769,166
Other comprehensive income	958,206
Retained earnings	3,425,667

Total Shareholders’ Equity	6,154,039

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	17,973,354

See accompanying notes to consolidated financial statements

FEZDALE INVESTMENTS LIMITED ANT ITS SUBSIDIARIES
CONSOLIDATED STATEMENT OF INCOME
FOR THE THREE MONTHS ENDED JUNE 30, 2008

$

Net sales	5,163,856

Cost of products sold	(2,387,684)

Gross Profit	2,776,172

Selling, general and administrative expenses	(837,914)

Operating income	1,938,258
Interest expense	(49,416)
Other income	31

Income before income taxes and minority interests	1,888,873
Provision for income taxes	(700,553)

Income before minority interests	1,188,320
Minority interests	(209,308)

Net income	979,012

Earnings per share
Basic and diluted	979

Weighted average number of common shares outstanding
Basic and diluted	1,000

See accompanying notes to consolidated financial statements

FEZDALE INVESTMENTS LIMITED ANT ITS SUBSIDIARIES
CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

				Accumulated
				Other	Total
	Share	Statutory	Retained	Comprehensive	Shareholders
	Capital	Reserves	Earnings	Income	Equity
	$	$	$	$	$

Balance April 1, 2008	1,000	1,713,065	2,502,756	812,312	5,029,133
Net income	-	-	979,012	-	979,012
Other comprehensive
income:
Currency translation
adjustment	-	-	-	145,894	145,894

Comprehensive income					1,124,906
Transfer to statutory
reserves		56,101	(56,101)	-	-

Balance, March 31, 2008	1,000	1,769,166	3,425,667	958,206	6,145,039

See accompanying notes to consolidated financial statements

FEZDALE INVESTMENTS LIMITED ANT ITS SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE THREE MONTHS ENDED JUNE 30, 2008

$

Operating Activities:
Net income	979,012
Adjustment to reconcile net income to net cash
provided by operating activities
Depreciation and amortization	214,911
Loss arising from disposal of property, plant and equipment	286
Minority interests	209,308
Changes in operating assets and liabilities:
Trade accounts receivable, net	(1,251,809)
Inventories	1,823,129
Other current assets	(3,755,270)
Accounts payable	7,622
Other payables and accrued expenses	292,087
Tax payable	488,869

Net Cash Used in Operating Activities	(991,855)

Investing Activities:
Proceeds from disposal of property, plant and equipment	3,874

Net Cash Used in Investing Activities	3,874

Financing Activities:
Proceeds from borrowings	-

Net Cash Used in Financing Activities	-

Effect of exchange rate on cash and cash equivalents	141,416

Net increase in cash and cash equivalents	(987,981)

Cash and cash equivalents at beginning of period	7,103,562

Cash and cash equivalents at end of period	6,256,997

Supplemental disclosures of cash flows
information:
Cash paid during the period for interest	49,416
Cash paid during the period for income taxes	211,684

See accompanying notes to consolidated financial statements

FEZDALE INVESTMENTS LIMITED AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – ORGANIZATION AND OPERATIONS

Organization

Fezdale Investments Limited (the "Company") is a private limited liability company incorporated in British Virgin Island on August 22, 2007.

In October 2007, Solar Sun Holdings Limited ("Solar Sun"), a subsidiary of the Company, entered in a share purchase agreement with six owners of Daqing Longheda Food Company Limited ("Longheda") that the six owners of Longheda agreed to transfer an aggregate of 75% interests in Longheda to Solar Sun for consideration in aggregate of RMB40,000,000. Since the beneficial owners of the Group were third parties independent of Longheda and the Group had obtained the controlling interests in Longheda subsequent to the acquisition, the acquisition was accounted for using the purchase method of accounting, which the results of operations of Longheda are included in the consolidated income statement effective from the completion date of the acquisition.

In May 2008, the six founders of Longheda transferred all of their interests in Longheda, an aggregate of 25%, to Solar Sun. After the transfer, the Company is wholly owned by Solar Sun.

Nature of Operations

The Company and its subsidiaries (the "Group") manufacture and sell a variety of food products processed from rare superfruits that grow in Northeast China. Currently, the Group processes 4 types of rare superfruits including golden berry, crab apple, blueberry and raspberry, and sell fresh fruits and 4 types of fruit based products including fruit concentrate, nectar, glazed fruits and fruit beverage. The Group sells all of its products through 68 domestic distributors located in 19 provinces and 39 cities. The fresh fruits are mainly sold to fruit supermarkets while the processed fruit products are mainly sold to manufacturers for further processing into fruit juice and other fruit related foods.

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES

Principles of consolidation

The consolidated financial statements include the accounts for the Company and all of its wholly-owned subsidiaries after elimination of intercompany transactions and balances.

Basis of presentation

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

Foreign currency translation

Assets and liabilities of the Company’s foreign subsidiaries are translated using the exchange rates in effect at the balance sheet date, while income and expenses are translated using average rate. Translation adjustments are reported as a component of shareholders’ equity in accumulated other comprehensive income.

FEZDALE INVESTMENTS LIMITED AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Use of estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in United States of America ("US GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.

Segment information

The Group identifies and classifies its operating segment based on the nature of the products with similar economic characteristics. No segment information is provided as the Group only has one business and geographical segment. The Group’s reportable segment is the manufacture and sell of food products, which operations are located in PRC and sales were predominately made to customers located in the PRC.

Customer and supplier concentration

Trade accounts receivable - 2 customers each accounted for more than 10% of the Group’s trade accounts receivable as of June 30, 2008. The trade accounts receivable from those customers represents approximately 21% of trade accounts receivable as of June 30, 2008.

Net sales – 1 customer accounted for more than 10% of the Group’s net sales incurred during the period ended June 30, 2008. The net sales from those customers represent approximately 15% of the net sales incurred during the three months period ended June 30, 2008.

The Group closely monitors the credit risk associated with its customers.

Accounts payable – 3 suppliers each accounted for more than 10% of the Group’s accounts payable as of June 30, 2008. The accounts payable to those suppliers represents approximately 76% of accounts payable as of June 30, 2008.

Purchases – 3 suppliers each accounted for were than 10% of the Group’s purchase made during the periods ended June 30, 2008. The purchases from those suppliers represent approximately 74% of purchases made during the periods ended June 30, 2008.

Cash equivalents

The Group considers all highly liquid investments with an original maturity date of three months or less to be cash equivalents.

FEZDALE INVESTMENTS LIMITED AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Trade accounts receivable

In the normal course of business, the Group extends credit to customers. Trade accounts receivable, less allowance for doubtful accounts, reflect the net realizable value of receivables, and approximate fair value. On a regular basis, the Group evaluates its trade accounts receivable and establishes an allowance for doubtful accounts based on a combination of specific customer circumstances, credit conditions, and payment history. A receivable is considered past due if payments have not been received within the agreed upon invoice terms. No allowance for doubtful accounts at June 30, 2008 was recorded. Trade accounts receivable is charged off against the allowance after management determines the potential for recovery is remote.

Inventories

The cost of finished products inventories includes raw materials, direct labor and indirect production costs. Inventories are stated at the lower of cost or market. The Group uses first-in, first-out methods to value its inventories.

Fair value of financial instruments

The carrying amount of certain of the Group’s financial instruments, including cash and cash equivalents, trade accounts receivable, accounts payable, other current assets, other payables and accrued expenses, approximates fair value due to the relatively short maturity.

Property, plant and equipment, net

Property and equipment are recorded at cost and are depreciated on a straight-line basis over the estimated useful lives of the assets. Maintenance and repairs are expensed as incurred. The principal estimated useful lives generally are: buildings and leasehold improvements – 20 years; machinery and equipment - 10 years. Depreciation of property, plant and equipment was $214,276 for the three months period ended June 30, 2008.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of the net tangible and identifiable intangible assets acquired in a business combination. Goodwill is tested at least annually for impairment using a two-step process. The first step is to identify a potential impairment, and the second step measures the amount of the impairment loss, if any. Impairment exists if the carrying amount of a reporting unit’s goodwill exceeds its estimated fair value.

Negative goodwill represents the excess fair value of the net tangible and identifiable intangible assets acquired in a business combination over the purchase price. The negative goodwill is allocated as a pro rate reduction of the amounts assigned to the assets acquired excluding financial assets, deferred taxes and other current assets. If negative goodwill exceeds the amount of those assets, the remaining excess shall be recognized as an extraordinary gain in the period which the business combination is completed. (See Note 4)

FEZDALE INVESTMENTS LIMITED AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Comprehensive income

Comprehensive income is comprised of net income and other comprehensive income.

Revenue recognition

The Group recognizes revenue from sales of products, where persuasive evidence of an arrangement exists, delivery has occurred, the seller’s price is fixed or determinable and collectibility is reasonably assured. This generally occurs when the customer receives the product or at the time title passes to the customer. Customers generally do not have the right to return product unless damaged or defective. Net sales are comprised of gross sales reduced by customer returns, trade promotions and discounts.

Shipping and handling costs

Shipping and handling costs are included in selling expenses. The shipping and handling costs for the three months period ended June 30, 2008 was $205,904.

Impairment of long-lived assets

Long-lived assets, except goodwill and indefinite-lived intangible assets, are reviewed for impairment when circumstances indicate the carrying value of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to future net cash flows estimated by the Group to be generated by such assets. If such assets are considered to be impaired, the impairment to be recognized is the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of by sale are recorded as held for sale at the lower of carrying value or estimated net realizable value. During the period, no impairment on long-lived assets was recorded by the Group.

All lands in the PRC are owned by the PRC government. The government in the PRC, according to the relevant PRC law, may sell the right to use the land for a specific period of time. Thus, all of the Group’s land located in the PRC is considered to be leasehold land and is stated at costless accumulated amortization and any recognized impairment loss. Amortization is provided over the term of the land use right agreements on a straight-line basis, which is 50 years and they will expire in 2055.

Advertising costs

Advertising costs are expensed as incurred. The total advertising costs were $5,419 for the three months period ended June 30, 2008.

FEZDALE INVESTMENTS LIMITED AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Other income recognition

Other income comprised of interest income and others.

Interest income is accrued on a time basis, by reference to the principal outstanding and at the effective interest rate applicable, which is the rate that exactly discounts the estimated future cash receipts through the expected life of the loan to the loan’s net carrying amount.

Statutory reserves

The laws and regulations of the PRC require that before an enterprise distributes profits to its owners, it must first satisfy all tax liabilities, provide for losses in previous years, and make allocations. The statutory reserves include a surplus reserve fund and a common welfare fund. These statutory reserves represent restricted retained earnings. The details of surplus reserve fund and common welfare fund are as follows:

Surplus reserve fund

The Company’s subsidiary in PRC is required, as necessary, to transfer 10 percent of its net income, as determined in accordance with the PRC accounting rules and regulations, to a statutory surplus reserve fund until such reserve balance reaches 50 percent of that subsidiary’s paid-in capital.

The transfer to this reserve must be made before distribution of any dividends to owners. The surplus reserve fund is non-distributable other than during liquidation and can be used to fund previous years' losses, if any, and may be utilized for business expansion or converted into equity by raising equity from existing owners in proportion to their equity holdings.

Common welfare fund

The Company’s subsidiary in PRC is required, as necessary, to transfer 5 percent to 10 percent of its net income, as determined in accordance with the PRC accounting rules and regulations, to the statutory common welfare fund. This fund can only be utilized on capital items for the collective benefit of that subsidiary’s employees, such as construction of dormitories, cafeteria facilities, and other staff welfare facilities. This fund is non-distributable other than upon liquidation. The transfer to this fund must be made before distribution of any dividends to owners.

FEZDALE INVESTMENTS LIMITED AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Income taxes

The Group accounts for income taxes under the provision of Statement of Financial Accounting Standards ("SFAS") No. 109, Accounting for Income Taxes ("SFAS 109") and related interpretations and guidance including FIN 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109 ("Fin 48"), resulting in two components of income tax expense: current and deferred. Current income tax expense approximates taxes to be paid or refunded for the relevant periods. Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred income tax assets and liabilities are computed for differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities that will result in taxable or deductible amounts in the future, as well as from net operating loss and tax credit carryforwards, and are measured at the enacted tax laws and rates applicable in the years which the differences are expected to be recovered or settled. A deferred tax asset is recognized if it is more likely than not that a benefit will be realized. The Group’s operations are primarily located in PRC and subject to PRC profits tax.

Earnings per share

Basic earnings per is calculated by dividing net income by the weighted average number of common shares outstanding during the period. Diluted earnings per share is calculated by dividing net income by the weighted average number of common shares and potential common shares outstanding during the period.

Related party transactions

A related party is generally defined as (i) any person that holds 10% or more of the Group’s securities and their immediate families, (ii) the Group’s management, (iii) someone that directly or indirectly controls, is controlled by or is under common control with the Group, or (iv) anyone who can significantly influence the management or operating decisions of the Group. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties.

FEZDALE INVESTMENTS LIMITED AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - RECENT ACCOUNTING PRONOUNCEMENTS

In September 2006, the FASB issued SFAS 157, Fair Value Measurements ("SFAS 157"), which provides guidance about how to measure assets and liabilities that use fair value. SFAS 157 applies whenever another US GAAP standard requires (or permits) assets or liabilities to be measured at fair value but does not expand the use of fair value to any new circumstances. This standard also requires additional disclosures in both annual and quarterly reports. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. In February 2008, the FASB issued FASB Staff Position ("FSP") 157-1, Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease Classification or Measurement under Statement 13 ("FSP 157-1"), which states that SFAS 157 does not address fair value measurements for purposes of lease classification or measurement. In February 2008, the FASB issued FSP 157-2, Effective Date of FASB Statement No. 157 ("FSP 157-2"), which delays the effective date for non-financial assets and non-financial liabilities to fiscal years beginning after November 15, 2008, except for items that are measured at fair value in the financial statements on a recurring basis (at least annually). The Group is currently evaluating the impact of adopting SFAS 157.

In February 2007, the FASB issued SFAS 159, The Fair Value Option for Financial Assets and Financial Liabilities - Including an amendment of FASB Statement No. 115 ("SFAS 159"), which is effective for fiscal years that begin after November 15, 2007. This standard permits entities to choose to measure many financial instruments and certain other items at fair value and consequently report unrealized gains and losses on such items in earnings. The Group has elected not to adopt the fair value provisions of SFAS 159, which does not have a significant impact of its financial position, cash flows and results of operations.

In December 2007, the FASB issued SFAS 141 (revised 2007), Business Combinations ("SFAS 141(R)"). SFAS 141(R) establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any noncontrolling interest in the acquiree and the goodwill acquired. SFAS 141(R) also establishes disclosure requirements to enable the evaluation of the nature and financial effects of the business combination. SFAS 141(R) will be effective for financial statements issued for fiscal years beginning after December 15, 2008, and will be adopted by the Group beginning in the first quarter of 2009. The Group is currently evaluating the impact of adopting SFAS 141(R).

FEZDALE INVESTMENTS LIMITED AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - RECENT ACCOUNTING PRONOUNCEMENTS (CONTINUED)

In December 2007, the FASB issued SFAS 160, Noncontrolling Interests in Consolidated Financial Statements - an amendment of Accounting Research Bulletin No.51 ("SFAS 160"). SFAS 160 establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest, and the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated. SFAS 160 also establishes disclosure requirements that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. SFAS 160 will be effective for financial statements issued for fiscal years beginning after December 15, 2008, and will be adopted by the Group beginning in the first quarter of 2009. The Group is evaluating the impact of adopting SFAS 160.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities ("SFAS 161"). SFAS 161 is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows. SFAS 161 achieves these improvements by requiring disclosure of the fair values of derivative instruments and their gains and losses in a tabular format. It also provides more information about an entity’s liquidity by requiring disclosure of derivative features that are credit risk-related. Finally, it requires cross-referencing within footnotes to enable financial statement users to locate important information about derivative instruments. SFAS 161 will be effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008 and will be adopted by the Group beginning in the first quarter of 2009. The Group is currently evaluating the impact of adopting SFAS 161.

In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles ("SFAS 162"). SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with accounting principles generally accepted in the United States of America. The Group is currently evaluating the impact of adopting SFAS 162.

In May 2008, FASB issued SFASB No. 163, Accounting for Financial Guarantee Insurance Contracts - an interpretation of FASB Statement No. 60. The scope of the statement is limited to financial guarantee insurance (and reinsurance) contracts. The pronouncement is effective for fiscal years beginning after December 31, 2008. The Group is currently evaluating the impact of adopting SFAS 163

Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force ("EITF")), the American Institute of Certified Public Accountants ("AICPA"), and the SEC did not or are not believed by management to have a material impact on the Group's present or future financial statements.

FEZDALE INVESTMENTS LIMITED AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 – ACQUISITION OF LONGHEDA

In May 2008, Solar Sun Holdings entered in a share purchase agreement with six owners of Longheda to acquire 25% interests in Longheda with consideration in aggregate of RMB10,000,000. Since the beneficial owners of the Company were third parties independent of Longheda and the Group has obtained the controlling interests in Longheda, the acquisition was accounted for using the purchase method of accounting. As of the acquisition date, the Group recorded the fair values of Longheda assets acquired and liabilities assumed. The allocation of the purchase price to assets acquired and liabilities assumed as at the date of acquisition is as follows:

$

Cash and cash equivalents	5,666,951
Trade accounts receivable	2,389,049
Inventories	1,126,973
Other current assets	2,477,178
Property, plant and equipment, net	11,107,547
Land use right, net	502,735
Borrowings	(2,863,365)
Accounts payable	(111,771)
Other payables and accrued expenses	(478,984)
Tax payable	(166,764)

Net assets acquired	19,649,549
Minority interests	(13,452,363)
Statutory reserves	(1,713,065)
Negative goodwill	(3,052,439)

Total purchase price	1,431,682

The allocation of the purchase price to assets acquired and liabilities assumed as at the date of acquisition resulted in negative goodwill of $3,052,439. In accordance with SFAS No. 141, Business Combinations, the negative goodwill was allocated as a pro rata reduction of the amounts assigned to the assets acquired excluding financial assets, deferred taxes and other current assets. This resulted in the following allocation of negative goodwill:

$

Property, plant and equipment, net	2,920,266
Land use right, net	132,173

Negative goodwill	3,052,439

FEZDALE INVESTMENTS LIMITED AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 - INVENTORIES

Inventories by major categories at June 30, 2008 are as follows:

$

Finished products	42,433
Raw materials	107,029

Total inventories	149,462

NOTE 6 - OTHER CURRENT ASSETS

Other current assets by major categories at June 30, 2008 are as follows:

$

Prepayments	3,812,684
Other receivables	113,393

3,926,077

NOTE 7 – PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment, net, at June 30, 2008 are summarized as follows:

$

Buildings	1,157,890
Machinery	4,335,805
Furniture, fixtures and office equipment	6,008
Motor vehicles	12,893

Total	5,512,596
Less: accumulated depreciation	(1,296,492)

4,216,104

At June 30, 2008, certain of the Group’s plant and machinery with an aggregate net book value of approximately $1,462,000 were pledged to secure the bank borrowings.

FEZDALE INVESTMENTS LIMITED AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 - BORROWINGS

The Group’s borrowings at June 30, 2008 consist of the following:

$

Bank borrowings	2,910,446

The interest rates are based on the bank's best lending rate plus a certain percentage and the credit lines are normally subject to periodic review. The range of effective interest rates (which are also equal to contracted interest rates) on the Group’s borrowings for the period ended June 30, 2008 was 8.42% per annum. Plant and machinery with an aggregate net book value of approximately $1,574,000 as of June 30, 2008 were pledged to secure such bank borrowings. The maturity date of the outstanding bank borrowing as of June 30, 2008 is August 23, 2008.

NOTE 9 - OTHER PAYABLES AND ACCRUED EXPENSES

Other payables and accrued expenses by major categories at June 30, 2008 are summarized as follows:

$

Other payables	62,036
VAT payables	234,902
Accruals	238,107

535,045

NOTE 10 - SHAREHOLDERS’ EQUITY

The authorized share capital of the Company is $50,000 divided into 50,000 ordinary shares of $1 each. Upon incorporation, two shareholders subscribed for a total of 1,000 ordinary shares of $1 each at par.

FEZDALE INVESTMENTS LIMITED AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 - PRC CONTRIBUTION PLAN

Employees of the Group are entitled to retirement benefits calculated with reference to their salaries basis upon retirement and their length of service in accordance with a PRC government-managed retirement plan. The PRC government is directly responsible for the payments of the benefits to these retired employees. The Group is required to make contributions to the government-managed retirement plan based on certain percentages of the employees’ monthly salaries. The amounts contributed by the Group were approximately $40,565 for the three months period ended June 30, 2008.

NOTE 12 - PROVISION FOR INCOME TAXES

The provision for income tax is as follows:

2008
Current:
PRC	$700,553
Others jurisdictions	-

700,553

Deferred:
PRC	-
Others jurisdictions	-

-

Total income tax	700,553

At June 30, 2008, the Group did not have material valuation allowance that would result into any deferred tax assets.

The Group’s operations are conducted in the PRC and are subject to PRC’s enterprise income tax. Pursuant to the PRC Income Tax Law prior to January 1, 2008, enterprise income taxes were generally imposed at a statutory rate of 33%, which comprised 30% national income tax and 3% local income tax. However, the Group has been granted a preferential tax treatment by the State Tax Bureau of the PRC as the Group was considered as a hi-tech enterprise in the Heilongjiang province. According to the PRC Income Tax Law and various approval documents issued by the Tax Bureau, the Group’s profits for the period prior to 2008 were taxed at a rate of 15%.

FEZDALE INVESTMENTS LIMITED AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 - PROVISION FOR INCOME TAXES (CONTINUED)

On March 16, 2007, the Fifth Plenary Session of the Tenth National People’s Congress passed the Corporate Income Tax Law of the PRC which will take effect on January 1, 2008. According to the new tax law, the applicable corporate income tax rate for domestically-owned enterprises and foreign-invested enterprises are subject to a uniform tax rate of 25%. While the new tax law equalizes the tax rates for domestically-owned and foreign-invested companies, preferential tax treatment would continue to be given to companies in certain encouraged sectors and to enterprises classified as high and new technology companies, whether domestically-owned or foreign-invested enterprises. The new tax law also provides a five-year transition period starting from its effective date for those enterprises which were established before the promulgation date of the new tax law and which were entitled to a preferential tax treatment. The tax rate of such enterprises will transition to the uniform tax of 25% within a five-year transition period.

In July 2006, the FASB issued FIN 48, which clarifies the accounting and disclosure for uncertainty in tax positions, as defined in SFAS No. 109. FIN 48 prescribes a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This interpretation also provides guidance on de-recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, accounting for income taxes in interim periods and income tax disclosures.

The Group adopted the provisions of FIN 48 effective August 22, 2007. Based on its FIN 48 analysis, the Group concluded that the adoption of FIN 48 did not have any impact on the Group’s total liabilities or owners’ equity. The Group’s classifies interests and/or penalties related to income tax matters in income tax expenses. As of March 31, 2008, the Group did not have interests and penalties related to uncertain tax positions. The Group does not anticipate any significant increases or decrease to its liabilities for unrecognized tax benefits within the next twelve months.

The provision for income taxes appearing in the consolidated statement of income represents the current tax expenses. A reconciliation between the provision for income taxes computed by PRC enterprise income tax rate to income before income taxes is as follows:

2008
%

Statutory rate	25
Tax effect of under-provision of
tax in previous period	12

37

FEZDALE INVESTMENTS LIMITED AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 – EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted earnings per share.

2008

Numerator:
Net income	$979,012

Denominator:
Weighted average number of shares outstanding	1,000

Basis earnings per share	$979

As of June 30, 2008, the Company did not have dilutive securities or instruments.

NOTE 14 - COMMITMENTS AND CONTINGENCIES

Leases commitments

The Group leases certain office premises and buildings under non-cancelable leases through June 29, 2008. Rental expenses under operating leases for the three months period ended June 30, 2008 were approximately $8,104.

As of June 30, 2008, the Group future minimum lease payments under non-cancelable operating leases agreements are as follows:

Within 12 months	$34,967

Economic environment

Since the Group’s operations are conducted in the PRC, the Group is subject to special considerations and significant risks. These risks include, among others, the political, economic and legal environments. The Group’s result from operations may, among other things, be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to: laws and regulations, anti-inflationary measures and rates and methods of taxation.

Foreign currency remittance

The Group’s revenue is earned in the PRC in the PRC’s currency of Renminbi. The transfer of Renminbi outside the PRC requires approval of the PRC government.

FEZDALE INVESTMENTS LIMITED AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 - PRC PROFIT APPROPRIATION AND RESTRICTION ON CAPITAL REPARTRIATION

Pursuant to the laws applicable to the Group, the Group must make appropriations from after-tax profit to non-distributable reserve funds. These reserves include a (1) general reserve, (2) enterprise expansion fund and (3) staff bonus and welfare fund. Subject to certain cumulative limits, the general reserve fund requires annual appropriations of not less then 10% of after-tax profit (as determined under accounting principles and financial regulations applicable to PRC enterprises at each year-end); the other fund appropriations are at the Group’s discretion. These reserve funds can only be used for specific purposes and are not distributable as cash dividends. As of June 30, 2008, the balance of these reserve funds amounted to approximately $1,769,000.

NOTE 16 – AMOUNT DUE TO AN AFFILIATE

The amount due to an affiliate is unsecured, interest free and have no fixed terms of repayment.

NOTE 17 – SUBSEQUENT EVENTS

On August 14 and 18, 2008, the Group obtained 2 bank loans of approximately US$2,928,258 and US$4,392,387 from Daqing City Commercial Bank (the "Loans"). The Loans are repayable within 6 months and 1 year respectively and carry a fixed interest rate of 7.884% and 8.964% per annum respectively. Certain property, plant and equipment of approximately US$3,241,816 were pledged to secure the Loans.

[End of financial statements.]

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders of
Fezdale Investments Limited

We have audited the accompanying consolidated balance sheet of Fezdale Investments Limited and its subsidiaries as of March 31, 2008, and the related consolidated statement of income, changes in shareholders' equity and cash flows for the period from August 22, 2007 (date of inception) to March 31, 2008 then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the management, as well as evaluating the overall financial statement presentation. We believe that our audit provides reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Fezdale Investments Limited and its subsidiaries as of March 31, 2008, and the consolidated results of their operations and their cash flows for the period from August 22, 2007 (date of inception) to March 31, 2008 then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ HLB Hodgson Impey Cheng

Chartered Accountants
Certified Public Accountants

Hong Kong, August 11, 2008
..............................................................

FEZDALE INVESTMENTS LIMITED ANT ITS SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
MARCH 31, 2008

$
ASSETS
Current Assets
Cash and cash equivalents	7,104,849
Trade accounts receivable	1,921,457
Inventories	1,955,725
Other current assets	114,865
Total Current Assets	11,096,896
Property, plant and equipment, net	7,173,523
Land use rights, net	318,120
TOTAL ASSETS	18,588,539

LIABILITIES AND SHAREHOLDERS EQUITY
Current Liabilities
Short term borrowings	2,848,110
Accounts payable	159,078
Consideration payable	5,353,755
Other payables and accrued expenses	494,278
Income taxes payable	607,680
Amount due to an affiliate	57,219
Total Current Liabilities	9,520,120

Minority interests	4,039,286

Commitments and contingencies

Shareholders' Equity
Share capital	1,000
Statutory reserves - restricted	1,713,065
Other comprehensive income	812,312
Retained earnings	2,502,756
Total Shareholders' Equity	5,029,133

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	18,588,539

See accompanying notes to consolidated financial statements

FEZDALE INVESTMENTS LIMITED ANT ITS SUBSIDIARIES
CONSOLIDATED STATEMENT OF INCOME
FOR THE PERIOD FROM AUGUST 22, 2007 (INCEPTION) TO MARCH 31, 2008

$

Net sales	13,527,015

Cost of products sold	(7,499,879)

Gross Profit	6,027,136

Selling, general and administrative expenses	(1,395,100)

Operating income	4,632,036
Interest expense	(250,985)
Other income	30,569

Income before income taxes and minority interests	4,411,620
Provision for income taxes	(882,939)

Income before minority interests	3,528,681

Minority interests	(895,780)

Net income	2,632,901

Earnings per share
Basic and diluted	2,633

Weighted average number of common shares outstanding
Basic and diluted	1,000

See accompanying notes to consolidated financial statements

FEZDALE INVESTMENTS LIMITED ANT ITS SUBSIDIARIES
CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

				Accumulated
				Other	Total
	Share	Statutory	Retained	Comprehensive	Shareholders
	Capital	Reserves	Earnings	Income	Equity
	$	$	$	$	$

Subscribers' shares issued upon incorporation	1,000	-	-	-	1,000
Acquisition of subsidiaries	-	1,539,538	-	114,600	1,654,138
Net income	-	-	2,632,901	-	2,632,901
Other comprehensive income:
Currency translation adjustment	-	-	-	697,712	697,712

Comprehensive income					3,330,613
Minority interests' share of statutory reserves	-	43,382	-	-	43,382
Transfer to statutory reserves	-	130,145	(130,145)	-	-

Balance, March 31, 2008	1,000	1,713,065	2,502,756	812,312	5,029,133

See accompanying notes to consolidated financial statements

FEZDALE INVESTMENTS LIMITED ANT ITS SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM AUGUST 22, 2007 (INCEPTION) TO MARCH 31, 2008

$

Operating Activities:
Net income	2,632,901
Adjustment to reconcile net income to net cash provided by operating activities
Depreciation and amortization	207,836
Minority interests	927,493
Changes in operating assets and liabilities:
Trade accounts receivable, net	5,271,640
Inventories	4,088,234
Other current assets	624,997
Accounts payable	(603,475)
Other payables and accrued expenses	(4,437,157)
Tax payable	388,569

Net Cash Provided by Operating Activities	9,101,038

Investing Activities:
Cash inflow from acquisition of subsidiaries	423,566

Net Cash Used in Investing Activities	423,566

Financing Activities:
Proceeds from borrowings	(3,232,067)

Net Cash Used in Financing Activities	(3,232,067)

Effect of exchange rate on cash and cash equivalents	812,312

Net increase in cash and cash equivalents	7,104,849

Cash and cash equivalents at end of period	7,104,849

Supplemental disclosures of cash flows information:
Cash paid during the period for interest	250,985
Cash paid during the period for income taxes	275,259

See accompanying notes to consolidated financial statements

FEZDALE INVESTMENTS LIMITED AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – ORGANIZATION AND OPERATIONS

Organization

Fezdale Investments Limited (the "Company") is a private limited liability company incorporated in British Virgin Island on August 22, 2007.

In October 2007, Solor Sun Holdings Limited ("Solor Sun"), a subsidiary of the Company, entered in a share purchase agreement with six owners of Daqing Longheda Food Company Limited ("Longheda") that the six owners of Longheda agreed to transfer an aggregate of 75% interests in Longheda to Solar Sun for consideration in aggregate of RMB40,000,000. Since the beneficial owners of the Group (as defined below) were third parties independent of Longheda and the Group had obtained the controlling interests in Longheda subsequent to the acquisition, the acquisition was accounted for using purchase method of accounting, which the results of operations of Longheda are included in the consolidated income statement effective from the completion date of the acquisition.

Nature of Operations

The Company and its subsidiaries (the "Group") manufacture and sell a variety of food products processed from rare superfruits that grow in Northeast China. Currently, the Group processes 4 types of rare superfruits including golden berry, crab apple, blueberry and raspberry, and sell fresh fruits and 4 types of fruit based products including fruit concentrate, nectar, glazed fruits and fruit beverage. The Group sells all of its products through 68 domestic distributors located in 19 provinces and 39 cities. The fresh fruits are mainly sold to fruit supermarkets while the processed fruit products are mainly sold to manufacturers for further processing into fruit juice and other fruit related foods.

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES

Principles of consolidation

The consolidated financial statements include the accounts for the Company and all of its wholly-owned subsidiaries after elimination of intercompany transactions and balances.

Basis of presentation

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

FEZDALE INVESTMENTS LIMITED AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Foreign currency translation

Assets and liabilities of the Company's foreign subsidiaries are translated using the exchange rates in effect at the balance sheet date, while income and expenses are translated using average rate. Translation adjustments are reported as a component of shareholders' equity in accumulated other comprehensive income.

Use of estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in United States of America ("US GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.

Segment information

The Group identifies and classifies its operating segment based on the nature of the products with similar economic characteristics. No segment information is provided as the Group only has one business and geographical segment. The Group's reportable segment is the manufacture and sell of food products, which operations are located in PRC and sales were predominately made to customers located in the PRC.

Customer and supplier concentration

Trade accounts receivable - 2 customers each accounted for more than 10% of the Group's trade accounts receivable as of March 31, 2008. The trade accounts receivable from those customers represents approximately 33% of trade accounts receivable as of March 31, 2008.

Net sales – 2 customers each accounted for more than 10% of the Group's net sales incurred during the period ended March 31, 2008. The net sales from those customers represent approximately 25% of the net sales incurred during the period from inception to March 31, 2008.

The Group closely monitors the credit risk associated with its customers.

Accounts payable – 4 suppliers each accounted for more than 10% of the Group's accounts payable as of March 31, 2008. The accounts payable to those suppliers represents approximately 91% of accounts payable as of March 31, 2008.

FEZDALE INVESTMENTS LIMITED AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Purchases – No supplier accounted for more than 10% of the Group's purchases made during the period ended from inception to March 31, 2008.

Cash equivalents

The Group considers all highly liquid investments with an original maturity date of three months or less to be cash equivalents.

Trade accounts receivable

In the normal course of business, the Group extends credit to customers. Trade accounts receivable, less allowance for doubtful accounts, reflect the net realizable value of receivables, and approximate fair value. On a regular basis, the Group evaluates its trade accounts receivable and establishes an allowance for doubtful accounts based on a combination of specific customer circumstances, credit conditions, and payment history. A receivable is considered past due if payments have not been received within the agreed upon invoice terms. No allowance for doubtful accounts at March 31, 2008 was recorded. Trade accounts receivable is charged off against the allowance after management determines the potential for recovery is remote.

Inventories

The cost of finished products inventories includes raw materials, direct labor and indirect production costs. Inventories are stated at the lower of cost or market. The Group uses first-in, first-out methods to value its inventories.

Fair value of financial instruments

The carrying amount of certain of the Group's financial instruments, including cash and cash equivalents, trade accounts receivable, accounts payable, other current assets, other payables and accrued expenses, approximates fair value due to the relatively short maturity.

Property, plant and equipment, net

Property and equipment are recorded at cost and are depreciated on a straight-line basis over the estimated useful lives of the assets. Maintenance and repairs are expensed as incurred. The principal estimated useful lives generally are: buildings and leasehold improvements – 20 years; machinery and equipment - 10 years. Depreciation of property, plant and equipment was $207,836 for the period from inception to March 31, 2008.

FEZDALE INVESTMENTS LIMITED AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Goodwill

Goodwill represents the excess of the purchase price over the fair value of the net tangible and identifiable intangible assets acquired in a business combination. Goodwill is tested at least annually for impairment using a two-step process. The first step is to identify a potential impairment, and the second step measures the amount of the impairment loss, if any. Impairment exists if the carrying amount of a reporting unit's goodwill exceeds its estimated fair value.

Negative goodwill represents the excess fair value of the net tangible and identifiable intangible assets acquired in a business combination over the purchase price. The negative goodwill is allocated as a pro rate reduction of the amounts assigned to the assets acquired excluding financial assets, deferred taxes and other current assets. If negative goodwill exceeds the amount of those assets, the remaining excess shall be recognized as an extraordinary gain in the period which the business combination is completed. (See Note 4)

Comprehensive income

Comprehensive income is comprised of net income and other comprehensive income.

Revenue recognition

The Group recognizes revenue from sales of products, where persuasive evidence of an arrangement exists, delivery has occurred, the seller's price is fixed or determinable and collectibility is reasonably assured. This generally occurs when the customer receives the product or at the time title passes to the customer. Customers generally do not have the right to return product unless damaged or defective. Net sales are comprised of gross sales reduced by customer returns, trade promotions and discounts.

Shipping and handling costs

Shipping and handling costs are included in selling expenses. The shipping and handling costs for the period from inception to March 31, 2008 was $438,831.

FEZDALE INVESTMENTS LIMITED AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Impairment of long-lived assets

Long-lived assets, except goodwill and indefinite-lived intangible assets, are reviewed for impairment when circumstances indicate the carrying value of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to future net cash flows estimated by the Group to be generated by such assets. If such assets are considered to be impaired, the impairment to be recognized is the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of by sale are recorded as held for sale at the lower of carrying value or estimated net realizable value. During the period, no impairment on long-lived assets was recorded by the Group.

All lands in the PRC are owned by the PRC government. The government in the PRC, according to the relevant PRC law, may sell the right to use the land for a specific period of time. Thus, all of the Group's land located in the PRC is considered to be leasehold land and is stated at costless accumulated amortization and any recognized impairment loss. Amortization is provided over the term of the land use right agreements on a straight-line basis, which is 50 years and they will expire in 2055. Amortization was $3,975 for the period from inception to March 31, 2008.

Advertising costs

Advertising costs are expensed as incurred. The total advertising costs were $86,008 for the period from inception to March 31, 2008.

Other income recognition

Other income comprised of interest income and others.

Interest income is accrued on a time basis, by reference to the principal outstanding and at the effective interest rate applicable, which is the rate that exactly discounts the estimated future cash receipts through the expected life of the loan to the loan's net carrying amount.

Statutory reserves

The laws and regulations of the PRC require that before an enterprise distributes profits to its owners, it must first satisfy all tax liabilities, provide for losses in previous years, and make allocations. The statutory reserves include a surplus reserve fund and a common welfare fund. These statutory reserves represent restricted retained earnings. The details of surplus reserve fund and common welfare fund are as follows:

FEZDALE INVESTMENTS LIMITED AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Surplus reserve fund

The Company's subsidiary in PRC is required, as necessary, to transfer 10 percent of its net income, as determined in accordance with the PRC accounting rules and regulations, to a statutory surplus reserve fund until such reserve balance reaches 50 percent of that subsidiary's paid-in capital.

The transfer to this reserve must be made before distribution of any dividends to owners. The surplus reserve fund is non-distributable other than during liquidation and can be used to fund previous years' losses, if any, and may be utilized for business expansion or converted into equity by raising equity from existing owners in proportion to their equity holdings.

Common welfare fund

The Company's subsidiary in PRC is required, as necessary, to transfer 5 percent to 10 percent of its net income, as determined in accordance with the PRC accounting rules and regulations, to the statutory common welfare fund. This fund can only be utilized on capital items for the collective benefit of that subsidiary's employees, such as construction of dormitories, cafeteria facilities, and other staff welfare facilities. This fund is non-distributable other than upon liquidation. The transfer to this fund must be made before distribution of any dividends to owners.

Income taxes

The Group accounts for income taxes under the provision of Statement of Financial Accounting Standards ("SFAS") No. 109, Accounting for Income Taxes ("SFAS 109") and related interpretations and guidance including FIN 58, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109 ("Fin 48"), resulting in two components of income tax expense: current and deferred. Current income tax expense approximates taxes to be paid or refunded for the relevant periods. Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred income tax assets and liabilities are computed for differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities that will result in taxable or deductible amounts in the future, as well as from net operating loss and tax credit carryforwards, and are measured at the enacted tax laws and rates applicable in the years which the differences are expected to be recovered or settled. A deferred tax asset is recognized if it is more likely than not that a benefit will be realized. The Group's operations are primarily located in PRC and subject to PRC profits tax.

FEZDALE INVESTMENTS LIMITED AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Earnings per share

Basic earnings per is calculated by dividing net income by the weighted average number of common shares outstanding during the period. Diluted earnings per share is calculated by dividing net income by the weighted average number of common shares and potential common shares outstanding during the period.

Related party transactions

A related party is generally defined as (i) any person that holds 10% or more of the Group's securities and their immediate families, (ii) the Group's management, (iii) someone that directly or indirectly controls, is controlled by or is under common control with the Group, or (iv) anyone who can significantly influence the management or operating decisions of the Group. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties.

FEZDALE INVESTMENTS LIMITED AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - RECENT ACCOUNTING PRONOUNCEMENTS

In September 2006, the FASB issued SFAS 157, Fair Value Measurements ("SFAS 157"), which provides guidance about how to measure assets and liabilities that use fair value. SFAS 157 applies whenever another US GAAP standard requires (or permits) assets or liabilities to be measured at fair value but does not expand the use of fair value to any new circumstances. This standard also requires additional disclosures in both annual and quarterly reports. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. In February 2008, the FASB issued FASB Staff Position ("FSP") 157-1, Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease Classification or Measurement under Statement 13 ("FSP 157-1"), which states that SFAS 157 does not address fair value measurements for purposes of lease classification or measurement. In February 2008, the FASB issued FSP 157-2, Effective Date of FASB Statement No. 157 ("FSP 157-2"), which delays the effective date for non-financial assets and non-financial liabilities to fiscal years beginning after November 15, 2008, except for items that are measured at fair value in the financial statements on a recurring basis (at least annually). The Group is currently evaluating the impact of adopting SFAS 157.

In February 2007, the FASB issued SFAS 159, The Fair Value Option for Financial Assets and Financial Liabilities - Including an amendment of FASB Statement No. 115 ("SFAS 159"), which is effective for fiscal years that begin after November 15, 2007. This standard permits entities to choose to measure many financial instruments and certain other items at fair value and consequently report unrealized gains and losses on such items in earnings. The Group has elected not to adopt the fair value provisions of SFAS 159, which does not have a significant impact of its financial position, cash flows and results of operations.

FEZDALE INVESTMENTS LIMITED AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - RECENT ACCOUNTING PRONOUNCEMENTS (CONTINUED)

In December 2007, the FASB issued SFAS 141 (revised 2007), Business Combinations ("SFAS 141(R)"). SFAS 141(R) establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any noncontrolling interest in the acquiree and the goodwill acquired. SFAS 141(R) also establishes disclosure requirements to enable the evaluation of the nature and financial effects of the business combination. SFAS 141(R) will be effective for financial statements issued for fiscal years beginning after December 15, 2008, and will be adopted by the Group beginning in the first quarter of 2009. The Group is currently evaluating the impact of adopting SFAS 141(R).

In December 2007, the FASB issued SFAS 160, Noncontrolling Interests in Consolidated Financial Statements - an amendment of Accounting Research Bulletin No.51 ("SFAS 160"). SFAS 160 establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent's ownership interest, and the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated. SFAS 160 also establishes disclosure requirements that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. SFAS 160 will be effective for financial statements issued for fiscal years beginning after December 15, 2008, and will be adopted by the Group beginning in the first quarter of 2009. The Group is evaluating the impact of adopting SFAS 160.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities ("SFAS 161"). SFAS 161 is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity's financial position, financial performance, and cash flows. SFAS 161 achieves these improvements by requiring disclosure of the fair values of derivative instruments and their gains and losses in a tabular format. It also provides more information about an entity's liquidity by requiring disclosure of derivative features that are credit risk-related. Finally, it requires cross-referencing within footnotes to enable financial statement users to locate important information about derivative instruments. SFAS 161 will be effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008 and will be adopted by the Group beginning in the first quarter of 2009. The Group is currently evaluating the impact of adopting SFAS 161.

FEZDALE INVESTMENTS LIMITED AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - RECENT ACCOUNTING PRONOUNCEMENTS (CONTINUED)

In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles ("SFAS 162"). SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with accounting principles generally accepted in the United States of America. The Group is currently evaluating the impact of adopting SFAS 162.

Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force ("EITF")), the American Institute of Certified Public Accountants ("AICPA"), and the SEC did not or are not believed by management to have a material impact on the Group's present or future financial statements.

NOTE 4 – ACQUISITION OF LONGHEDA

In October 2007, Solor Sun Holdings entered in a share purchase agreement with six owners of Longheda to acquire 75% interests in Longheda with consideration in aggregate of RMB40,000,000. This acquisition was accounted for using the purchase method of accounting. Since the beneficial owners of the Company were third parties independent of Longheda, the acquisition was accounted for using the purchase method of accounting. As of the acquisition date, the Group recorded the fair values of Longheda assets acquired and liabilities assumed. The allocation of the purchase price to assets acquired and liabilities assumed as at the date of acquisition is as follows:

$

Cash and cash equivalents	829,317
Trade accounts receivable	7,193,097
Inventories	6,043,959
Other current assets	738,862
Property, plant and equipment, net	11,115,278
Land use right, net	474,453
Borrowings	(6,080,177)
Accounts payable	(762,553)
Other payables and accrued expenses	(4,931,435)
Tax payable	(219,111)
Net assets acquired	14,401,690
Minority interests	(3,186,888)
Statutory reserves	(1,539,538)
Translation adjustment	(114,600)
Negative goodwill	(4,156,062)

Total purchase price	(5,404,602)

FEZDALE INVESTMENTS LIMITED AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 – ACQUISITION OF LONGHEDA  (CONTINUED)

The allocation of the purchase price to assets acquired and liabilities assumed as at the date of acquisition resulted in negative goodwill of $4,156,062. In accordance with SFAS No. 141, Business Combinations, the negative goodwill was allocated as a pro rata reduction of the amounts assigned to the assets acquired excluding financial assets, deferred taxes and other current assets. This resulted in the following allocation of negative goodwill:

$

Property, plant and equipment, net	3,985,924
Land use right, net	170,138

Negative goodwill	4,156,062

Subsequent to the completion date of the acquisition on November 12, 2007, the results of operations of Longheda have been included in the consolidated income statement of the Group.

The following is the pro forma results of operations of the Group for the years ended March 31, 2008 and 2007 as if the acquisition of 75% interest in Longheda completed on April 1, 2007 and Fezdale was existed at April 1, 2007:

	2008	2007

Net sales	$34,510,140	$23,022,480

Cost of products sold	(18,947,091)	(11,609,731)

Gross Profit	15,563,049	11,412,749

Selling, general and administrative expenses	(4,008,817)	(2,966,741)

FEZDALE INVESTMENTS LIMITED AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 – ACQUISITION OF LONGHEDA  (CONTINUED)

Other expenses, net	(372,151)	(349,045)

Income before income taxes and minority interests	11,182,081	8,096,963
Provision for income taxes	(2,035,305)	(1,341,195)

Income before minority interests	9,146,776	6,755,768

Minority interests	(2,286,694)	(1,688,942)

Net income	$6,860,082	$5,066,826

Earnings per share
Basic and diluted	$6,860	$5,067

NOTE 5 - INVENTORIES

Inventories by major categories at March 31, 2008 are as follows:

$

Finished products	1,888,650
Raw materials	67,075

Total inventories	1,955,725

NOTE 6 - OTHER CURRENT ASSETS

Other current assets by major categories at March 31, 2008 are as follows:

$

Prepayments	4,987
Other receivables	109,878

114,865

FEZDALE INVESTMENTS LIMITED AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 – PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment, net, at March 31, 2008 are summarized as follows:

$

Buildings	1,846,936
Machinery	7,254,044
Furniture, fixtures and office equipment	28,016
Motor vehicles	22,304

Total	9,151,301
Less: accumulated depreciation	(1,977,778)

7,173,523

At March 31, 2008, certain of the Group's plant and machinery with an aggregate net book value of approximately $2,559,000 were pledged to secure the bank borrowings.

NOTE 8 - BORROWINGS

The Group's borrowings at March 31, 2008 consist of the following:

$

Bank borrowings	2,848,110

The interest rates are based on the bank's best lending rate plus a certain percentage and the credit lines are normally subject to periodic review. The range of effective interest rates (which are also equal to contracted interest rates) on the Group's borrowings for the period ended March 31, 2008 was 8.42% per annum. Plant and machinery with an aggregate net book value of approximately $2,559,000 as of March 31, 2008 were pledged to secure such bank borrowings. The maturity date of the outstanding bank borrowing as of March 31, 2008 is August 23, 2008.

FEZDALE INVESTMENTS LIMITED AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 - OTHER PAYABLES AND ACCRUED EXPENSES

Other payables and accrued expenses by major categories at March 31, 2008 are summarized as follows:

$

Other payables	57,530
VAT payables	229,838
Accruals	206,910

494,278

NOTE 10 - SHAREHOLDERS' EQUITY

The authorized share capital of the Company is $50,000 divided into 50,000 ordinary shares of $1 each. Upon incorporation, two shareholders subscribed for a total of 1,000 ordinary shares of $1 each at par.

NOTE 11 - PRC CONTRIBUTION PLAN

Employees of the Group are entitled to retirement benefits calculated with reference to their salaries basis upon retirement and their length of service in accordance with a PRC government-managed retirement plan. The PRC government is directly responsible for the payments of the benefits to these retired employees. The Group is required to make contributions to the government-managed retirement plan based on certain percentages of the employees' monthly salaries. The amounts contributed by the Group were approximately $16,836 for the period from inception to March 31, 2008.

NOTE 12 - PROVISION FOR INCOME TAXES

The provision for income tax is as follows:

2008
Current:	$
PRC	927,493
Others jurisdictions	-

927,493

Deferred:
PRC	-
Others jurisdictions	-

-

Total income tax	927,493

FEZDALE INVESTMENTS LIMITED AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 - PROVISION FOR INCOME TAXES (CONTINUED)

At March 31, 2008, the Group did not have material valuation allowance that would result into any deferred tax assets.

The Group's operations are conducted in the PRC and are subject to PRC's enterprise income tax. Pursuant to the PRC Income Tax Law prior to January 1, 2008, enterprise income taxes were generally imposed at a statutory rate of 33%, which comprised 30% national income tax and 3% local income tax. However, the Group has been granted a preferential tax treatment by the State Tax Bureau of the PRC as the Group was considered as a hi-tech enterprise in the Heilongjiang province. According to the PRC Income Tax Law and various approval documents issued by the Tax Bureau, the Group's profits for the period prior to 2008 were taxed at a rate of 15%.

On March 16, 2007, the Fifth Plenary Session of the Tenth National People's Congress passed the Corporate Income Tax Law of the PRC which will take effect on January 1, 2008. According to the new tax law, the applicable corporate income tax rate for domestically-owned enterprises and foreign-invested enterprises are subject to a uniform tax rate of 25%. While the new tax law equalizes the tax rates for domestically-owned and foreign-invested companies, preferential tax treatment would continue to be given to companies in certain encouraged sectors and to enterprises classified as high and new technology companies, whether domestically-owned or foreign-invested enterprises. The new tax law also provides a five-year transition period starting from its effective date for those enterprises which were established before the promulgation date of the new tax law and which were entitled to a preferential tax treatment. The tax rate of such enterprises will transition to the uniform tax of 25% within a five-year transition period.

In July 2006, the FASB issued FIN 48, which clarifies the accounting and disclosure for uncertainty in tax positions, as defined in SFAS No. 109. FIN 48 prescribes a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This interpretation also provides guidance on de-recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, accounting for income taxes in interim periods and income tax disclosures.

FEZDALE INVESTMENTS LIMITED AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 - PROVISION FOR INCOME TAXES (CONTINUED)

The Group adopted the provisions of FIN 48 effective August 22, 2007. Based on its FIN 48 analysis, the Group concluded that the adoption of FIN 48 did not have any impact on the Group's total liabilities or owners' equity. The Group's classifies interests and/or penalties related to income tax matters in income tax expenses. As of March 31, 2008, the Group did not have interests and penalties related to uncertain tax positions. The Group does not anticipate any significant increases or decrease to its liabilities for unrecognized tax benefits within the next twelve months.

The provision for income taxes appearing in the consolidated statement of income represents the current tax expenses. A reconciliation between the provision for income taxes computed by PRC enterprise income tax rate to income before income taxes is as follows:

2008
%

Statutory rate	25
Tax effect of preferential tax treatment granted by the State Tax Bureau of the PRC	(6)
Tax effect of change in enterprise tax rate*	-

19

*

The tax effect of change in enterprise tax rate represents the change of enterprise income taxes rate to 25% effective January 1, 2008 from a preferential tax rate of 15% up to December 31, 2007.

NOTE 13 – EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted earnings per share.

FEZDALE INVESTMENTS LIMITED AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 – EARNINGS PER SHARE (CONTINUED)
2008
$
Numerator:
Net income	2,632,910

Denominator:

Weighted average number of shares outstanding	1,000

Basis earnings per share	2,633

As of March 31, 2008, the Company did not have dilutive securities or instruments.

NOTE 14 - COMMITMENTS AND CONTINGENCIES

Leases commitments

The Group leases certain office premises and buildings under non-cancelable leases through June 29, 2008. Rental expenses under operating leases for the period from inception to March 31, 2008 were approximately $12,515.

As of March 31, 2008, future minimum lease payments under non-cancelable operating leases agreements were as follows:

2009	$8,043

Economic environment

Since the Group's operations are conducted in the PRC, the Group is subject to special considerations and significant risks. These risks include, among others, the political, economic and legal environments. The Group's result from operations may, among other things, be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to: laws and regulations, anti-inflationary measures and rates and methods of taxation.

Foreign currency remittance

The Group's revenue is earned in the PRC in the PRC's currency of Renminbi. The transfer of Renminbi outside the PRC requires approval of the PRC government.

FEZDALE INVESTMENTS LIMITED AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 - PRC PROFIT APPROPRIATION AND RESTRICTION ON CAPITAL REPARTRIATION

Pursuant to the laws applicable to the Group, the Group must make appropriations from after-tax profit to non-distributable reserve funds. These reserves include a (1) general reserve, (2) enterprise expansion fund and (3) staff bonus and welfare fund. Subject to certain cumulative limits, the general reserve fund requires annual appropriations of not less then 10% of after-tax profit (as determined under accounting principles and financial regulations applicable to PRC enterprises at each year-end); the other fund appropriations are at the Group's discretion. These reserve funds can only be used for specific purposes and are not distributable as cash dividends. As of March 31, 2008, the balance of these reserve funds amounted to approximately $1,713,000.

NOTE 16 – AMOUNT DUE TO AN AFFILIATE

The amount due to an affiliate is unsecured, interest free and have no fixed terms of repayment.

NOTE 17 – SUBSEQUENT EVENTS

In May 2008, Solor Sun Holdings entered in another share purchase agreement with six owners of Longheda to acquire the remaining 25% interests in Longheda with considerations in aggregate of RMB10,000,000. Subsequent to the acquisition of 25% interest in Longheda, the Company has 100% indirectly interest in Longheda.

[End of financial statements.]

6,121,407 Shares

CHINA NUTRIFRUIT GROUP LIMITED

Common Stock

PROSPECTUS

               , 2008

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of common stock being registered.  All amounts, other than the SEC registration fee, are estimates.  We will pay all these expenses.

Amount to be Paid
SEC Registration Fee	$770
Printing Fees and Expenses	2,000
Legal Fees and Expenses	70,000
Accounting Fees and Expenses	50,000
Blue Sky Fees and Expenses	0
Transfer Agent and Registrar Fees	1,000
Miscellaneous	5,000
Total	$128,770

Item 14.  Indemnification of Directors and Officers

Our articles of incorporation provide for the indemnification of our present and prior directors and officers or any person who may have served at our request as a director or officer of another corporation in which we own shares of capital stock or of which we are a creditor, against expenses actually and necessarily incurred by them in connection with the defense of any actions, suits or proceedings in which they, or any of them, are made parties, or a party, by reason of being or having been director(s) or officer(s) of us or of such other corporation, in the absence of negligence or misconduct in the performance of their duties.  This indemnification policy could result in substantial expenditure by us, which we may be unable to recoup.

Insofar as indemnification by us for liabilities arising under the Securities Exchange Act of 1934 may be permitted to our directors, officers and controlling persons pursuant to provisions of the Articles of Incorporation and Bylaws, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy and is, therefore, unenforceable.  In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification would be required or permitted.  We are not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

Item 15.  Recent Sales of Unregistered Securities

On October 10, 2008, we completed a private placement transaction under which we sold 3,085,840 shares of our common stock to certain Investors at $2.78 per share for a total of $8.58 million pursuant to the Securities Purchase Agreement.  The issuance of our shares to the Investors was made in reliance on the exemption provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering, Regulation D and Regulation S promulgated thereunder.  The purchasers were sophisticated investors with access to all relevant information necessary to evaluate the investment, and who represented to us that the shares were being acquired for investment.

On October 10, 2008, as part of the compensation for WLT Brothers Capital, Inc., Wentworth Securities, Inc. and Euro Pacific Capital, Inc.’s services as our placement agents for the private placement transaction described above, we issued to the placement agents warrants to purchase an aggregate of 216,009 shares of our common stock. The warrants have an exercise price of $2.78 and have a term of 3 years. The warrants were issued in reliance on the Section 4(2) of the Securities Act and Regulation D promulgated thereunder.

On August 14, 2008 we issued 30,166,878 shares of our common stock to the shareholders of Fezdale.  The total consideration for the 30,166,878 shares of our common stock is 1,000 shares of Fezdale, which is all the issued and outstanding capital stock of Fezdale.  We did not receive any cash consideration in connection with the share exchange.  The number of our shares issued to the shareholders of Fezdale was determined based on an arms-length negotiation.  The issuance of our shares to these individuals was made in reliance on the exemption provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering and Regulation S promulgated thereunder.

Pursuant to the stock purchase agreement, dated November 3, 2006, HFI purchased 2,513,758 shares of our common stock for $400,000.  The purchase above was made in reliance on the Section 4(2) private placement exemption.  We are registering such shares owned by HFI and its transferees.

In instances described above where we issued securities in reliance upon Regulation D, we relied upon Rule 506 of Regulation D of the Securities Act.  These stockholders who received the securities in such instances made representations that (a) the stockholder is acquiring the securities for his, her or its own account for investment and not for the account of any other person and not with a view to or for distribution, assignment or resale in connection with any distribution within the meaning of the Securities Act, (b) the stockholder agrees not to sell or otherwise transfer the purchased shares unless they are registered under the Securities Act and any applicable state securities laws, or an exemption or exemptions from such registration are available, (c) the stockholder has knowledge and experience in financial and business matters such that he, she or it is capable of evaluating the merits and risks of an investment in us, (d) the stockholder had access to all of our documents, records, and books pertaining to the investment and was provided the opportunity ask questions and receive answers regarding the terms and conditions of the offering and to obtain any additional information which we possessed or were able to acquire without unreasonable effort and expense, and (e) the stockholder has no need for the liquidity in its investment in us and could afford the complete loss of such investment.  Management made the determination that the investors in instances where we relied on Regulation D are accredited investors (as defined in Regulation D) based upon management’s inquiry into their sophistication and net worth.  In addition, there was no general solicitation or advertising for securities issued in reliance upon Regulation D.

In instances described above where we indicate that we relied upon Section 4(2) of the Securities Act in issuing securities, our reliance was based upon the following factors: (a) the issuance of the securities was an isolated private transaction by us which did not involve a public offering; (b) there were only a limited number of offerees; (c) there were no subsequent or contemporaneous public offerings of the securities by us; (d) the securities were not broken down into smaller denominations; and (e) the negotiations for the sale of the stock took place directly between the offeree and us.

In instances described above where we indicate that we relied upon Regulation S promulgated under the Securities Act in issuing securities, our reliance was based upon the following factors (a) each subscriber was neither a U.S. person nor acquiring the shares for the account or benefit of any U.S. person, (b) each subscriber agreed not to offer or sell the shares (including any pre-arrangement for a purchase by a U.S. person or other person in the United States) directly or indirectly, in the United States or to any natural person who is a resident of the United States or to any other U.S. person as defined in Regulation S unless registered under the Securities Act and all applicable state laws or an exemption from the registration requirements of the Securities Act and similar state laws is available, (c) each subscriber made his, her or its subscription from the subscriber’s residence or offices at an address outside of the United States and (d) each subscriber or the subscriber’s advisor has such knowledge and experience in financial and business matters that the subscriber is capable of evaluating the merits and risks of, and protecting his interests in connection with an investment in us.

Item 16. Exhibits.

The following exhibits are included as part of this Form S-1.

Exhibit No.	Description

2.1

Share Exchange Agreement, dated August 14, 2008, among the registrant, Fezdale and its stockholders (herein incorporated by reference to Exhibit 2.1 to the Company’s current report on Form 8-K filed on August 14, 2008).

3.1

Amended and Restated Articles of Incorporation of the registrant as filed with the Secretary of State of Nevada on August 14, 2008 (herein incorporated by reference to Exhibit 3.1 to the Company’s current report on Form 8-K filed on August 20, 2008).

3.2	Amended and Restated Bylaws of the registrant adopted on June 19, 2008 (herein incorporated by reference to Exhibit 3.2 to the Company’s current report on Form 8-K filed on June 20, 2008).
4.1*	Form of Placement Agent Warrants
5*	Opinion of Thelen LLP as to the legality of the shares.
10.1

Securities Purchase Agreement, dated August 14, 2008, by and among the registrant, Fezdale, Daqing Longheda and the investors listed therein (herein incorporated by reference to Exhibit 10.1 to the Company’s current report on Form 8-K filed on August 14, 2008).

10.2

Make Good Escrow Agreement, dated August 14, 2008, by and among the registrant, WLT Brothers Capital, Inc., Mr. Yiu Fai Kung and Securities Transfer Corporation (herein incorporated by reference to Exhibit 10.2 to the Company’s current report on Form 8-K filed on August 14, 2008).

10.3

Make Good Escrow Agreement, dated August 14, 2008, by and among the registrant, HFG International, Limited, Mr. Yiu Fai Kung and Securities Transfer Corporation (herein incorporated by reference to Exhibit 10.3 to the Company’s current report on Form 8-K filed on August 14, 2008).

10.4

Holdback Escrow Agreement, dated August 14, 2008, by and among the registrant, WLT Brothers Capital, Inc. and Securities Transfer Corporation (herein incorporated by reference to Exhibit 4.1 to the Company’s current report on Form 8-K filed on August 14, 2008).

10.5	Form of Lock-up Agreement, dated August 14, 2008 (herein incorporated by reference to Exhibit 10.4 to the Company’s current report on Form 8-K filed on August 14, 2008).
10.6	Form of Escrow Agreement, dated August 14, 2008. (herein incorporated by reference to Exhibit 10.5 to the Company’s current report on Form 8-K filed on August 14, 2008).
10.7

English Summary of Form of Memorandum of Understanding by and between the registrant and the local governments (herein incorporated by reference to Exhibit 10.6 to the Company’s current report on Form 8-K filed on August 14, 2008).

10.8	English Summary of Form of Distribution Contract (herein incorporated by reference to Exhibit 10.7 to the Company’s current report on Form 8-K filed on August 14, 2008).
10.9

English Summary of Trademark License Agreement, by and between Daqing Longheda Food Company Limited and Changjun Yu, dated May 16, 2008 (herein incorporated by reference as Exhibit 10.8 to the Company’s report on Form 8-K filed on August 14, 2008).

10.10

English Summary of Trademark License Agreement, by and between Daqing Longheda Food Company Limited and Changjun Yu, dated May 16, 2008 (herein incorporated by reference to Exhibit 10.9 to the Company’s current report on Form 8-K filed on August 14, 2008).

10.11

English Summary of Technology Cooperation Agreement, by and between Daqing Longheda Food Company Limited and College of Food of Heilongjiang Bai Yi Land Reclamation University, dated March 7, 2008 (herein incorporated by reference to Exhibit 10.10 to the Company’s current report on Form 8-K filed on August 14, 2008).

10.12

English Summary of Counter-Guarantee Agreement, by and between Daqing Longheda Food Company Limited and Daqing Industrial and Commercial Guarantee Co., Ltd., dated August 27, 2007 (herein incorporated by reference to Exhibit 10.11 to the Company’s current report on Form 8-K filed on August 14, 2008).

10.13

English Summary of Renminbi Loan Agreement, by and between Daqing Longheda Food Company Limited and Daqing Industrial and Commercial Bank, dated August 24, 2007 (herein incorporated by reference to Exhibit 10.12 to the Company’s current report on Form 8-K filed on August 14, 2008).

10.14

English Summary of Guarantee Agreement, by and between Daqing Industrial and Commercial Guarantee Co., Ltd. and Daqing Industrial and Commercial Bank, dated August 24, 2007 (herein incorporated by reference to Exhibit 10.13 to the Company’s current report on Form 8-K filed on August 14, 2008).

Exhibit No.	Description

10.15

English Summary of License Agreement, by and between Daqing Longheda Food Company Limited and Shanda Xin Hua Interactive Entertainment Co., Ltd., dated September 15, 2005 (herein incorporated by reference to Exhibit 10.14 to the Company’s current report on Form 8-K filed on August 14, 2008).

10.16

Employment Agreement, by and between the registrant and Colman Cheng, dated August 14, 2008 (herein incorporated by reference to Exhibit 10.15 to the Company’s current report on Form 8-K filed on August 14, 2008).

10.17

Employment Agreement, by and between the registrant and Jinglin Shi, dated August 14, 2008 (herein incorporated by reference to Exhibit 10.16 to the Company’s current report on Form 8-K filed on August 14, 2008).

10.18

Employment Agreement, by and between the registrant and Manjiang Yu, dated August 14, 2008 (herein incorporated by reference to Exhibit 10.17 to the Company’s current report on Form 8-K filed on August 14, 2008).

10.19

Employment Agreement, by and between the registrant and Changjun Yu, dated August 14, 2008 (herein incorporated by reference to Exhibit 10.18 to the Company’s current report on Form 8-K filed on August 14, 2008).

10.20

Amendment to the Securities Purchase Agreement, by and among the Company and the Purchasers identified therein (herein incorporated by reference to Exhibit 10.1 to the Company’s current report on Form 8-K filed on September 30, 2008).

10.21*	Amendment to the Make Good Escrow Agreement, by and among the Company, KUNG Yiu Fai, WLT Brothers Capital, Inc. and Securities Transfer Corporation .
21	List of Subsidiary (herein incorporated by reference to Exhibit 21 to the Company’s current report on Form 8-K filed on August 14, 2008).
23.1*	Consent of HLB Hodgson Impey Cheng
23.2*	Consent of Thelen LLP, included in exhibit 5.
24*	Power of Attorney (included on the signature page of this registration statement).

*Filed herewith.

Item 17.  Undertakings

(A) The undersigned Registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(a)

To include any prospectus required by Section 10(a) (3) of the Securities Act;

(b)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(c)

To include any additional or changed material information with respect to the plan of distribution not previously disclosed in this Registration Statement;

II-4

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(a)

Each prospectus filed by the registrant pursuant to 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(b)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a)

Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(b)

Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(c)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(d)

Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(B)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Daqing, China, on the 14th day of October, 2008.

CHINA NUTRIFRUIT GROUP LIMITED

By:	/s/ Jinglin Shi
Jinglin Shi Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.  Each person whose signature appears below constitutes and appoints Jinglin Shi and Colman Cheng, and each of them individually, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title
/s/ Jinglin Shi	Chief Executive Officer and President (Principal Executive Officer)

/s/ Colman Cheng	Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Changjun Yu	Chairman of the board

Exhibit No.	Description

2.1

Share Exchange Agreement, dated August 14, 2008, among the registrant, Fezdale and its stockholders (herein incorporated by reference to Exhibit 2.1 to the Company’s current report on Form 8-K filed on August 14, 2008).

3.1

Amended and Restated Articles of Incorporation of the registrant as filed with the Secretary of State of Nevada on August 14, 2008 (herein incorporated by reference to Exhibit 3.1 to the Company’s current report on Form 8-K filed on August 20, 2008).

3.2	Amended and Restated Bylaws of the registrant adopted on June 19, 2008 (herein incorporated by reference to Exhibit 3.2 to the Company’s current report on Form 8-K filed on June 20, 2008).
4.1*	Form of Placement Agent Warrants
5*	Opinion of Thelen LLP as to the legality of the shares.
10.1

Securities Purchase Agreement, dated August 14, 2008, by and among the registrant, Fezdale, Daqing Longheda and the investors listed therein (herein incorporated by reference to Exhibit 10.1 to the Company’s current report on Form 8-K filed on August 14, 2008).

10.2

Make Good Escrow Agreement, dated August 14, 2008, by and among the registrant, WLT Brothers Capital, Inc., Mr. Yiu Fai Kung and Securities Transfer Corporation (herein incorporated by reference to Exhibit 10.2 to the Company’s current report on Form 8-K filed on August 14, 2008).

10.3

Make Good Escrow Agreement, dated August 14, 2008, by and among the registrant, HFG International, Limited, Mr. Yiu Fai Kung and Securities Transfer Corporation (herein incorporated by reference to Exhibit 10.3 to the Company’s current report on Form 8-K filed on August 14, 2008).

10.4

Holdback Escrow Agreement, dated August 14, 2008, by and among the registrant, WLT Brothers Capital, Inc. and Securities Transfer Corporation (herein incorporated by reference to Exhibit 4.1 to the Company’s current report on Form 8-K filed on August 14, 2008).

10.5	Form of Lock-up Agreement, dated August 14, 2008 (herein incorporated by reference to Exhibit 10.4 to the Company’s current report on Form 8-K filed on August 14, 2008).
10.6	Form of Escrow Agreement, dated August 14, 2008. (herein incorporated by reference to Exhibit 10.5 to the Company’s current report on Form 8-K filed on August 14, 2008).
10.7

English Summary of Form of Memorandum of Understanding by and between the registrant and the local governments (herein incorporated by reference to Exhibit 10.6 to the Company’s current report on Form 8-K filed on August 14, 2008).

10.8	English Summary of Form of Distribution Contract (herein incorporated by reference to Exhibit 10.7 to the Company’s current report on Form 8-K filed on August 14, 2008).
10.9

English Summary of Trademark License Agreement, by and between Daqing Longheda Food Company Limited and Changjun Yu, dated May 16, 2008 (herein incorporated by reference as Exhibit 10.8 to the Company’s report on Form 8-K filed on August 14, 2008).

10.10

English Summary of Trademark License Agreement, by and between Daqing Longheda Food Company Limited and Changjun Yu, dated May 16, 2008 (herein incorporated by reference to Exhibit 10.9 to the Company’s current report on Form 8-K filed on August 14, 2008).

10.11

English Summary of Technology Cooperation Agreement, by and between Daqing Longheda Food Company Limited and College of Food of Heilongjiang Bai Yi Land Reclamation University, dated March 7, 2008 (herein incorporated by reference to Exhibit 10.10 to the Company’s current report on Form 8-K filed on August 14, 2008).

10.12

English Summary of Counter-Guarantee Agreement, by and between Daqing Longheda Food Company Limited and Daqing Industrial and Commercial Guarantee Co., Ltd., dated August 27, 2007 (herein incorporated by reference to Exhibit 10.11 to the Company’s current report on Form 8-K filed on August 14, 2008).

10.13

English Summary of Renminbi Loan Agreement, by and between Daqing Longheda Food Company Limited and Daqing Industrial and Commercial Bank, dated August 24, 2007 (herein incorporated by reference to Exhibit 10.12 to the Company’s current report on Form 8-K filed on August 14, 2008).

10.14

English Summary of Guarantee Agreement, by and between Daqing Industrial and Commercial Guarantee Co., Ltd. and Daqing Industrial and Commercial Bank, dated August 24, 2007 (herein incorporated by reference to Exhibit 10.13 to the Company’s current report on Form 8-K filed on August 14, 2008).

Exhibit No.	Description

10.15

English Summary of License Agreement, by and between Daqing Longheda Food Company Limited and Shanda Xin Hua Interactive Entertainment Co., Ltd., dated September 15, 2005 (herein incorporated by reference to Exhibit 10.14 to the Company’s current report on Form 8-K filed on August 14, 2008).

10.16

Employment Agreement, by and between the registrant and Colman Cheng, dated August 14, 2008 (herein incorporated by reference to Exhibit 10.15 to the Company’s current report on Form 8-K filed on August 14, 2008).

10.17

Employment Agreement, by and between the registrant and Jinglin Shi, dated August 14, 2008 (herein incorporated by reference to Exhibit 10.16 to the Company’s current report on Form 8-K filed on August 14, 2008).

10.18

Employment Agreement, by and between the registrant and Manjiang Yu, dated August 14, 2008 (herein incorporated by reference to Exhibit 10.17 to the Company’s current report on Form 8-K filed on August 14, 2008).

10.19

Employment Agreement, by and between the registrant and Changjun Yu, dated August 14, 2008 (herein incorporated by reference to Exhibit 10.18 to the Company’s current report on Form 8-K filed on August 14, 2008).

10.20

Amendment to the Securities Purchase Agreement, by and among the Company and the Purchasers identified therein (herein incorporated by reference to Exhibit 10.1 to the Company’s current report on Form 8-K filed on September 30, 2008).

10.21*	Amendment to the Make Good Escrow Agreement, by and among the Company, KUNG Yiu Fai, WLT Brothers Capital, Inc. and Securities Transfer Corporation .
21	List of Subsidiary (herein incorporated by reference to Exhibit 21 to the Company’s current report on Form 8-K filed on August 14, 2008).
23.1*	Consent of HLB Hodgson Impey Cheng
23.2*	Consent of Thelen LLP, included in exhibit 5.
24*	Power of Attorney (included on the signature page of this registration statement).

*Filed herewith